Confidential Materials omitted and filed separately with the
Exhibit 10.22
Securities and Exchange Commission. Double asterisks denote omissions.

TARGET DISCOVERY, RESEARCH COLLABORATION AND OPTION AGREEMENT

between

SYROS PHARMACEUTICALS, INC.

and

INCYTE CORPORATION

Dated as of January 8, 2018

TABLE OF CONTENTS

ARTICLE 1 -	DEFINITIONS	1

ARTICLE 2 -	RESEARCH PROGRAM; IDENTIFICATION AND SELECTION OF ORIGINAL TARGETS, PRELIMINARY TARGETS, INITIAL RESEARCH TARGETS, DEFINITIVE RESEARCH TARGETS AND EXTENDED RESEARCH TARGETS	21

2.1	Overview	21
2.2	Joint Research Committee	21
2.3	JRC Meetings	23
2.4	Decision-Making	23
2.5	Termination of the JRC	25
2.6	Research Plan	25
2.7	Gatekeeping	27
2.8	Identification and Selection of Original Targets, Preliminary Targets, Initial Research Targets, Definitive Research Targets and Extended Research Targets	29
2.9	Extension of Research Term	35
2.10	Reports to the JRC and Syros Alliance Manager	35
2.11	Recordkeeping	36
2.12	Samples	36
2.13	Compliance with Applicable Law	37
2.14	Firewalls	37

ARTICLE 3 -	GRANTS OF RIGHTS AND RESTRICTIVE COVENANTS	38

3.1	Options to Select Validated Targets	38
3.2	Limitations on Numbers of Program Targets	40
3.3	License Grants	41
3.4	Substitution of Program Targets	44
3.5	Syros Restrictive Covenants	46
3.6	Incyte Restrictive Covenants	46
3.7	Successors in Interest	46

ARTICLE 4 -	DEVELOPMENT AND COMMERCIALIZATION	47

4.1	Diligence	47
4.3	Progress Reports; Other Notification	47

ARTICLE 5 -	PAYMENTS	47

5.1	Initial Payment	47
5.2	Purchase of Equity	47
5.3	Target Selection Payments	47
5.4	Development Milestone Payments	49
5.5	Sales Milestone Payments	50

-  i  -

5.6	Royalties	51
5.7	Payment Method	52
5.8	Taxes	52
5.9	Interest on Overdue Payments	53
5.10	Financial Records	53
5.11	Audits	54

ARTICLE 6 -	INTELLECTUAL PROPERTY	54

6.1	Ownership and Use	54
6.2	Patent Prosecution and Maintenance	57
6.3	Enforcement of Intellectual Property Rights	61
6.4	Invalidity or Unenforceability Actions	64
6.5	Defense of Infringement Claims by Third Parties	65
6.6	Third Party Rights	66

ARTICLE 7 -	CONFIDENTIALITY	66

7.1	Confidentiality Obligations	66
7.2	Permitted Disclosures	67
7.3	Disclosure of Terms of this Agreement	69
7.4	Press Release	70
7.5	Return or Destruction of Confidential Information	70

ARTICLE 8 -	REPRESENTATIONS, WARRANTIES AND COVENANTS	70

8.1	Representations, Warranties and Covenants of Both Parties	70
8.2	Additional Representations and Warranties of Syros	71
8.3	DISCLAIMERS	71

ARTICLE 9 -	INDEMNITY; LIMITATIONS OF LIABILITY; INSURANCE	72

9.1	Indemnification by Incyte	72
9.2	Indemnification by Syros	72
9.3	Notice of Claims	73
9.4	Control of Defense	73
9.5	LIMITATIONS OF LIABILITY	75
9.6	Insurance	75

ARTICLE 10 -	TERM AND TERMINATION	76

10.1	Term	76
10.2	Termination of this Agreement in its Entirety	76
10.3	Termination of this Agreement in Relation to a Validated Target	77
10.4	Rights in Bankruptcy	78
10.5	Consequences of Termination	78
10.6	Other Remedies	80
10.7	Accrued Rights; Surviving Obligations	80

-  ii  -

ARTICLE 11 -	MISCELLANEOUS	81

11.1	Force Majeure	81
11.2	Assignment	82
11.3	Severability	83
11.4	Dispute Resolution	83
11.5	Governing Law, Jurisdiction, Venue and Service	83
11.6	Notices	84
11.7	Entire Agreement; Amendments	85
11.8	Equitable Relief	85
11.9	Waiver and Non-Exclusion of Remedies	86
11.10	No Benefit to Third Parties	86
11.11	Further Assurance	86
11.12	Relationship of the Parties	86
11.13	References	87
11.14	Construction	87
11.15	Counterparts	87

Table of Schedules

Schedule 1.85	Initial Research Plan

Schedule 3.1.5	Validated Targets

Schedule 7.4	Press Release

-  iii  -

TARGET DISCOVERY, RESEARCH COLLABORATION AND OPTION AGREEMENT

This Target Discovery, Research Collaboration and Option Agreement (this “Agreement”) is made effective as of January 8, 2018  (the “Effective Date”) by and between Syros Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 620 Memorial Drive, Suite 300, Cambridge, Massachusetts 02139 (“Syros”) and Incyte Corporation, a Delaware corporation having its principal place of business at 1801 Augustine Cut-Off, Wilmington, Delaware 19803 (“Incyte”).  Syros and Incyte are each referred to herein by name or as a “Party” or, collectively, as “Parties”.

RECITALS

WHEREAS, Syros owns or controls proprietary technology for the discovery of novel therapeutic targets involved in human disease, based on an understanding of transcriptional networks and their roles in defining cell state;

WHEREAS, Incyte is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Syros and Incyte desire to engage in a collaborative research program using Syros’ proprietary platform technology to identify therapeutic targets relevant to the MPN Field (as defined below) and to validate such therapeutic targets in preclinical validation studies;

WHEREAS, Incyte desires to further validate such therapeutic targets and develop and commercialize pharmaceutical products containing compounds directed to certain targets selected by Incyte as Validated Targets (as defined below) in accordance with the terms of this Agreement;

WHEREAS, each Party desires to maintain the right to Exploit (as defined below) targets and pharmaceutical products containing compounds directed to targets (including Program Targets (as defined below))  outside of this collaboration, whether alone or with one or more third parties,  and thus the rights granted under this Agreement to select and reserve targets are non-exclusive (including with respect to Reserved Targets (as defined below)), subject in the case of Syros to the exclusive license grants by Syros to Incyte with respect to Program IP (as defined below) (and any Option (as defined below) with respect thereto).

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1       “Affiliate” means, with respect to a Party, any Person that directly, or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.2       “Alliance Manager” has the meaning provided in Section 2.2.2.

1.3       “All Uses Field” means the prevention or treatment of any disease or condition in humans or animals.  For clarity, the “All Uses Field” includes the “MPN Field”.

1.4       “All Uses Field Patentability Criteria” means, with respect to a Definitive Research Target and the Program Data related to such Definitive Research Target, the criteria established by the JPC for determining whether such Program Data are sufficient to support the filing of a Program Patent that Covers the Exploitation of such Definitive Research Target in the All Uses Field.

1.5       “AML” means acute myeloid leukemia.

1.6       “Antitrust Approval” means any consent, approval or other authorization required under the applicable Antitrust Laws from the applicable Antitrust Authority.

1.7       “Antitrust Authority” means any applicable Governmental Authority with respect to any Antitrust Laws.

1.8       “Antitrust Condition” means that (a) the waiting period (and any extension thereof) applicable to Incyte’s selection of any Initial Research Target, Definitive Research Target or Extended Research Target as a Validated Target pursuant to Section 3.1.1,  3.1.2 or 3.1.3, as applicable, under any and all applicable Antitrust Laws, shall have expired or been terminated, and (b) if applicable, any applicable Antitrust Approval for designation of such Initial Research Target, Definitive Research Target or Extended Research Target as a Validated Target, as applicable, under such Antitrust Laws has been received.

1.9       “Antitrust Filing” means a filing or filings by the Parties with the applicable Antitrust Authority as required by the Antitrust Laws with respect to Incyte’s selection of an Initial Research Target, Definitive Research Target or Extended Research Target as a Validated Target pursuant to Section 3.1.1,  3.1.2 or 3.1.3, as applicable, together with all required documentary attachments thereto.

1.10     “Antitrust Laws” means any Applicable Law governing competition, monopolies or restrictive trade practices, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.11     “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidance or other requirements of Regulatory Authorities, that may be in effect from time to time and applicable to a particular activity hereunder, and shall be deemed to include the applicable regulations and guidance of the applicable Regulatory Authorities that constitute good laboratory practices, good manufacturing practices and good clinical practices (and, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance).

1.12     “Associated Compound”  means, with respect to a Program Target, a compound the primary activity of which is Modulation of such Program Target, including any such compound that is a small molecule or biologic; provided that Associated Compound shall exclude any such compound owned or controlled by Incyte, any of its Affiliates or its or their (sub)licensees that is not Exploited in whole or in part by Incyte, or any of its Affiliates or its or their (sub)licensees (a) in the conduct of activities (i) under the Research Plan, (ii) supporting a program initiated under the Research Plan or (iii) enabled under any license granted to Incyte in Section 3.3.1, or (b) relying on or using any Syros Confidential Information or Program Know-How.  For clarity, an Associated Compound with respect to a Program Target is intended, and shall be construed, to include any nucleic acid-based therapy whose primary activity is Modulation of such Program Target (such as a gene therapy, RNA interference therapy or antisense therapy) unless such nucleic acid-based therapy is excluded pursuant to the proviso in the first sentence of this definition.

1.13     “Associated Licensed Field” means, with respect to each Validated Target, the Field in which Incyte is granted license rights under Syros’ interest in Program IP and Syros Existing Background Target IP to Exploit Associated Compounds and Associated Products with respect to such Validated Target, pursuant to Section 3.3.1(b)(i) or Section 3.3.1(b)(ii) as applicable.

1.14     “Associated Optioned Field(s)” means, with respect to each Program Target and point in time, the Field(s) in which Incyte retains an unexercised Option, at such point in time.

1.15     “Associated Product” means, with respect to a Program Target, a product containing an Associated Compound with respect to such Program Target.

1.16     “Biological Target” means (a) a biological molecule, as identified by its ENSEMBL ID and (b) any variants of such biological molecule that are also identified by such ENSEMBL ID, including, in the case of this clause (b), any naturally occurring mutant or allelic variants of such biological molecule, such as (i) transcriptional or post-transcriptional isoforms (e.g., alternative splice variants), (ii) post-translational modification variants (e.g., protein processing, maturation and glycosylation variants), or (iii) truncated forms (including fragments).

1.17     “Biosimilar Application” means an application for Regulatory Approval of a product claimed to be biosimilar to or interchangeable with (as those terms are defined in Section 351(i) of the PHSA) any Associated Product owned or controlled by Incyte or any of its Affiliates or Sublicensees that Modulates a Validated Target.

1.18     “Breaching Party” has the meaning provided in Section 10.2.1.

1.19     “Breakthrough Therapy Designation” means the designation of a drug as (a) a breakthrough therapy by the FDA pursuant to Section 506(a) of the FFDCA (21 U.S.C. §356(a)), as amended by Section 902 of the Food and Drug Administration Safety and Innovation Act, or (b) a priority medicine by the EMA pursuant to the EMA’s PRIME scheme.

1.20     “Budget” means the Initial Budget, as amended in accordance with the terms of this Agreement.

1.21     “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York are permitted or required to be closed.

1.22     “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.

1.23     “Calendar Year” means each successive period of twelve calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.24     “Change of Control” means, with respect to a Party, a transaction or series of related transactions occurring after the Effective Date in which: (a) such Party sells, conveys or otherwise disposes of (including via an exclusive license) all or substantially all of its assets to which this Agreement relates; (b) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of such Party having the right to vote for the election of members of the board of directors or equivalent; or (c) such Party consummates a business combination (including a reorganization, merger or consolidation) such that the stockholders of such Party immediately prior to such business combination, in the aggregate, no longer beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or capital stock of the surviving entity or the ultimate parent of the surviving entity immediately following the closing of such reorganization, merger, consolidation, other transaction or series of related transactions.

1.25     “Circuitry Map Data” means [**].

1.26     “Combination Product” means a Royalty Product that is comprised of or contains an Associated Compound as an active ingredient together with one (1) or more other active ingredients and is sold either as a fixed dose/unit or as separate doses/units in a single package.

1.27     “Commercially Reasonable Efforts” means, with respect to a Party and a Program Target or its Associated Compound(s) or Associated Product(s), such efforts that are consistent with the efforts and resources that a company in the pharmaceutical industry would typically apply to targets, compounds or products of similar market potential at a similar stage in development or product life, taking into account all scientific, commercial and other factors that such company would typically take into account with respect to such targets, compounds or products, including, (a) with respect to Syros, the amount of funding provided by Incyte with respect to the Research

Program and the resources enabled by such funding during the Research Term, and (b) with respect to Incyte, pricing and reimbursement status achieved or likely to be achieved, amounts payable to licensors of patent or other intellectual property rights, and other products in Incyte’s pipeline.

1.28     “Commercialization” means any and all activities directed to the preparation for sale, offering for sale or sale of a product, including activities related to marketing, promoting, distributing, importing and commercial manufacturing, and interacting with Regulatory Authorities regarding any of the foregoing.  When used as a verb, “Commercialize” means to engage in Commercialization.

1.29     “Confidential Information” has the meaning provided in Section 7.1.

1.30     “Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement entered into between the Parties as of October 28, 2016.

1.31     “Control” means, with respect to any information, material, compound, product, Patent, Know-How or other intellectual property right, and subject to Section 11.2.2, the possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the licenses and other grants in Article 3), to grant a license, sublicense or other right to or under such information, material, compound, product, Patent, Know-How or other intellectual property right as provided herein without violating the terms of any agreement with any Third Party.

1.32     “Controlled Affiliate” means, with respect to Syros, any Person that directly, or indirectly through one (1) or more intermediaries, is controlled by Syros.  For purposes of this definition, “controlled by” has the meaning provided in the definition of “Affiliate”.

1.33     “Cover” means, with respect to a Patent and any Know-How, compound, product, platform or other subject matter, that such patent (a) discloses such Know-How, compound, product, platform or other subject matter; (b) claims the Exploitation of such Know-How, compound, product, platform or other subject matter; or (c) claims such Know-How, compound, product, platform or other subject matter as a composition of matter.

1.34     “Defending Party” means, with respect to any Invalidity or Unenforceability Action, the Party that has the right to defend such Invalidity or Unenforceability Action under Section 6.4.

1.35     “Definitive Research Target” means an Original Target, Preliminary Target or Initial Research Target selected by Incyte and designated as a “definitive research target” in accordance with Section 2.8.6 or Section 3.4.

1.36     “Definitive Research Target Payment” has the meaning provided in Section 5.3.1.

1.37     “Definitive Research Target Selection Date” means the earlier of (a) the date that Incyte designates the final Definitive Research Target pursuant to Section 2.8.6 and (b) the expiration of the Definitive Research Target Selection Period.

1.38     “Definitive Research Target Selection Period” has the meaning provided in Section 2.8.6.

1.39     “Definitive Research Target Validation Data” means that portion of the Program Data generated by or on behalf of Incyte or its Affiliates and resulting from the conduct of the Definitive Validation Studies.

1.40     “Definitive Validation Studies” has the meaning provided in Section 2.8.7.

1.41     “Delivery Date” has the meaning provided in Section 2.8.1(c).

1.42     “Development” means any and all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance/quality control, clinical studies, statistical analysis and report writing, manufacturing activities with respect to any of the foregoing, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.

1.43     “Development Milestone Event” has the meaning provided in Section 5.4.

1.44     “Development Milestone Payment” has the meaning provided in Section 5.4.

1.45     “Dispute” has the meaning provided in Section 11.4.1.

1.46     “Dollars” or “$” means United States Dollars.

1.47     “Drug Approval” means with respect to any Validated Target and any country, approval by a Regulatory Authority of a Drug Approval Application with respect to an Associated Product and, where applicable in any country other than the United States, Pricing and Reimbursement Approval.

1.48     “Drug Approval Application” means (a) a new drug application or abbreviated new drug application submitted under Section 505 of the FFDCA, including any amendment or supplement to such application; (b) a biologics license application submitted to the FDA under Section 351 of the PHSA, including any amendment or supplement to such application; or (c) any corresponding foreign application, amendment or supplement including, (i) with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure and (ii) with respect to Japan, a marketing authorization application filed with the PMDA.

1.49     “Drug Discovery and Development Activities” means any and all activities related to drug discovery and development, including activities related to compound structure discovery, drug discovery screening, compound chemistry, structure-activity relationships, in vitro or in vivo pharmacology, pharmacodynamics, toxicology, biomarkers, clinical research and Manufacturing.

1.50     “Drug Discovery and Development Know-How” means Know-How to the extent relating to drug discovery and development, including Know-How to the extent relating to compound structure discovery, drug discovery screening, compound chemistry, structure-activity relationships, in vitro or in vivo pharmacology, pharmacodynamics, toxicology, biomarkers, clinical research or Manufacturing.

1.51     “EMA” means the European Medicines Agency and any successor entity thereto.

1.52     “End of Original Research Term” means the effective date of termination or expiration of the original Research Term, without regard to any extensions.

1.53     “Enforcing Party” means, with respect to the Infringement of any Patent or Know-How, the Party that has the right to prosecute such Infringement and to defend any Invalidity or Unenforceability Action initiated as a defense or counterclaim to the prosecution of such Infringement.

1.54     “ENSEMBL ID” means, with respect to a biological molecule, the ENSEMBL gene identification number for such biological molecule.

1.55     “EU Major Market” means France, Germany, Italy and Spain.

1.56     “European Union” or “EU” means the economic, scientific and political organization of member states of the European Union as it is constituted as of the Effective Date, together with any countries that become member states after the Effective Date.

1.57     “Executive Resolution Period” has the meaning provided in Section 11.4.1.

1.58     “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, have sold, otherwise dispose of, or otherwise exploit.  “Exploitation” means the act of Exploiting.  For clarity, “Exploitation” of a Program Target includes the identification of Associated Compounds or Associated Products with respect to such Program Target and the selection of patients for treatment with such an Associated Product.

1.59     “Extended Research Target” means Definitive Research Target selected by Incyte and designated as an “extended research target” in accordance with Section 2.8.8 or Section 3.4.

1.60     “Extended Research Target Selection Date” means the earlier of (a) the date that Incyte designates the final Extended Research Target pursuant to Section 2.8.8 and (b) the expiration of the Extended Research Target Selection Period.

1.61     “Extended Research Target Selection Period” has the meaning provided in Section 2.8.8.

1.62     “FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.63     “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.64     “Field” means, as applicable, the All Uses Field or the MPN Field.

1.65     “First Commercial Sale” means, with respect to a Royalty Product and a country, the first arms-length sale for monetary value of such Royalty Product to the end user in such country after Regulatory Approval for such Royalty Product has been obtained in such country. For clarity, sales or transfers (a) to an Affiliate or sublicensee or (b) of reasonable quantities of Royalty Product for clinical trial purposes, or for a bona fide charitable purpose or an early access program or for a compassionate use or similar use shall not be considered a First Commercial Sale.

1.66     “FTE” means the equivalent of the work of one employee full time for one Calendar Year containing twelve calendar months (consisting of a total of at least [**] hours of scientific or technical work directly related to the applicable activity described hereunder.  Any person who devotes less than [**] hours during a Calendar Year to the applicable activity shall be treated as an FTE on a pro rata basis.

1.67     “GAAP” means United States generally accepted accounting principles.

1.68     “Gatekeeper” has the meaning provided in Section 2.7.1.

1.69     “Generic Product” means, with respect to a Royalty Product, any pharmaceutical or biological product that is distributed by a Third Party under a Drug Approval Application approved by a Regulatory Authority that references or otherwise relies, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Royalty Product, including any product authorized for sale: (a) in the U.S. pursuant to (i) Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. §355(b)(2) and 21 U.S.C. §355(j), respectively) or (ii) Section 351(k) of the PHSA (42 U.S.C. §262(k)) as interchangeable with such Royalty Product in accordance with Section 351(k)(4) of the PHSA (42 U.S.C. §262(k)(4)); (b) in the EU pursuant to a provision of Articles 10, 10a or 10b of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision); or (c) in any other country or jurisdiction pursuant to an equivalent of such provisions.

1.70     “Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory; (b) any nation, state, province, county, city or other political subdivision thereof; or (c) any supranational body.

1.71     “ICD10” has the meaning provided in the definition of “Indication”.

1.72     “Incyte Excluded Target” means an Incyte Internal Target that is designated by Incyte as an Incyte Excluded Target in accordance with Section 2.7.4.

1.73     “Incyte Excluded Target List” means a list identifying each Incyte Excluded Target by ENSEMBL ID and name, as generated and supplemented by Incyte from time to time in accordance with Section 2.7.4 and maintained by the Gatekeeper.

1.74     “Incyte Independent Program” has the meaning provided in Section 2.14.1.

1.75     “Incyte Internal Target” means a Biological Target that is the subject of an Internal Incyte Program.

1.76     “Incyte Restricted Personnel” has the meaning provided in Section 2.14.1.

1.77     “Indemnification Claim Notice” has the meaning provided in Section 9.3.

1.78     “Indemnified Party” has the meaning provided in Section 9.3.

1.79     “Indemnifying Party” has the meaning provided in Section 9.3.

1.80     “Indication” means, with respect to any Associated Product with respect to a Validated Target, a separate and distinct disease or medical condition in humans that such Associated Product is intended to treat, cure or prevent, subject to Section 5.4, as defined by reference to the World Health Organization International Classification of Diseases, version 10 (as in effect on the Effective Date, “ICD10”).

1.81     “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies or any corresponding or similar application in other countries or regulatory jurisdictions and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.82     “IND Clearance” means, with respect to an IND and the FDA, the earlier of (a) the date the FDA has notified the applicant for such IND that one or more clinical studies may commence under such IND and (b) the date that one or more clinical studies may commence under such IND in the absence of the notice described in clause (a).  By way of example, the conditions of clause (b) would be fulfilled if the FDA (i) does not impose a clinical hold within [**] after filing of an applicable IND and (ii) does not provide the notice described in clause (a).

1.83     “Infringement” has the meaning provided in Section 6.3.1.

1.84     “Initial Budget” has the meaning provided in Section 2.6.3(b).

1.85     “Initial Research Plan” means (a) the initial plan for carrying out the research activities of Syros and its Affiliates during the Research Term and (b) a high-level summary of the research activities of Incyte and its Affiliates during and after the Research Term, in relation to any Program Target other than a Validated Target, including, in each case, ((a) and (b)): [**].  The Initial Research Plan is attached hereto as Schedule 1.85.

1.86     “Initial Research Target” means an Original Target or Preliminary Target selected by Incyte and designated as an “initial research target” in accordance with Section 2.8.4 or Section 3.4.

1.87     “Initial Research Target Selection Date” means the earlier of (a) the date that Incyte designates the final Initial Research Target pursuant to Section 2.8.4 and (b) the expiration of the Initial Research Target Selection Period.

1.88     “Initial Research Target Selection Period” has the meaning provided in Section 2.8.4.

1.89     “Initial Research Target Validation Data” means that portion of the Program Data generated by or on behalf of either Party or its Affiliates, solely or jointly, and resulting from the conduct of the Initial Validation Studies.

1.90     “Initial Validated Targets” means each of the [**] of the Initial Research Targets, Definitive Research Targets or Extended Research Targets selected by Incyte and designated as a “validated target” in accordance with Section 3.1.

1.91     “Initial Validation Studies” has the meaning provided in Section 2.8.5.

1.92     “Initial Validation Study Data Package” has the meaning provided in Section 2.8.5.

1.93     “Internal Incyte Program”  means, with respect to a Biological Target, a bona fide internal Incyte program where Incyte or any of its Affiliates has conducted or is conducting activities directed to (a) [**] or (b) a compound with respect to which any Drug Discovery and Development Activities have been conducted and wherein such compound directly binds to and activates, inhibits, agonizes, antagonizes or otherwise modulates such Biological Target.  For clarity, an “internal Incyte program” shall include a program as described in this Section 1.93 with respect to which Incyte or any of its Affiliates engages a Third Party academic or other not-for-profit collaborator to conduct any activities on behalf of or in collaboration with Incyte or any of its Affiliates.

1.94     “Internal Syros Program”  means, with respect to a Biological Target other than a Premium Target, a bona fide internal Syros program where Syros or any of its Affiliates has conducted or is conducting activities directed to (a) [**] or (b) a compound with respect to which any Drug Discovery and Development Activities have been conducted and wherein such compound directly binds to and activates, inhibits, agonizes, antagonizes or otherwise modulates such Biological Target.  For clarity, an “internal Syros program” shall include a program as described in this Section 1.94 with respect to which Syros or any of its Affiliates engages a Third Party academic or other not-for-profit collaborator to conduct any activities on behalf of or in collaboration with Syros or any of its Affiliates.

1.95     “Invalidity or Unenforceability Action” means, with respect to a Patent, any alleged or threatened assertion of invalidity or unenforceability of such Patent that is made outside of a proceeding recited in clause (b) of the definition of “Prosecution Activities”.

1.96     “Joint Patent Committee” or “JPC” has the meaning provided in Section 2.2.3(a).

1.97     “Joint Program IP” has the meaning provided in Section 6.1.2.

1.98     “Joint Research Committee” or “JRC” has the meaning provided in Section 2.2.

1.99     “Know-How” means any and all technical, scientific and other know-how, inventions, trade secrets, technology, methods, processes, formulae, instructions, techniques, procedures, designs, drawings, apparatuses, specifications, data, results of the analysis of data, and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.100   “Legal Requirements” has the meaning provided in Section 2.12.2.

1.101   “Losses” has the meaning provided in Section 9.1.

1.102   “Manufacture” means any and all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of a compound or product, or any intermediate thereof, including process development, process qualification and validation, scale-up, manufacture and analytic development, product characterization, stability testing, quality assurance, and quality control.

1.103   “Modulate” means, with respect to a compound and a Program Target, that such compound (a) directly binds to such Program Target and (b) activates, inhibits, agonizes, antagonizes or otherwise modulates such Program Target.

1.104   “MPN Exclusivity Period” means the period commencing on the Effective Date and ending on [**].

1.105   “MPN Field” or “Myeloproliferative Neoplasm Field” means the prevention or treatment of any of the following diseases or conditions in humans or animals: (a) myelofibrosis (MF); (b) chronic neutrophilic leukemia (CNL); (c) polycythemia vera (PV); (d) primary myelofibrosis, including prefibrotic, early stage or overt fibrotic stage (PMF); (e) essential thrombocythemia (ET); (f) chronic eosinophilic leukemia, not otherwise specified (NOS); (g) myeloproliferative neoplasms (unclassifiable); (h) 8p11 myeloproliferative syndrome; (i) mastocytosis; (j) chronic myelomonocytic leukemia (CMML); (k) juvenile myelomonocytic leukemia (JMML); (l) myelodysplastic syndrome / myeloproliferative neoplasm with ring sideroblasts and thrombocytosis (MDS/MPN-RS-T); and (m) myelodysplastic syndrome / myeloproliferative neoplasm (unclassifiable), in each case ((a)-(m)), as defined by reference to ICD10.  The MPN Field shall be deemed to exclude the following indications: (i) acute myeloid leukemia (AML); (ii) chronic myeloid leukemia (CML); and (iii) myelodysplastic syndromes (MDS).

1.106   “MPN Field Patentability Criteria” means, with respect to a Definitive Research Target and the Program Data related to such Definitive Research Target, the criteria established by the JPC for determining whether such Program Data are sufficient to support the filing of a Program Patent that Covers the Exploitation of such Definitive Research Target in the MPN Field.

1.107   “Net Sales” means the gross amount invoiced for the sale of any Royalty Product by or on behalf of Incyte, any of its Affiliates, its or their direct or indirect successors (whether as a successor-in-interest with respect to any of the foregoing Persons or such Royalty Product by way of product acquisition or otherwise) or any licensee or sublicensee of any of the foregoing to a Third Party (the “Invoiced Sales”), less reasonable and customary deductions for: (a) trade, cash, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed; (b) amounts repaid or credited by reason of rejection, return or recall of goods, rebates or bona fide price reductions; (c) freight, postage, shipping, transportation and insurance expenses to the extent that such items are included in the gross amount invoiced; (d) customs and excise duties, value added, sales and use, excise and other taxes or duties related to the sales to the extent that such items are included in the gross amount invoiced; (e) rebates and similar compulsory payments made with respect to sales paid for by any governmental or Regulatory Authority such as Federal or state Medicaid, Medicare or similar state programs or equivalent foreign governmental programs; (f) [**]; and (g) [**].  Subject to the limitations with respect to permitted deductions that may be taken as set forth above, Net Sales shall be calculated in accordance with GAAP, consistently applied.

In the event that a Royalty Product is sold in any country in the form of a Combination Product, Net Sales of such Royalty Product shall be determined by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the volume-weighted average sale price in such country of any Royalty Product that contains the same Associated Compound(s) as such Combination Product as its sole active ingredient(s), if sold separately in such country and B is the volume-weighted average sale price in such country of each product that contains active ingredient(s) other than the Associated Compound(s) contained in such Combination Product as its sole active ingredient(s) if sold separately in such country; provided that the sale price in a country for each Royalty Product that contains only the Associated Compound(s) and each product that contains solely active ingredient(s) other than the Associated Compound(s) included in the Combination Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable.  If [**], the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account [**].

1.108   “Nexus” has the meaning provided in Section 3.4.2(b).

1.109   “Non-Breaching Party” has the meaning provided in Section 10.2.1.

1.110   “Non-Validated Target Patent” has the meaning provided in Section 6.2.2.

1.111   “Non-Validated Target Program IP” has the meaning provided in Section 6.3.2.

1.112   “Notice of Conditional Exercise” has the meaning provided in Section 3.1.4(a).

1.113   “Notice Period” has the meaning provided in Section 10.2.1.

1.114   “Option” means an option granted to Incyte pursuant to Section 3.1 to select an Initial Research Target, Definitive Research Target or Extended Research Target, as applicable, as a Validated Target in accordance with Section 3.1 in order to obtain the applicable (a) exclusive license under Program IP pursuant Section 3.3.1(b)(i)(A) or 3.3.1(b)(ii)(A), and (b) non-exclusive license under Syros Existing Background Target IP pursuant Section 3.3.1(b)(i)(B) or 3.3.1(b)(ii)(B), in each case ((a) and (b)), to Exploit the applicable Associated Compounds and Associated Products with respect to a Validated Target.

1.115   “Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations”.

1.116   “Original Target” has the meaning provided in Section 2.8.1(b).

1.117   “Original Target List” has the meaning provided in Section 2.8.1(b).

1.118   “Patent Challenge” has the meaning provided in Section 10.2.5.

1.119   “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.120   “Payment” has the meaning provided in Section 5.8.

1.121   “Permitted Overrun Costs” has the meaning provided in Section 2.6.3(d).

1.122   “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.123   “PHSA” means the Public Health Service Act as set forth at 42 U.S.C. Chapter 6A, as may be amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

1.124   “Pilot Samples” has the meaning provided in Section 2.8.1(a).

1.125   “Pilot Target” has the meaning provided in Section 2.8.1(a).

1.126   “Pilot Target List” has the meaning provided in Section 2.8.1(a).

1.127   “Pivotal Trial” means a human clinical trial of a product that is on a sufficient number of subjects that, prior to commencement of the trial, satisfies both of the following ((a) and (b)):

(a)        such trial, together with other available evidence from prior clinical trials, is prospectively designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product in the United States, the European Union or Japan and will provide substantial evidence of safety and effectiveness for reliance by Regulatory Authorities in granting Regulatory Approval; and

(b)        such trial is prospectively designed to be a registration trial sufficient, together with other available evidence from prior clinical trials, for submitting an application for Regulatory Approval for such product in the United States, the European Union or Japan, as evidenced by (i) an agreement with or statement from the FDA, EMA or PMDA on a special protocol assessment or equivalent, or (ii) other guidance or minutes issued by the FDA, EMA or PMDA, for such registration trial.

1.128   “PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan and any successor entity thereto.

1.129   “Preliminary Target” means an Original Target selected by Incyte and designated as a “preliminary target” in accordance with Section 2.8.2.

1.130   “Preliminary Target Selection Date” means the earlier of (a) the date that Incyte designates the final Preliminary Target pursuant to Section 2.8.2 and (b) the expiration of the Preliminary Target Selection Period.

1.131   “Preliminary Target Selection Period” has the meaning provided in Section 2.8.2.

1.132   “Premium Targets” means [**] Biological Targets identified by or on behalf of Syros or its Affiliates, prior to the Effective Date, as potentially relevant to [**] as supported by Premium Target Data that show a rationale sufficient to demonstrate that each of such Biological Targets is directly relevant to [**] and that are each designated as a “premium target” to the Gatekeeper in accordance with Section 2.7.2.

1.133   “Premium Target Confirmation Period” has the meaning provided in Section 2.8.4(c).

1.134   “Premium Target Data” means, with respect to a Premium Target, internal research data and results, together with the results of analyses thereof, that are or have been generated with respect to such Premium Target by or on behalf of Syros from [**].

1.135   “Premium Target List” has the meaning provided in Section 2.7.2.

1.136   “Prepaid Research Amount” has the meaning provided in Section 5.1.

1.137   “Pricing and Reimbursement Approval” means the approval, agreement, determination or decision from a Regulatory Authority establishing the price and/or reimbursement for an Associated Product for sale in a given country or regulatory jurisdiction, if and as required by Applicable Law in such country or other regulatory jurisdiction prior to or subsequent to the marketing and sale of an Associated Product in such country or regulatory jurisdiction.

1.138   “Program Data” means that portion of the Program Know-How consisting of data, together with the results of analyses thereof.

1.139   “Program IP” means the Program Know-How, Program Patents and any intellectual property rights with respect to the Program Know-How other than Program Patents.

1.140   “Program Know-How”  means any Know-How conceived, discovered, generated or otherwise made by or on behalf of (a) either Party or its Affiliates, solely or jointly, and resulting from the conduct of activities under the Research Plan; or (b) Incyte or its Affiliates, solely or jointly, and (i) resulting from the conduct of activities (A) in support of a program initiated under the Research Plan or (B) under the license granted to Incyte in Section 3.3.1(a), (ii) resulting from reliance on or use of any Syros Confidential Information, or (iii) resulting from reliance on or use of any Know-How covered by clause (a), (b)(i) or (b)(ii); excluding, in each case ((a) and (b)), any Know-How (1) within the Syros Platform Improvements and (2) to the extent consisting of Drug Discovery and Development Know-How.

1.141   “Program Patent” means any Patent that Covers any Program Know-How and that does not Cover any Know-How within the Syros Platform Improvements.

1.142   “Program Target” means, as applicable, an Original Target that is not also an Incyte Excluded Target, Supplemental Target that is not also an Incyte Excluded Target, Preliminary Target, Initial Research Target, Definitive Research Target, Extended Research Target or Validated Target.

1.143   “Progress Reports” has the meaning provided in Section 4.2.

1.144   “Prosecuting Party” means, with respect to a Patent, the Party that has the right to conduct the Prosecution Activities with respect to such Patent.

1.145   “Prosecution Activities” means, with respect to a Patent, (a) the preparation, filing, prosecution and maintenance of such Patent and (b) any activities conducted in relation to any interference proceeding, re-issuance proceeding, re-examination proceeding, review proceeding, opposition proceeding or patent term extension with respect to such Patent.

1.146   “Purple Book” means the FDA publication “Lists of Licensed Biological Products with Reference Product Exclusivity and Biosimilarity or Interchangeability Evaluations”.

1.147   “Regulatory Approval” means all clearances, approvals (including Pricing and Reimbursement Approval), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell and market a product in a country or territory under this Agreement.

1.148   “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of any Associated Compound or Associated Product with respect to any Program Target, including (a) the FDA in the United States, (b) the EMA in the European Union and (c) the PMDA in Japan.

1.149   “Regulatory Exclusivity Period” means, with respect to each Royalty Product in any country, a period of exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Royalty Product in such country or prevents another party from using or otherwise relying on any data supporting Regulatory Approval of such Royalty Product without the prior written consent of the holder of the Drug Approval Application, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, non-patent related pediatric exclusivity, reference product exclusivity or any other applicable marketing or data exclusivity, including any such periods listed in the FDA’s Orange Book or Purple Book, or any such periods under Article 14(11) of Parliament and Council Regulation (EC) No. 726/2004, Parliament and Council Regulation (EC) No. 141/2000 on orphan medicines, Parliament and Council Regulation (EC) No. 1901/2006 on medicinal products for pediatric use and under national implementations in the European Union of Article 10 of Parliament and Council Directive 2001/83/EC, and all international equivalents of any of the foregoing.

1.150   “Research Documentation” has the meaning provided in Section 2.11.

1.151   “Research Plan” means the Initial Research Plan, as amended in accordance with the terms of this Agreement, including the anticipated average number of FTEs for each Party, the deliverables, and timelines, in each case that are described therein.

1.152   “Research Program” means the research activities performed by the Parties pursuant to the Research Plan and in accordance with the terms of this Agreement.

1.153   “Research Term” means the period commencing on the Effective Date and, unless extended pursuant to Section 2.9, ending on the earlier of (a) [**] and (b) [**].

1.154   “Reserved Targets” means, subject to Section 3.4, (a) all Original Targets until the Preliminary Target Selection Date, upon which all Original Targets (i) selected as Preliminary Targets shall continue to be Reserved Targets unless and until such Preliminary Targets subsequently become Unreserved Targets and (ii) not selected as Preliminary Targets shall become Unreserved Targets; (b) all Preliminary Targets until the Initial Research Target Selection Date, upon which all Preliminary Targets (i) selected as Initial Research Targets shall continue to be Reserved Targets unless and until such Initial Research Targets subsequently become Unreserved Targets and (ii) not selected as Initial Research Targets shall become Unreserved Targets; (c) all Initial Research Targets until the expiration of the option under Section 3.1.1(b), upon which all Initial Research Targets (i) selected as Definitive Research Targets or Validated Targets shall continue to be Reserved Targets unless and until such Definitive Research Targets subsequently become Unreserved Targets and (ii) not selected as Definitive Research Targets or Validated Targets shall become Unreserved Targets; (d) all Definitive Research Targets until the expiration of the option under Section 3.1.2(b), upon which all Definitive Research Targets (i) selected as Extended Research Targets or Validated Targets shall continue to be Reserved Targets unless and until such Extended Research Targets subsequently become Unreserved Targets and (ii) not selected as Extended Research Targets or Validated Targets shall become Unreserved Targets; (e) all Extended Research Targets until the expiration of the option under Section 3.1.3(b), upon which all Extended Research Targets (i) selected as Validated Targets shall continue to be Reserved Targets and (ii) not selected as Validated Targets shall become Unreserved Targets; and (f) all Validated Targets.

1.155   “Reverted Target Data” has the meaning provided in Section 6.2.2(c)(iii)(B).

1.156   “Reverted Target Patent” has the meaning provided in Section 6.2.2(c)(iii)(A).

1.157   “Royalty Product” means an Associated Product with respect to a Validated Target that is sold or invoiced for sale by or on behalf of Incyte, any of its Affiliates, its or their direct or indirect successors (whether as a successor-in-interest with respect to any of the foregoing Persons or such Associated Product by way of product acquisition or otherwise) or any licensee or sublicensee of any of the foregoing.

1.158   “Royalty Term” means, with respect to each Royalty Product and country, the period commencing on the date of the First Commercial Sale of such Royalty Product in such country and ending on the latest to occur of: (a) the expiration of the last-to-expire Program Patent or Syros Existing Background Target Patent in such country that contains a Valid Claim that claims (i) (A) the applicable Validated Target or (B) any nucleic acid sequence encoding such Validated Target, in each case ((A) or (B)), as a composition of matter; (ii) the Exploitation of such Validated Target with respect to any compound or product, including any method of treatment related to the Modulation of such Validated Target; or (iii) any compound whose primary activity is Modulation of such Validated Target, as a composition of matter; provided that, in each case ((i)-(iii)), the Exploitation of such Royalty Product would infringe such Valid Claim (or, in the case of a pending Valid Claim, would infringe such pending Valid Claim if it issued) but for ownership of the Patent in which such Valid Claim is listed or but for the licenses granted to Incyte under Section 3.3.1(b); (b) the expiration of Regulatory Exclusivity Period in such country for such Royalty Product; and (c) the tenth (10th) anniversary of such First Commercial Sale.

1.159   “Sales Milestone Event” has the meaning provided in Section 5.5.

1.160   “Sales Milestone Payment” has the meaning provided in Section 5.5.

1.161   “Sample Specifications” has the meaning provided in Section 2.12.1.

1.162   “Samples” has the meaning provided in Section 2.6.2.

1.163   “SEC” means the United States Securities and Exchange Commission.

1.164   “Selection Window” means the period commencing on the Effective Date and ending on the earlier of (a) [**] or (b) [**].

1.165   “Senior Executive” means, with respect to Syros, Syros’ Chief Executive Officer (CEO) or the CEO’s designee and with respect to Incyte, Incyte’s Chief Scientific Officer (CSO) or the CSO’s designee.

1.166   “Stock Purchase Agreement” means that certain Stock Purchase Agreement between the Parties, effective as of the Effective Date.

1.167   “Sublicensee” means a Third Party that is granted a sublicense by Incyte or its Affiliate under the license grants in Section 3.3.1(b).

1.168   “Super-Enhancer Data” means [**].  For clarity, the Super-Enhancer Data is not intended, and shall not be construed, to include any Circuitry Map Data.

1.169   “Supplemental Samples” has the meaning provided in Section 2.8.3(a).

1.170   “Supplemental Target” has the meaning provided in Section 2.8.3(a).

1.171   “Supplemental Target Data Package” has the meaning provided in Section 2.8.3(c).

1.172   “Supplemental Target List” has the meaning provided in Section 2.8.3(a).

1.173   “Supplemental Validated Target” means each of the [**] of the Initial Research Targets, Definitive Research Targets or Extended Research Targets selected by Incyte and designated as a “validated target” in accordance with Section 3.1.

1.174   “Syros Excluded Target List” means a list identifying each Syros Excluded Target by ENSEMBL ID and name, as generated and supplemented by Syros from time to time in accordance with Section 2.7.3 and maintained by the Gatekeeper.

1.175   “Syros Excluded Targets” means the (a) Syros Initial Excluded Targets; (b) Syros Internal Excluded Targets; (c) Syros Third Party Excluded Targets; and (d) any Premium Target not (i) selected by Incyte as an Initial Research Target within the Initial Research Target Selection Period or (ii) confirmed by Incyte as an Initial Research Target within the Premium Target Confirmation Period.

1.176   “Syros Existing Background Target IP” means the Syros Existing Background Target Know-How and Syros Existing Background Target Patents.

1.177   “Syros Existing Background Target Know-How” means, with respect to a Program Target, any Know-How Controlled by Syros or any of its Controlled Affiliates as of the Effective Date, to the extent specifically relating to such Program Target, excluding any (a) Program Know-How, (b) Know-How to the extent relating to the Syros Platform and (c) Drug Discovery and Development Know-How (including any Know How relating to any Syros Therapeutic).

1.178   “Syros Existing Background Target Patent” means, with respect to a Program Target, any Patent Controlled by Syros or any of its Controlled Affiliates as of the Effective Date that Covers any Syros Existing Background Target Know-How specifically relating to such Program

Target, excluding any (a) Program Patent, (b) Patent Covering the Syros Platform and (c) Patent Covering any Drug Discovery and Development Know-How (including any Patent Covering any Syros Therapeutic).

1.179   “Syros FTE Rate” means [**] Dollars ($[**]) per FTE.

1.180   “Syros Independent Program” has the meaning provided in Section 2.14.2.

1.181   “Syros Initial Excluded Targets” means [**].

1.182   “Syros Internal Excluded Target” means a Syros Internal Target that is designated by Syros as a Syros Internal Excluded Target in accordance with Section 2.7.3(b).

1.183   “Syros Internal Target” means a Biological Target that is the subject of an Internal Syros Program.

1.184   “Syros Platform” means the proprietary gene expression (including differential gene expression) and control platform that enables the identification of therapeutic targets based on an understanding of disease-causing alterations in gene expression, including instruments, analytical methods, algorithms, databases of regulatory genomes, procedures, reagents, techniques, software and platforms, in each case, controlled by Syros or any of its Controlled Affiliates as of the Effective Date or at any time during the Term, excluding, in each case, any aspect of the Syros Platform excluded pursuant to Section 11.2.2(b).

1.185   “Syros Platform Improvements” means (a) any Know-How, to the extent relating to the Syros Platform or relating to any improvement thereto, conceived, discovered, generated or otherwise made by or on behalf of either Party or its Affiliates, solely or jointly, during the Term; (b) any Patent that Covers any Know-How of clause (a); or (c) any intellectual property rights with respect to the Know-How of clause (a), other than the Patents of clause (b).  For clarity, the Circuitry Map Data and Super-Enhancer Data are not intended, and shall not be construed, to be included in the Syros Platform Improvements.

1.186   “Syros Restricted Personnel” has the meaning provided in Section 2.14.2.

1.187   “Syros Therapeutic” means any compound or product researched, Developed, Commercialized, owned or Controlled by Syros or any of its Affiliates (a) as of the Effective Date or (b) after the Effective Date, during the Term and outside of the Research Program, including SY-1425 and SY-1365, and any improvements to any of the foregoing.

1.188   “Syros Third Party Excluded Target” means a Syros Third Party Target that is designated by Syros as a Syros Third Party Excluded Target in accordance with Section 2.7.3(c).

1.189   “Syros Third Party Target” means a Biological Target that is the subject of a Third Party Collaboration Agreement.

1.190   “Target” means each Biological Target identified in accordance with the Research Plan during the Research Term by Syros’ use of the Syros Platform to analyze the Samples.

1.191   “Term” has the meaning provided in Section 10.1.

1.192   “Termination Notice” has the meaning provided in Section 10.2.1.

1.193   “Third Party” means any Person other than a Party or its Affiliates.

1.194   “Third Party Claims” has the meaning provided in Section 9.1.

1.195   “Third Party Collaboration Agreement” means, with respect to a Biological Target, an executed agreement with a Third Party under which Syros has granted or grants such Third Party any ownership interest or license, or an option to obtain any ownership interest or license, in or to any intellectual property rights with respect to (a) such Biological Target or (b) any compound directed to or that activates, inhibits, agonizes, antagonizes or otherwise modulates such Biological Target.

1.196   “Third Party Infringement Claim” has the meaning provided in Section 6.5.1.

1.197   “Third Party Platform Rights” has the meaning provided in Section 6.6.1(b).

1.198   “Unreserved Targets” means any Program Target that is not a Reserved Target.

1.199   “Valid Claim” means any claim of (a) an issued and unexpired Patent that has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through disclaimer or otherwise; or (b) a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of such application and that has been pending for less than seven (7) years from the filing date of the Patent from which such Patent application claims its earliest priority date.

1.200   “Validated Target” means an Initial Research Target, a Definitive Research Target or an Extended Research Target selected by Incyte and designated as a “validated target” in accordance with Section 3.1.  For clarity, the Validated Targets include the Initial Validated Targets and the Supplemental Validated Targets.

1.201   “Validated Target Patent” has the meaning provided in Section 6.2.3.

1.202   “Validated Target Payment” has the meaning provided in Section 5.3.2.

1.203   “Validated Target Program IP” has the meaning provided in Section 6.3.2.

1.204   “[**]” has the meaning provided in Section 3.3.4.

1.205   “[**]” has the meaning provided in Section 3.3.4.

ARTICLE 2 - RESEARCH PROGRAM; IDENTIFICATION AND SELECTION OF ORIGINAL
TARGETS, PRELIMINARY TARGETS, INITIAL RESEARCH TARGETS, DEFINITIVE
RESEARCH TARGETS AND EXTENDED RESEARCH TARGETS

2.1       Overview.  The principal goal of the Research Program shall be to identify, validate and select Validated Targets as set forth below.

2.2       Joint Research Committee.  The Parties shall establish a joint research committee (the “Joint Research Committee” or “JRC”) promptly and no later than [**] after the Effective Date.  The JRC shall consist of three (3) representatives from each of the Parties, each of which shall be employees of the applicable Party or an Affiliate thereof with the requisite experience and seniority to enable such representative to represent the applicable Party with respect to the responsibilities set forth in Section 2.2.1.  From time to time, each Party may substitute one or more of its representatives to the JRC upon written notice to the other Party.

2.2.1    Responsibilities of the JRC.  The JRC shall oversee the Research Program and, in particular, shall:

(a)        facilitate communications between the Parties with respect to the Research Program and coordinate the activities of the Parties under the Research Plan;

(b)        oversee the progress of the Research Program, and review and discuss the results of the activities under the Research Plan;

(c)        review the Research Plan on an as-needed basis, determine whether to propose amendments based on such review, and propose and recommend any such amendments for approval pursuant to Section 2.4.4;

(d)        determine the actual number of Supplemental Samples to be provided in accordance with Section 2.8.3(a), based on the power calculation included in the Original Target Data Package;

(e)        as applicable, determine the prioritization and acceleration (but not selection) of Preliminary Targets, Initial Research Targets, Definitive Research Targets, Extended Research Targets or Validated Targets under the Research Program;

(f)        review and discuss (but not select) the:

(i)         Original Targets under consideration by Incyte for selection as (A) Preliminary Targets in accordance with Section 2.8.2, (B) Initial Research Targets in accordance with Section 2.8.4 or Section 3.4, (C) Definitive Research Targets selected in accordance with Section 2.8.6 or Section 3.4, or (D) Extended Research Targets in accordance with Section 2.8.8 or Section 3.4;

(ii)       Preliminary Targets under consideration by Incyte for selection as Initial Research Targets in accordance with Section 2.8.4(a);

(iii)      Initial Research Targets under consideration by Incyte for selection as (A) Definitive Research Targets in accordance with Section 2.8.6(a) or (B) Validated Targets in accordance with Section 3.1.1;

(iv)       Definitive Research Targets under consideration by Incyte for selection as (A) Extended Research Targets in accordance with Section 2.8.8 or (B) Validated Targets in accordance with Section 3.1.2; and

(v)        Extended Research Targets under consideration by Incyte for selection as Validated Targets in accordance with Section 3.1.3;

(g)        determine when no further Definitive Validation Studies will be conducted with respect to any Definitive Research Target;

(h)        review the list of Original Targets;

(i)         review the Initial Validation Study Data Package; and

(j)         establish and oversee the JPC in accordance with Section 2.2.3.

2.2.2    Alliance Managers.  Each Party shall appoint one of its representatives to the JRC to oversee contact between the Parties for all matters between meetings of the JRC and to have such other responsibilities as the Parties may agree in writing after the Effective Date (each of such representatives, an “Alliance Manager”).  The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement.  From time to time, each Party may substitute its Alliance Manager upon written notice to the other Party.  Notwithstanding any termination of the JRC pursuant to Section 2.5, following the Research Term, the Parties’ Alliance Managers shall continue to manage and facilitate the communication between the Parties under this Agreement with respect to any activities conducted by or on behalf of Incyte or its Affiliates with respect to any Program Target(s) for which Incyte retains an unexercised Option.

2.2.3    Joint Patent Committee.

(a)        Establishment.  Within [**] after either Party requests to enter into a common interest agreement with respect to certain information to be shared by the Parties hereunder and provides an initial draft of such common interest agreement to the other Party, the Parties shall negotiate in good faith and enter into a common interest agreement to protect attorney-client privilege. Within [**] after entering into such common interest agreement the Parties shall establish a joint patent committee (the “Joint Patent Committee” or “JPC”) as more fully described in this Section 2.2.3.  Neither Party shall file any Program Patent until after the JPC has been established under this Section 2.2.3 and after the All Uses Field Patentability Criteria and MPN Field Patentability Criteria have been determined by the JPC.  The JPC shall facilitate the discussion and coordination of Prosecution Activities with respect to Program Patents.

(b)        Membership.  The JPC shall be comprised of at least one (1) representative (or such other number of representatives as the Parties may mutually agree) from each of Incyte and Syros.  Each Party may replace any or all of its representatives on the JPC at any time upon written notice to the other Party.  Each Party shall be free to appoint outside patent counsel as a representative of such Party to the JPC.

(c)        Responsibilities.  The JPC shall perform the following functions: (i) determine the All Uses Field Patentability Criteria and MPN Field Patentability Criteria within a reasonable amount of time after the establishment of the JPC; (ii) facilitate the discussion and coordination of the Parties’ activities under Section 6.2; (iii) without limitation to clause (ii), serve as a forum for exchanging information and facilitating discussions regarding patentability and freedom to operate assessments; and (iv) perform such other patent-related responsibilities as may be mutually agreed by the Parties from time to time.  Notwithstanding the foregoing, the JPC shall not have any decision-making authority beyond establishing the All Uses Field Patentability Criteria and MPN Field Patentability Criteria, and in particular shall not have any power to amend, modify, interpret or waive the terms of this Agreement, or to alter, increase, expand or waive compliance by a Party with its obligations under this Agreement.

(d)        Decisions.  The All Uses Field Patentability Criteria and MPN Field Patentability Criteria shall be determined by consensus of the JPC, with each Party having one (1) vote.  If the JPC cannot agree on such criteria, then either Party may refer such disagreement to the JRC (if still in effect) or the Parties (if the JRC has been terminated) for further discussions; provided that the JRC shall not have final decision-making authority over such criteria, which shall only be determined by consensus of the JPC or by mutual agreement of the Parties.

2.3       JRC Meetings.  Unless otherwise agreed by the Parties, the JRC shall meet at least quarterly, or more frequently if otherwise agreed by the JRC.  Such meetings may be held in-person or by teleconference or videoconference or similar means in which each participant can hear what is said by, and be heard by, the other participants.  The location of such in-person meetings shall be mutually agreed by the JRC.  If the JRC is unable to agree upon the location of such in-person meetings, then the location of such meetings shall alternate between Cambridge, Massachusetts and Wilmington, Delaware.  Each Party shall be responsible for all travel and related expenses incurred by its representatives in connection with JRC meetings.  Each Party may invite non-voting observers from the JPC or relevant internal functional areas to attend JRC meetings when appropriate to address matters that are the subject of a meeting; provided that such observers (a) are subject to commercially reasonable written obligations of confidentiality and non-use with respect to Confidential Information, except in the case of outside patent counsel serving in a representative capacity on the JPC, and (b) are subject to assignment obligations as necessary to fully effect the ownership of intellectual property as provided for in Section 6.1.  The JRC shall have the right to adopt standing rules as necessary or useful for carrying out its responsibilities; provided that such rules shall not be inconsistent with the terms of this Agreement.

2.4       Decision-Making.

2.4.1    Generally.  Except with respect to the responsibilities set forth in [**], for which the JRC shall have decision-making authority, the JRC shall serve only as an advisory body and shall not have any decision making authority.  The authority of the JRC, and the decision-making principles outlined in this Section 2.4, are not intended, and shall not be construed, to extend to the day-to-day conduct of any activities carried out by either Party with respect to the activities for which such Party is allocated responsibility under the Research Plan.

2.4.2    Process.  Except as otherwise set forth in Section 2.4.3(a), the matters subject to the JRC’s decision-making authority shall be made by unanimous vote.  Incyte’s representatives to the JRC shall collectively have one (1) vote and Syros’ representatives to the JRC shall collectively have one (1) vote on such matters.  No decision shall be made without a quorum of at least two (2) representatives from each Party present.  Notwithstanding the foregoing, decisions may be made between meetings of the JRC; provided that such decisions are in writing and signed by at least two (2) representatives from each Party to the JRC.  Each Party’s representatives to the JRC shall use good faith, reasonable efforts to achieve unanimity on all issues.

2.4.3    Dispute Resolution.

(a)        If the JRC cannot, or does not, reach consensus on any matter within the JRC’s decision-making authority [**] shall have final decision-making authority over such matter and such decision shall be final upon [**] provision of a written, signed document outlining the decision to [**].

(b)        Notwithstanding Section 2.4.3(a),  [**] may not exercise its final decision-making authority pursuant to Section 2.4.3(a) in a manner that would (i) require [**] with respect to the Research Program in excess of the resources or amounts set forth in the Initial Research Plan, including with respect to any stage of research set forth therein; (ii) result in the transfer to [**] (in whole or in part); (iii) result in [**] infringing or misappropriating any intellectual property owned or controlled by a Third Party or violating any term or condition of any agreement between [**] and a Third Party; or (iv) waive compliance with this Agreement, or amend or otherwise modify any term or condition of this Agreement or the Research Plan.  Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JRC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties otherwise agree in writing.

2.4.4    Amendments and Waivers.  The JRC shall not have the power to waive compliance with the terms of this Agreement, or to amend or otherwise modify such terms or to amend or modify the Research Plan, and any such amendment to the terms of this Agreement (or the Research Plan) shall be made only pursuant to Section 11.7;  [**] thereunder following completion of the Initial Validation Studies.  Without limiting the foregoing, and subject to the terms and conditions of this Agreement (including, for clarity Section 2.6.3), [**] shall not unreasonably withhold its consent to proposed amendments to the Research Plan with respect to matters relating to the activities being conducted by [**];  provided that such proposed amendments would not (a) require [**] with respect to the Research Program in excess of the resources or amounts set forth in the Initial Research Plan (including by increasing such resources or amounts with respect to any stage of research); (b) result in the transfer to [**] (in whole or in part); (c) result in [**] infringing or misappropriating any intellectual property owned or controlled by a Third Party or violating any term or condition of any agreement between [**] and a Third Party; or (d) result in a change of scope with respect to the nature of the Samples or analyses conducted by Syros with respect to the Samples, or the data generated therefrom.

2.5       Termination of the JRC.  Following expiration of the Research Term, if Syros or its Affiliates are not then providing ongoing research, development or other support to Incyte or its Affiliates in connection with this Agreement, then either Party may terminate the JRC, but not the JPC, upon [**] written notice to the other Party.

2.6       Research Plan.

2.6.1    Diligence.  Subject to Section 2.8.1(d) and Section 2.8.3(d), Syros shall (a) perform the activities and analyses assigned to Syros under the Research Plan with respect to the Samples in accordance with the terms of the Research Plan and (b) use Commercially Reasonable Efforts to (i) perform such activities and analyses within the timeframes described in the Research Plan, including by allocating an appropriate number of FTEs to the work to be conducted by or on behalf of Syros under the Research Plan at any time during the Research Term and (ii) provide deliverables that meet any applicable minimum criteria for such deliverables as set forth in the Research Plan.  Incyte shall (x) perform the activities and analyses assigned to Incyte under the Research Plan in accordance with the terms of the Research Plan and (y) use Commercially Reasonable Efforts to (i) perform such activities and analyses within the timeframes described in the Research Plan and (ii) provide deliverables that meet any applicable minimum criteria for such deliverables as set forth in the Research Plan.

2.6.2    Research Plan Responsibilities.  Unless otherwise agreed in writing by the Parties or expressly provided in the Research Plan, the allocation of responsibilities and obligations under the Research Plan shall be as follows: (a) Incyte shall solely have the obligation for (i) providing all samples from, or derived from, human subjects or cell lines that are necessary to perform the Research Program (collectively, “Samples”), including patient samples and control samples, in accordance with Section 2.12 and the Research Plan; (ii) performing the Definitive Validation Studies in accordance with Section 2.8.7 and the Research Plan; and (iii) performing any other research activities at Incyte’s election during or following the Research Term in relation to any Program Target with respect to which Incyte retains an unexercised Option, in accordance with the Research Plan; and (b) Syros, subject to Incyte’s rights and obligations under clause (a) and Section 2.8.5(a), under the oversight of the JRC, shall solely have the obligation for (i) analyzing the Pilot Samples in accordance with Section 2.8.1 and the Research Plan; (ii) analyzing the Supplemental Samples in accordance with Section 2.8.3 and the Research Plan; and (iii) performing the Initial Validation Studies in accordance with Section 2.8.5 and the Research Plan; in each case ((a) and (b)), subject to and in accordance with the terms of this Agreement.  Notwithstanding anything to the contrary in this Agreement or the Research Plan, Syros shall not use any Syros Therapeutic in performing its obligations under this Agreement, including in performing its activities under the Research Plan.  Without limiting the foregoing, Incyte shall have the right to use Program IP and Syros Existing Background Target IP to conduct validation activities and preclinical research on Program Targets pursuant to the license granted in Section 3.3.1(a).

2.6.3    Costs and Expenses.

(a)        Generally.  The Parties intend that Incyte shall fund all costs and expenses incurred by or on behalf of Syros or its Affiliates in performing its or their activities under the Research Program in accordance with the Research Plan, including with respect to FTEs (at the

Syros FTE Rate) and reasonable and documented out-of-pocket costs and expenses; provided that Incyte shall have no obligation to pay Syros or its Affiliates more than Seven Million Five-Hundred Thousand Dollars ($7,500,000) in the aggregate for such costs and expenses incurred during the Research Term, except to the extent Incyte has an obligation to pay Syros such excess costs and expenses pursuant to Section 2.6.3(c), Section 2.6.3(d) or Section 2.8.5(b)(iii), or to the extent otherwise agreed to in writing in advance by Incyte.

(b)        Initial Budget.  The Initial Research Plan includes an initial budget that represents Syros’ good faith estimate of its costs and expenses, including with respect to FTEs (at the Syros FTE Rate) and out-of-pocket costs and expenses, for conducting its activities during the Research Term (the “Initial Budget”).

(c)        Amendments to the Research Plan and Budget.  If the Parties agree to amend the Research Plan in a manner that would increase the costs and expenses of, or resources committed by, Syros or any of its Affiliates beyond those set forth in the then-current Budget or Research Plan, including with respect to any stage of research set forth in such Research Plan, then (i) the Parties shall mutually agree upon an amendment to such Budget to account for such increase (including, for clarity, any increased out-of-pocket costs and expenses and additional FTEs of Syros at the applicable Syros FTE Rate) and (ii) Incyte shall pay to Syros any additional amounts agreed to by the Parties in accordance with the terms of such amendment or Section 2.6.3(e).  If the Parties are unable to agree upon any such amendment to such Budget, then Syros shall have no obligation to perform any such activities that would increase Syros’ costs and expenses, or resources committed, beyond those set forth in the then-existing Research Plan (and Budget), including with respect to any stage of research.

(d)        Cost Overruns.  Syros shall promptly inform Incyte upon Syros’ determining that it is likely to overspend the amounts set forth in the then-current Budget, in the aggregate or with respect to any stage of research.  If Syros exceeds the budgeted amounts, including with respect to any stage of research, then Syros shall provide Incyte with an explanation regarding the excess over such budgeted amounts.  Subject to the last sentence of this Section 2.6.3(d), any such overspend shall be deemed “Permitted Overrun Costs” to the extent that such overspend (i) (A) did not result from the failure of Syros or any of its Affiliates to adequately supervise a subcontractor or from other negligence or intentional misconduct on the part of Syros or any of its Affiliates or subcontractors with respect to the excess over such budgeted amounts and (B) that Syros has promptly notified Incyte of such overspend and used reasonable efforts to mitigate the size of such overspend; (ii) has been approved by Incyte in writing; or (iii) resulted from the failure of Incyte to perform its obligations in accordance with this Agreement, including the Research Plan.  With respect to any portion of Permitted Overrun Costs that exceed [**] percent ([**]%) of the amounts set forth in the then-current Budget, in the aggregate or with respect to any stage of research, Incyte shall only be responsible for such portion in excess of [**] percent ([**]%) to the extent that Syros can establish a reasonable scientific basis for such portion of the overspend.

(e)        Payments.  Syros agrees to issue no later than [**] after the end of each Calendar Quarter an invoice for (i) Incyte’s portion of any Permitted Overrun Costs incurred with respect to such Calendar Quarter and (ii) except as otherwise agreed in an applicable amendment to the Budget, any Permitted Overrun Costs incurred in connection with an amendment to the Research Plan.  Each of such invoices shall provide reasonable detail to permit Incyte to identify the activities conducted by Syros and the related costs and expenses incurred by Syros.  Incyte shall pay Syros any undisputed amounts due under such invoices within [**] after receipt and any remaining amounts due within [**] after resolution of any dispute with respect thereto.

2.7       Gatekeeping.

2.7.1    Appointment of Gatekeeper.  Within [**] after the Effective Date, the Parties shall cooperate to qualify and select, and Syros shall use reasonable efforts to engage, an independent Third Party gatekeeper reasonably acceptable to both Parties (the “Gatekeeper”).  If required to do so by the Gatekeeper in order to engage the Gatekeeper, each Party agrees to indemnify and hold the Gatekeeper harmless from liabilities arising from the performance of the Gatekeeper’s responsibilities in connection with this Agreement.

2.7.2    Premium Targets.  Within [**] after the Gatekeeper is engaged in accordance with Section 2.7.1, Syros shall submit to the Gatekeeper a list identifying, by ENSEMBL ID and name, each Premium Target (the “Premium Target List”).

2.7.3    Syros Excluded Targets.

(a)        [**].  As of the Effective Date, the Parties agree that [**] are deemed to be Syros Initial Excluded Targets and shall be included on the Syros Excluded Target List.

(b)        Syros Internal Excluded Targets.

(i)         Following Appointment of the Gatekeeper.  Syros shall have the right, within [**] after the Gatekeeper is engaged in accordance with Section 2.7.1, to designate up to [**] Syros Internal Targets as Syros Internal Excluded Targets, which Syros Internal Targets shall become Syros Internal Excluded Targets, and be added to the Syros Excluded Target List, upon Syros’ written notice to the Gatekeeper identifying each of such Syros Internal Targets by ENSEMBL ID and name.

(ii)       Otherwise During the Selection Window.  Except as set forth in Section 2.7.3(b)(i), Syros shall not have any right to designate any Syros Internal Target as a Syros Excluded Target during the Selection Window.

(iii)      Following the Selection Window.  Following the Selection Window, Syros shall have the right to designate any number of Syros Internal Targets that are Unreserved Targets as Syros Internal Excluded Targets, which Syros Internal Targets shall become Syros Internal Excluded Targets, and be added to the Syros Excluded Target List, upon Syros’ written notice to the Gatekeeper identifying each of such Syros Internal Targets by ENSEMBL ID and name.

(c)        Syros Third Party Excluded Targets.

(i)         [**] of the Selection Window.  During any portion of the Selection Window commencing on the Effective Date and ending on [**], Syros shall not have any right to designate any Syros Third Party Target as a Syros Excluded Target.

(ii)       [**] of the Selection Window.

(A)       Fresh Pilot Samples.  If Syros determines that fresh Pilot Samples must be used in the Research Program, then, during any portion of the Selection Window commencing on [**] and ending [**], Syros shall not have the right to designate any Syros Third Party Target as a Syros Excluded Target.

(B)       Frozen Pilot Samples.  If Syros determines that frozen Pilot Samples can be used in the Research Program, then, during any portion of the Selection Window commencing on [**] and ending [**], Syros shall have the right to designate up to [**] Syros Third Party Targets that are Unreserved Targets as Syros Third Party Excluded Targets, which Syros Third Party Targets shall become Syros Third Party Excluded Targets, and be added to the Syros Excluded Target List, upon Syros’ written notice to the Gatekeeper identifying each of such Syros Third Party Targets by ENSEMBL ID and name.

(iii)      Following the Selection Window.  Following the Selection Window, Syros shall have the right to designate any number of Syros Third Party Targets that are Unreserved Targets as Syros Third Party Excluded Targets, which Syros Third Party Targets shall become Syros Third Party Excluded Targets, and be added to the Syros Excluded Target List, upon Syros’ written notice to the Gatekeeper identifying each of such Syros Third Party Targets by ENSEMBL ID and name.

2.7.4    Incyte Excluded Targets.  Incyte shall have the right, during the period commencing on the date that the Gatekeeper is engaged in accordance with Section 2.7.1 and ending on the Delivery Date, to designate up to [**] Incyte Internal Targets as Incyte Excluded Targets, which Incyte Internal Targets shall become Incyte Excluded Targets, and be added to the Incyte Excluded Target List, upon Incyte’s written notice to the Gatekeeper identifying each of such Incyte Internal Targets by ENSEMBL ID and name.

2.7.5    Responsibilities of the Gatekeeper.  The Gatekeeper shall be responsible for:

(a)        maintaining the Premium Target List;

(b)        maintaining the Syros Excluded Target List, and updating the Syros Excluded Target List as of the date that Syros designates any (i) Syros Internal Target as a Syros Internal Excluded Target in accordance with Section 2.7.3(b) or (ii) Syros Third Party Target as a Syros Third Party Excluded Target in accordance with Section 2.7.3(c);

(c)        maintaining the Incyte Excluded Target List, and updating the Incyte Excluded Target List as of the date that Incyte designates any Incyte Internal Target as an Incyte Excluded Target in accordance with Section 2.7.4;

(d)        updating the Syros Excluded Target List to add any Premium Target not (i) selected by Incyte as an Initial Research Target within the Initial Research Target Selection Period or (ii) confirmed by Incyte as an Initial Research Target within the Premium Target Confirmation Period; and

(e)        conducting the activities designated to be performed by the Gatekeeper in Section 2.8.1(b), Section 2.8.2, Section 2.8.3(b), Section 2.8.4(a), Section 2.8.4(b), Section 2.8.6(b) and Section 3.4.2(c) of this Agreement.

2.7.6    Disclosure of Premium Targets and Excluded Targets by the Gatekeeper.  Except as expressly required by Section 2.8.4(a) or Section 2.8.4(b), the Gatekeeper shall not be permitted to disclose the identity of any Premium Target to Incyte.  Except as expressly required by Section 2.8.4(b), Section 2.8.6(b) or Section 3.4.2(c), the Gatekeeper shall not be permitted to disclose the identity of any Syros Excluded Target to Incyte.  The Gatekeeper shall not be permitted to disclose the identity of any Incyte Excluded Target to Syros.  Notwithstanding the foregoing, the Gatekeeper shall be permitted to disclose the identity of (a) Syros Excluded Targets to Incyte or (b) Incyte Excluded Targets to Syros, in each case ((a) or (b)), if and to the extent required by Applicable Law or as otherwise agreed by the Parties in writing.

2.7.7    Costs and Expenses.  The costs and expenses of the Gatekeeper, to the extent reasonably allocable to this Agreement or the Parties’ activities hereunder, shall be [**].

2.8       Identification and Selection of Original Targets, Preliminary Targets, Initial Research Targets, Definitive Research Targets and Extended Research Targets.

2.8.1    Pilot Study.

(a)        Analyses.  Within [**] following the Effective Date (if Syros confirms that frozen Samples will be suitable for it to perform the activities assigned to it under the Research Plan) or within [**] following the Effective Date (if Syros confirms that fresh Samples will be required for it to perform the activities assigned to it under the Research Plan), Incyte shall deliver, or cause another Person to deliver, to Syros blood Samples obtained from subjects diagnosed with myeloproliferative neoplasms and control subjects, in each case, of a nature and in quantities set forth in the Research Plan (the “Pilot Samples”), which Pilot Samples shall meet the applicable Sample Specifications set forth in the Research Plan.  Following receipt by Syros of the requisite Samples, Syros shall (i) (A) perform the activities and analyses assigned to Syros under the Research Plan with respect to the Pilot Samples in accordance with the terms of the Research Plan and (B) use Commercially Reasonable Efforts (1) to perform such activities and analyses within the timeframes described in the Research Plan, including by allocating an appropriate number of FTEs to the work to be conducted by or on behalf of Syros under the Research Plan at any time during the Research

Term and (ii) by analyzing the Pilot Samples using the Syros Platform, identify a list of Targets in accordance with the Research Plan provisions with respect to activities using Pilot Samples (each of such Targets a “Pilot Target” and collectively, the “Pilot Targets”; and such list, the “Pilot Target List”), and their corresponding ENSEMBL IDs and names.

(b)        Gatekeeping.  No later than [**] following Syros’ completion of the analyses under Section 2.8.1(a), Syros shall submit the Pilot Target List to the Gatekeeper in writing.  Following receipt of the Pilot Target List, the Gatekeeper shall be required to (i) prepare a list of Targets consisting of the Pilot Targets but excluding any Pilot Targets included on the Syros Excluded Target List (such list of Targets prepared by the Gatekeeper, the “Original Target List” and each Target included on the Original Target List an “Original Target”) and (ii) deliver to both Parties in writing the Original Target List.

(c)        Original Target Data Package.  Within [**] after the delivery of the Original Target List by the Gatekeeper to both Parties pursuant to Section 2.8.1(b), Syros shall provide to Incyte a data package containing: (i) for each Original Target, the applicable data specified in the Research Plan with respect to Original Targets, including all Super-Enhancer Data with respect thereto; and (ii) [**] (such data package, the “Original Target Data Package” and the date of delivery of the Original Target Data Package, the “Delivery Date”).

(d)        Conditions.  Syros’ obligations under this Section 2.8.1 shall be conditioned upon Incyte’s provision of sufficient quality and quantities of Pilot Samples to Syros, in accordance with the Research Plan and Section 2.12, to enable Syros to perform the activities assigned to it under the Research Plan with respect to the Pilot Samples.

2.8.2    Selection of Preliminary Targets.  Subject to Section 2.8.9, during the period commencing on the date that the first Original Target is disclosed to Incyte and ending [**] after the Delivery Date (the “Preliminary Target Selection Period”), Incyte shall have the right to select up to [**] Original Targets as Preliminary Targets by providing written notice to (a) the Gatekeeper, designating each Preliminary Target by its ENSEMBL ID and name and (b) Syros, informing Syros that the notice in clause (a) has been submitted to the Gatekeeper.  Within [**] after delivery of Incyte’s notice to the Gatekeeper, the Gatekeeper shall be required to notify (i) Incyte in writing if any Original Target selected by Incyte as a Preliminary Target is an Incyte Excluded Target, and the identity of such Incyte Excluded Target, and such Incyte Excluded Target shall not become a Preliminary Target; (ii) Syros in writing if any Original Target selected by Incyte as a Preliminary Target is an Incyte Excluded Target, but not the identity of such Incyte Excluded Target; and (iii) the Parties in writing which Original Targets selected by Incyte as Preliminary Targets are not Incyte Excluded Targets.  Each Original Target selected as a Preliminary Target in accordance with this Section 2.8.2 shall become a Preliminary Target as of the date that the Gatekeeper notifies the Parties that such Original Target is not an Incyte Excluded Target pursuant to clause (b)(iii).  If any Original Target selected by Incyte as a Preliminary Target during the Preliminary Target Selection Period is an Incyte Excluded Target, then Incyte shall have the right to select a different Original Target as a Preliminary Target, in accordance with this Section 2.8.2, until the later of (A) expiration or termination of the Preliminary Target Selection Period and (B) [**] after delivery of the Gatekeeper’s notice to Incyte informing Incyte that such Original Target is an Incyte Excluded Target.

2.8.3    Supplemental Study.

(a)        Analyses.  On or before the later of (i) the Delivery Date and (ii) [**], Incyte shall deliver, or cause another Person to deliver, to Syros additional blood Samples obtained from subjects diagnosed with myeloproliferative neoplasms and control subjects, in each case, of a nature set forth in the Research Plan, and in quantities determined by the JRC based on the power calculation included in the Original Target Data Package (the “Supplemental Samples”), which Supplemental Samples shall meet the applicable Sample Specifications set forth in the Research Plan.  Following receipt by Syros of the requisite Samples, Syros shall (A) (1) perform the activities and analyses assigned to Syros under the Research Plan with respect to the Supplemental Samples in accordance with the terms of the Research Plan and (2) use Commercially Reasonable Efforts (I) to perform such activities and analyses within the timeframes described in the Research Plan, including by allocating an appropriate number of FTEs to the work to be conducted by or on behalf of Syros under the Research Plan at any time during the Research Term and (II) by analyzing the Supplemental Samples using the Syros Platform, identify a list of Targets in accordance with the Research Plan provisions with respect to activities using Supplemental Samples (each of such Targets a “Supplemental Target” and collectively, the “Supplemental Targets”; and such list, the “Supplemental Target List”), and their corresponding ENSEMBL IDs and names.

(b)        Gatekeeping.  No later than [**] following Syros’ completion of the analyses under Section 2.8.3(a), Syros shall submit the Supplemental Target List to the Gatekeeper in writing and shall notify Incyte in writing that such list has been submitted to the Gatekeeper.  Within [**] after receipt of the Supplemental Target List, the Gatekeeper shall be required to (i) update the Original Target List to add any Supplemental Targets that are not Syros Excluded Targets and (ii) deliver to both Parties in writing the updated Original Target List.  Upon the Gatekeeper updating the Original Target List in accordance with this Section 2.8.3(b), each Supplemental Target that is not a Syros Excluded Target shall be deemed to be an Original Target.

(c)        Supplemental Target Data Package.  Within [**] after the delivery of the updated Original Target List by the Gatekeeper to both Parties pursuant to Section 2.8.3(b), Syros shall provide to Incyte a data package containing: (i) for each Supplemental Target that has become an Original Target, the applicable data specified in the Research Plan with respect to Original Targets, including all Circuitry Map Data and Super-Enhancer Data with respect thereto; and (ii) for each Syros Excluded Target that (A) is not a Syros Third Party Excluded Target and (B) is included on the Supplemental Target List, the protein class and Super-Enhancer Data for, but not ENSEMBL ID for, name of, or other identifying information for, such Syros Excluded Target (such data package, the “Supplemental Target Data Package”).

(d)        Conditions.  Syros’ obligations under Section 2.8.3(a) shall be conditioned upon Incyte’s provision of sufficient quality and quantities of Supplemental Samples to Syros, in accordance with the Research Plan and Section 2.12, to enable Syros to perform the activities assigned to it under the Research Plan with respect to the Supplemental Samples.

2.8.4    Selection of Initial Research Targets.  Subject to Section 2.8.9, during the period commencing on the date that the first Original Target is disclosed to Incyte and ending on [**] (the “Initial Research Target Selection Period”), Incyte shall have the right to select [**]

Original Targets as Initial Research Targets by providing written notice to Syros and the Gatekeeper in accordance with this Section 2.8.4.  For clarity, and without limitation to Section 3.4, Incyte may only select [**] Initial Research Targets, in the aggregate, pursuant to this Section 2.8.4.

(a)        Selection of Preliminary Targets.  Incyte shall have the right to select any Preliminary Target as an Initial Research Target upon delivery of written notice to Syros and the Gatekeeper designating each Initial Research Target by its ENSEMBL ID and name.  Following delivery of such notice, the Gatekeeper shall be required to notify the Parties in writing whether any such Initial Research Target is a Premium Target and, if such Initial Research Target is a Premium Target, then Section 2.8.4(c) shall apply.  Each Preliminary Target selected as an Initial Research Target in accordance with this Section 2.8.4(a) shall become an Initial Research Target as of the date of Incyte’s notice under this Section 2.8.4(a).

(b)        Selection of Original Targets that are not Preliminary Targets.  Subject to Section 2.8.9, if Incyte wishes to select any Original Target that is not a Preliminary Target as an Initial Research Target, then Incyte shall propose selection of such Original Target as an Initial Research Target by written notice to (i) the Gatekeeper, designating each Original Target by its ENSEMBL ID and name and (ii) Syros, informing Syros that the notice in clause (i) has been submitted to the Gatekeeper.  Within [**] after delivery of Incyte’s notice to the Gatekeeper, the Gatekeeper shall be required to notify (A) Incyte in writing if any Original Target selected by Incyte as an Initial Research Target is an Incyte Excluded Target, and the identity of such Incyte Excluded Target; (B) Syros in writing if any Original Target selected by Incyte as an Initial Research Target is an Incyte Excluded Target, but not the identity of such Incyte Excluded Target; and (C) the Parties in writing if any Original Target selected by Incyte as an Initial Research Target is (1) a Syros Excluded Target, (2) a Premium Target, or (3) neither an Incyte Excluded Target nor a Syros Excluded Target.  If such Original Target is a Syros Excluded Target or an Incyte Excluded Target, then such Original Target shall not become an Initial Research Target.  If such Original Target is not a Syros Excluded Target or an Incyte Excluded Target, then such Original Target shall be deemed to be an Initial Research Target as of the date of the Gatekeeper’s notice thereof in accordance with this Section 2.8.4(b).  If such Initial Research Target is a Premium Target, then Section 2.8.4(c) shall apply.

(c)        Premium Targets.  If any Initial Research Target selected by Incyte in accordance with Section 2.8.4(a) or Section 2.8.4(b) is a Premium Target, then, during the period commencing on the date of the Gatekeeper’s notice pursuant to Section 2.8.4(a) or Section 2.8.4(b) and ending on the later to occur of (x) the expiration of the Initial Research Target Selection Period and (y) [**] after such notice (the “Premium Target Confirmation Period”), Incyte shall have the right to elect, by written notice to Syros, to either:

(i)         confirm such Premium Target as an Initial Research Target and receive access to the Premium Target Data for such Premium Target, in which case Syros shall deliver to Incyte a copy of such Premium Target Data for such Premium Target promptly after delivery of such written notice to Syros; or

(ii)       select a different Original Target than such Premium Target as an Initial Research Target, in accordance with this Section 2.8.4, in which case (A) Incyte shall not have any right to receive access to any Premium Target Data for such Premium Target and (B) such Premium Target shall thereafter be deemed a Syros Excluded Target and not an Initial Research Target.  If Incyte does not make an election under this Section 2.8.4(c) within the Premium Target Confirmation Period, then the applicable Initial Research Target selected pursuant to Section 2.8.4(a) or Section 2.8.4(b) shall be deemed a Syros Excluded Target and not an Initial Research Target.

2.8.5    Initial Validation Studies.

(a)        Generally.  Promptly following selection of the Initial Research Targets, Incyte in its sole discretion shall have the right to provide to Syros any tool compounds designated in the Research Plan to be provided to Syros by Incyte to be used by Syros in accordance with the Research Plan as a component of performing the Initial Validation Studies.  During the Research Term, and in accordance with the Research Plan, Syros shall conduct the initial validation studies as set forth in the Research Plan (the “Initial Validation Studies”) on the Initial Research Targets and provide to Incyte a data package with respect to such Initial Validation Studies, containing the applicable data specified in the Research Plan (the “Initial Validation Study Data Package”).  Notwithstanding the foregoing, the Parties acknowledge and agree that, in some cases, Incyte may be able to more efficiently perform certain Initial Validation Studies.  In the event that the Parties agree that Incyte is able to more efficiently perform any Initial Validation Study, then the JRC shall discuss and determine in good faith whether such Initial Validation Study will be performed by Syros or Incyte.  For clarity, any results generated by Incyte while performing any Initial Validation Studies shall be subject to the reporting obligations under Section 2.10.

(b)        Syros’ Obligations to Conduct Initial Validation Studies.

(i)         General Limitation on Initial Validation Studies.  Except as expressly provided in 2.8.5(b)(iii), Syros shall not have any obligation to conduct Initial Validation Studies on [**] Program Targets.

(ii)       Initial Validation Studies on Later-Selected Initial Research Targets.  If Incyte (A) selects any Original Target as a Definitive Research Target in accordance with Section 2.8.6(b) or (B) substitutes any Initial Research Target, Definitive Research Target or Extended Research Target with an Original Target in accordance with Section 3.4, then, in each case ((A) and ((B)), solely (1) during the Research Term and (2) subject to Section 2.8.5(b)(iii), to the extent that Initial Validation Studies have not already been conducted on [**] Program Targets, Syros shall, at Incyte’s request, perform Initial Validation Studies on such Original Target.  By way of example, if Initial Validation Studies have been conducted on [**] Program Targets and Incyte substitutes [**] Initial Research Targets with Original Targets in accordance with Section 3.4, then, at Incyte’s request, Syros shall perform Initial Validation Studies on up to [**] of such Original Targets.  By way of further example, if Initial Validation Studies have been conducted on [**] Program Targets and Incyte substitutes [**] Initial Research Targets with Original Targets in accordance with Section 3.4, then, at Incyte’s request, Syros shall perform Initial Validation Studies on [**] of such Original Targets.

(iii)      Additional Initial Validation Studies.  Solely during the Research Term, and at Incyte’s request, cost and expense, Syros shall conduct Initial Validation Studies on up to [**] additional Program Targets [**] that (A) are selected as Definitive Research Targets in accordance with Section 2.8.6(b) or (B) are substituted for Initial Research Targets, Definitive Research Targets or Extended Research Targets in accordance with Section 3.4;  provided that Incyte shall be responsible for the costs and expenses with respect to such Initial Validation Studies to the extent that such costs and expenses, when added to all other costs and expenses incurred or anticipated to be incurred by Syros or its Affiliates in connection with the Research Program, in the aggregate, exceed or are reasonably anticipated to exceed the Prepaid Research Amount.  Syros shall have the right to be reimbursed therefor and, no later than [**] after the end of each Calendar Quarter, shall issue an invoice for Incyte’s portion of any Initial Validation Studies conducted pursuant to this Section 2.8.5(b)(iii).  Each of such invoices shall provide reasonable detail to permit Incyte to identify the activities conducted by Syros and the related costs and expenses incurred by Syros.  Incyte shall pay Syros any undisputed amounts due under such invoices within [**] after receipt and any remaining amounts due within [**] after resolution of any dispute with respect thereto.  For clarity, Syros shall not have any obligation to conduct Initial Validation Studies on more than [**] Program Targets, in the aggregate, pursuant this Section 2.8.5 or any other provision of this Agreement.

2.8.6    Selection of Definitive Research Targets.  Subject to Section 2.8.9, during the period commencing on the date that the first Original Target is disclosed to Incyte and ending on the [**] (the “Definitive Research Target Selection Period”), Incyte shall have the right to select up to [**] Original Targets as Definitive Research Targets by providing written notice to Syros and the Gatekeeper in accordance with this Section 2.8.6.  For clarity, and without limitation to Section 3.4, Incyte may only select up to [**] Definitive Research Targets, in the aggregate, pursuant to this Section 2.8.6.

(a)        Selection of Initial Research Targets.  Incyte shall have the right to select any Initial Research Target as a Definitive Research Target upon written notice to Syros designating each Definitive Research Target by its ENSEMBL ID and name and payment to Syros of a Definitive Research Target Payment with respect to such Definitive Research Target in accordance with Section 5.3.1.  Each Initial Research Target selected as a Definitive Research Target in accordance with this Section 2.8.6(a) shall become a Definitive Research Target as of the first date on which both (i) Incyte has provided notice under this Section 2.8.6(a) and (ii) Syros has received the applicable Definitive Research Target Payment.

(b)        Selection of Original Targets that are not Initial Research Targets.  Subject to Section 2.8.9, if Incyte wishes to select any Original Target that is not an Initial Research Target as a Definitive Research Target, then Incyte shall propose selection of such Original Target as a Definitive Research Target by written notice to (i) the Gatekeeper, designating each Original Target by its ENSEMBL ID and name and (ii) Syros, informing Syros that the notice in clause (i) has been submitted to the Gatekeeper.  Within [**] after delivery of Incyte’s notice to the Gatekeeper, the Gatekeeper shall be required to notify (A) Incyte in writing if any Original Target selected by Incyte as a Definitive Research Target is an Incyte

Excluded Target, and the identity of such Incyte Excluded Target; (B) Syros in writing if any Original Target selected by Incyte as a Definitive Research Target is an Incyte Excluded Target, but not the identity of such Incyte Excluded Target; and (C) the Parties in writing if any Original Target selected by Incyte as a Definitive Research Target is (1) a Syros Excluded Target or (2) neither an Incyte Excluded Target nor a Syros Excluded Target.  If such Original Target is a Syros Excluded Target or an Incyte Excluded Target, then such Original Target shall not become a Definitive Research Target.  If such Original Target is not a Syros Excluded Target or an Incyte Excluded Target, then such Original Target shall be deemed to be a Definitive Research Target as of the first date on which both (I) the Gatekeeper has provided notice thereof in accordance with this Section 2.8.6(b) and (II) Syros has received the applicable Definitive Research Target Payment.

2.8.7    Definitive Validation Studies.  Incyte shall have the right to conduct the definitive validation studies set forth in the Research Plan (the “Definitive Validation Studies”) on the Definitive Research Targets, in accordance with the Research Plan (including any timelines set forth therein) and the terms of this Agreement.

2.8.8    Selection of Extended Research Targets.  During the period commencing on the date that the first Definitive Research Target is selected by Incyte in accordance with Section 2.8.6 and ending on the [**] (the “Extended Research Target Selection Period”), Incyte shall have the right to select up to [**] Definitive Research Targets as Extended Research Targets by providing written notice to Syros designating each Extended Research Target by its ENSEMBL ID and name.  Each Definitive Research Target selected as an Extended Research Target in accordance with this Section 2.8.8 shall become an Extended Research Target as of the date of Incyte’s notice under this Section 2.8.8.

2.8.9    Incyte Covenants and Gatekeeper Responsibilities Regarding Incyte Excluded Targets.  Incyte covenants to Syros that it shall not designate any Original Target that is also an Incyte Excluded Target as (a) a Preliminary Target pursuant to Section 2.8.2; (b) an Initial Research Target pursuant to Section 2.8.4 or Section 3.4; (c) a Definitive Research Target pursuant to Section 2.8.6 or Section 3.4; (d) an Extended Research Target pursuant to Section 2.8.8 or Section 3.4; or (e) a Validated Target pursuant to Section 3.1.  The Parties acknowledge and agree that the agreement with the Gatekeeper will prohibit the Gatekeeper from allowing Incyte to designate any Original Target in violation of Incyte’s covenants in this Section 2.8.9.

2.9       Extension of Research Term.  The Research Term may be extended only by mutual written agreement of the Parties.  The Parties acknowledge and agree that, during any extension of the Research Term: (a) the Research Program shall be limited to research and development activities directed to Program Targets for which Incyte retains an unexercised Option, and not (i) any other Program Targets or (ii) the identification of any Targets that are not Program Targets and (b) all costs and expenses of Syros and its Affiliates, including with respect to FTEs (at the Syros FTE Rate) and out-of-pocket costs and expenses, for conducting its activities during such extension shall be funded by Incyte if in excess of the Prepaid Research Amount, in each case ((a) and (b)), unless otherwise mutually agreed by the Parties.  For clarity, the Option exercise periods set forth in Section 3.1.1, Section 3.1.2 and Section 3.1.3 shall not be extended by any extension of the Research Term.

2.10     Reports to the JRC and Syros Alliance Manager.  During the Research Term each Party will provide to the

JRC, at least once per Calendar Quarter, a written summary of the research activities conducted and results generated by or on behalf of such Party or its Affiliates under the Research Program; provided, however, that Incyte shall not have any obligation to provide to the JRC any [**].  Following the Research Term, Incyte will provide to the Syros Alliance Manager (with copy to the Syros Chief Business Officer), at least once per Calendar Quarter, a written summary of the research activities conducted, and activities planned, by or on behalf of Incyte or its Affiliates with respect to any Program Target(s) for which Incyte retains an unexercised Option; provided, however, that (a) Incyte shall not have any obligation to provide any [**] and (b) prior to the first IND filing with respect to any Associated Product with respect to a Program Target that becomes a Validated Target, Incyte shall have the right to redact [**].

2.11     Recordkeeping.  During the Research Term and for the longest of (a) three (3) years after the completion of activities under the Research Plan or, if later in the case of Incyte, the completion of activities under the license granted to Incyte in Section 3.3.1(a); (b) the period required by the applicable Party’s own record retention policies; and (c) the period required by Applicable Law, each Party shall (and shall cause its respective Affiliates to) (i) maintain records regarding data generated and results obtained under the Research Program and, in the case of Incyte, in the conduct of activities under the license granted in Section 3.3.1(a) (“Research Documentation”); (ii) retain and maintain all such Research Documentation in a secure area reasonably protected from theft and destruction and with no less than that degree of protection as such Party would use with its proprietary valuable materials and data generally; and (iii) ensure that such Research Documentation fully and accurately reflects results obtained in the performance of the Research Program and, in the case of Incyte, the conduct of activities under the license granted in Section 3.3.1(a),  in sufficient detail and in good scientific manner.

2.12     Samples.

2.12.1  Delivery of Samples.  Incyte shall deliver, or cause another Person to deliver, to Syros any Samples specified in Section 2.8.1(a), Section 2.8.3(a) or the Research Plan, free of charge.  Each Party shall comply with all applicable requirements set forth in the Research Plan (or as the Parties may mutually agree in writing from time to time) with respect to the identity, nature, supply, use, handling, and storage of Samples (“Sample Specifications”).  If Syros determines that any Samples do not conform to their descriptions or are not suitable for the activities under the Research Plan, then Incyte shall provide new or replacement Samples or, if it is not possible to do so, discuss with Syros in good faith an alternative approach reasonably acceptable to Syros.

2.12.2  Legal Requirements.  Incyte shall ensure that all Samples provided to Syros under this Agreement have been collected, stored, handled, transported, and delivered in a manner appropriate to ensure compliance with Applicable Law and applicable ethical standards, including privacy and patient confidentiality laws, in connection with the collection and use of the Samples (collectively, “Legal Requirements”).  With respect to any Samples provided to Syros hereunder, Incyte shall follow its documented policies and procedures with respect to the protection of the autonomy and confidentiality of the human subjects from whom the Samples were collected in compliance with the Legal Requirements.  If collection of the Samples was subject to informed consent or required authorization, Incyte shall ensure that the scope of such informed consent or authorization is consistent with the transfer of and Syros’ permitted use of the Samples (and any accompanying data) as permitted by this Agreement and the Research Plan without any obligation of compensation to the subjects from whom the Samples were obtained.  At Syros’ request, with respect to any Sample supplied hereunder, Incyte shall provide Syros with (a) a copy of any necessary institutional review board or other ethics committee approvals and form of informed consent with respect to such Sample; (b) a certification that all necessary approvals and informed consents have been obtained with respect to such Sample; and (c) copies such approvals or informed consents; in each case ((a) - (c)), redacted for confidential information.  All Samples delivered under this Agreement shall be labelled clearly as required by any Legal Requirements.

2.12.3  Identifiable Healthcare Information.  Incyte shall not, without first obtaining Syros’ prior written consent, deliver to Syros, or its Affiliates, any personally identifiable healthcare information or data relating to patients or subjects, in connection with the Samples or otherwise.

2.13     Compliance with Applicable Law.  Each Party shall perform its obligations with respect to the Research Program in good scientific manner, and in compliance with Applicable Law.

2.14     Firewalls.

2.14.1  Incyte Firewall.  No later than the date on which Syros is obligated to deliver to Incyte the Original Target Data Package, and with respect to each Program Target, Incyte shall adopt reasonable procedures to prevent use of Program Know-How for any use other than (a) exercising the rights granted under Section 3.3.1(a) or Section 3.3.1(b); or (b) exercising the rights granted, and performing obligations required, under and in accordance with Article 6, including preventing use of Program Know-How in connection with the Development or Commercialization by Incyte or its Affiliates, alone or with a Third Party, of any compound or product (other than an Associated Compound or Associated Product Exploited in connection with this Agreement) directed to any Program Target (any such activities not conducted in connection with this Agreement, an “Incyte Independent Program”).  At Syros’ request, Incyte shall provide Syros with a summary of such procedures.  Further, Incyte agrees that as a part of such procedures, it shall take reasonable steps to preclude employees [**] (“Incyte Restricted Personnel”) from [**].  Notwithstanding the foregoing, Incyte Restricted Personnel shall not include any of the following: [**].

2.14.2  Syros Firewall.  No later than the date on which Syros is obligated to deliver to Incyte the Original Target Data Package, and with respect to each Program Target, Syros shall adopt reasonable procedures to prevent use of Program Know-How for any use other than the performance of the Research Plan or the exercise of rights or performance of obligations under and in accordance with Article 6, including preventing use of Program Know-How in connection with a Syros Independent Program; provided that Syros shall have the right to use Program Know-How to maintain gatekeeping procedures.  For purposes of this Agreement, “Syros Independent Program” means any Internal Syros Program or program conducted in connection with any Third Party Collaboration Agreement.  At Incyte’s request, Syros shall provide Incyte with a summary of such procedures.  Further, Syros agrees that as a part of such procedures, it shall take reasonable steps to preclude employees [**] (“Syros Restricted Personnel”) from working on any of the following activities with respect to a Syros Independent Program directed to such a Program Target:

[**].  Notwithstanding the foregoing, Syros Restricted Personnel shall not include any of the following: [**].

ARTICLE 3 - GRANTS OF RIGHTS AND RESTRICTIVE COVENANTS

3.1       Options to Select Validated Targets.

3.1.1    Options to Select Initial Research Targets as Validated Targets.

(a)        All Uses Field.  Subject to Section 3.1.4 and Section 3.2.1, Syros hereby grants to Incyte, for the period commencing on the date that a Program Target becomes an Initial Research Target in accordance with Section 2.8.4 or Section 3.4 and ending [**], an option in the All Uses Field to select any Initial Research Target as a Validated Target and obtain the rights set forth in Section 3.3.1(b)(i) with respect to such Validated Target, by (i) providing written notice to Syros designating the applicable Validated Target by its ENSEMBL ID and name, and (ii) paying to Syros a Definitive Research Target Payment in accordance with Section 5.3.1 and a Validated Target Payment in accordance with Section 5.3.2, which option is exclusive with respect to the right to obtain the applicable exclusive license under Program IP pursuant Section 3.3.1(b)(i)(A).

(b)        MPN Field.  Subject to Section 3.1.4 and Section 3.2.1, Syros hereby grants to Incyte, for the period commencing on the date that a Program Target becomes an Initial Research Target in accordance with Section 2.8.4 or Section 3.4 and ending [**], an option solely in the MPN Field to select any Initial Research Target as a Validated Target and obtain the rights set forth in Section 3.3.1(b)(ii) with respect to such Validated Target, by (i) providing written notice to Syros designating the applicable Validated Target by its ENSEMBL ID and name, and (ii) paying to Syros a Definitive Research Target Payment in accordance with Section 5.3.1 and a Validated Target Payment in accordance with Section 5.3.2, which option is exclusive with respect to the right to obtain the applicable exclusive license under Program IP pursuant 3.3.1(b)(ii)(A).

3.1.2    Options to Select Definitive Research Targets as Validated Targets.

(a)        All Uses Field.  Subject to Section 3.1.4 and Section 3.2.1, Syros hereby grants to Incyte, for the period commencing on the date that a Program Target becomes a Definitive Research Target in accordance with Section 2.8.6 or Section 3.4 and ending [**], an option in the All Uses Field to select any Definitive Research Target as a Validated Target and obtain the rights set forth in Section 3.3.1(b)(i) with respect to such Validated Target, by (i) providing written notice to Syros designating the applicable Validated Target by its ENSEMBL ID and name, and (ii) paying to Syros a Validated Target Payment in accordance with Section 5.3.2, which option is exclusive with respect to the right to obtain the applicable exclusive license under Program IP pursuant Section 3.3.1(b)(i)(A).

(b)        MPN Field.  Subject to Section 3.1.4 and Section 3.2.1, Syros hereby grants to Incyte, for the period commencing on the date that a Program Target becomes a Definitive Research Target in accordance with Section 2.8.6 or Section 3.4 and ending [**], an option solely in the MPN Field to select any Definitive Research Target as a Validated Target and obtain the rights set forth in Section 3.3.1(b)(ii) with respect to such Validated Target, by (i) providing written notice to Syros designating the applicable Validated Target by its ENSEMBL ID and name, and (ii) paying to Syros a Validated Target Payment in accordance with Section 5.3.2, which option is exclusive with respect to the right to obtain the applicable exclusive license under Program IP pursuant Section 3.3.1(b)(ii)(A).

3.1.3    Options to Select Extended Research Targets as Validated Targets.

(a)        All Uses Field.  Subject to Section 3.1.4 and Section 3.2.1, Syros hereby grants to Incyte, for the period commencing on the date that a Program Target becomes an Extended Research Target in accordance with Section 2.8.8 or Section 3.4 and ending [**], an option in the All Uses Field to select any Extended Research Target as a Validated Target and obtain the rights set forth in Section 3.3.1(b)(i) with respect to such Validated Target, by (i) providing written notice to Syros designating the applicable Validated Target by its ENSEMBL ID and name, and (ii) paying to Syros a Validated Target Payment in accordance with Section 5.3.2, which option is exclusive with respect to the right to obtain the applicable exclusive license under Program IP pursuant Section 3.3.1(b)(i)(A).

(b)        MPN Field.  Subject to Section 3.1.4 and Section 3.2.1, Syros hereby grants to Incyte, for the period commencing on the date that a Program Target becomes an Extended Research Target in accordance with Section 2.8.8 or Section 3.4 and ending [**], an option solely in the MPN Field to select any Extended Research Target as a Validated Target and obtain the rights set forth in Section 3.3.1(b)(ii) with respect to such Validated Target, by (i) providing written notice to Syros designating the applicable Validated Target by its ENSEMBL ID and name, and (ii) paying to Syros a Validated Target Payment in accordance with Section 5.3.2, which option is exclusive with respect to the right to obtain the applicable exclusive license under Program IP pursuant Section 3.3.1(b)(ii)(A).  For clarity, the rights set forth in this Section 3.1.3(b) are a subset of the rights granted under Section 3.1.2(b), given that each Extended Research Target is also a Definitive Research Target.

3.1.4    Antitrust Filings.

(a)        If Incyte desires to exercise any Option, Incyte shall reasonably determine in good faith prior to exercise of any such Option whether the transactions to be consummated upon the exercise of such Option require any Antitrust Filings.  If Incyte determines in good faith that any Antitrust Filing(s) is required in connection with Incyte’s exercise of any Option and Incyte desires to exercise such Option, then Incyte shall deliver to Syros a notice of intent to exercise such Option within the period set forth in Section 3.1,  3.1.2 or 3.1.3 for such Option exercise, as applicable, which notice shall identify any required Antitrust Filings and include Incyte’s irrevocable binding commitment to complete the exercise of such Option, subject only to satisfaction of the Antitrust Conditions and the terms of this Section 3.1.4 (any such notice, a “Notice of Conditional Exercise”), whereupon the relevant Option exercise period shall be tolled with respect to the applicable Initial Research Target, Definitive Research Target or Extended Research Target for so long as is necessary for Incyte to satisfy applicable Antitrust Conditions, but subject to Incyte’s compliance with the requirements of Section 3.1.4(b) and Section 3.1.4(d).  For clarity, the Initial Research Target, Definitive Research Target or Extended Research Target will not become a Validated Target and Incyte shall not obtain the rights set forth in Section 3.3.1(b) with respect to such Initial Research Target, Definitive Research Target or Extended Research Target unless and until the Parties have obtained satisfaction of any applicable Antitrust Condition for the applicable Antitrust Filing filed pursuant to this Section 3.1.4 and complied with the requirements of this Section 3.1.4.

(b)        If Incyte delivers a Notice of Conditional Exercise with respect to any Initial Research Target, Definitive Research Target or Extended Research Target in accordance with this Section 3.1.4, each of Incyte and Syros shall cooperate to prepare and make any necessary Antitrust Filings as promptly as is practicable and advisable, with the goal of filing Antitrust Filings within [**] after the date upon which Incyte delivers the applicable notice, as applicable (or such later time as may be agreed to in writing by the Parties).  Incyte will be responsible for both Parties’ reasonable costs and expenses (including attorneys’ fees and filing fees) associated with any Antitrust Filing.  Neither Party, or any of its respective Affiliates, will be required to: (i) sell, divest (including through a license), hold separate, transfer or dispose of any assets, operations, rights, product lines, businesses or interests therein (or consent to any of the foregoing actions), or (ii) litigate or otherwise formally oppose any determination (whether judicial or administrative in nature) by a Governmental Authority seeking to impose any of the restrictions referenced in clause (i) above.

(c)        Subject to Section 3.1.4(b), within [**] after the Parties obtaining satisfaction of any applicable Antitrust Condition for any applicable Antitrust Filing with respect to any Initial Research Target, Definitive Research Target or Extended Research Target, Incyte shall deliver to Syros a notice designating the applicable Validated Target by its ENSEMBL ID and name, and Syros shall invoice Incyte within [**] thereafter and Incyte shall make the payment(s) required pursuant to Section 3.1.1,  3.1.2 or 3.1.3, as applicable, resulting in such Initial Research Target, Definitive Research Target or Extended Research Target becoming a Validated Target.

(d)        Notwithstanding the foregoing, unless otherwise agreed by the Parties in writing, if satisfaction of any applicable Antitrust Condition has not occurred within [**] after such time as both Parties have made the necessary Antitrust Filings, then, unless mutually agreed to by the Parties in writing, such proposed Initial Research Target, Definitive Research Target or Extended Research Target shall no longer be eligible for Option exercise by Incyte and all Option exercise periods as provided in Section 3.1,  3.1.2 or 3.1.3, as applicable, shall automatically be deemed to expire with respect to such Initial Research Target, Definitive Research Target or Extended Research Target.

3.1.5    Amendment of Schedule.  On or after the date on which any Initial Research Target, Definitive Research Target or Extended Research Target becomes a Validated Target pursuant to this Section 3.1, the Parties shall amend Schedule 3.1.5 to add such Validated Target to such Schedule.

3.2       Limitations on Numbers of Program Targets.

3.2.1    Validated Targets.  Incyte shall have the right to select up to [**] Initial Validated Targets and up to [**] Supplemental Validated Targets, for a total of up to seven (7) Validated Targets, in the aggregate, in accordance with Section 3.1.  Upon selection of seven (7) Validated Targets, in the aggregate, in accordance with Section 3.1, the Option rights granted to Incyte in Section 3.1 shall be deemed to have been exhausted and no further Option rights shall remain in effect (for clarity, regardless of the periods for which Option rights were granted).

3.2.2    Other Program Targets.  At no point in time shall [**] in the aggregate and with respect to any and all Program Target selection or substitution rights under this Agreement.  For clarity, this Section 3.2.2 is not intended, and shall not be construed, to establish or suggest that any minimum number of Program Targets (i) can or will be identified by Syros or (ii) will be selected by Incyte, in each case ((i) and (ii)), in relation to each of the foregoing categories.

3.2.3    Target Progression.  For clarity, and notwithstanding anything to the contrary in this Agreement: (a) each Validated Target shall also be deemed to be an Extended Research Target, a Definitive Research Target, an Initial Research Target, a Preliminary Target and an Original Target; (b) each Extended Research Target shall also be deemed to be a Definitive Research Target, an Initial Research Target, a Preliminary Target and an Original Target; (c) each Definitive Research Target shall also be deemed to be an Initial Research Target, a Preliminary Target and an Original Target; (d) each Initial Research Target shall also be deemed to be a Preliminary Target and an Original Target; and (e) each Preliminary Target shall also be deemed to be an Original Target. Any Initial Research Target, Definitive Research Target or Extended Research Target that is substituted with an Original Target in accordance with Section 3.4 shall no longer be considered an Initial Research Target, Definitive Research Target or Extended Research Target, as applicable, and shall instead be considered an Unreserved Target.

3.3       License Grants.

3.3.1    Grants to Incyte.

(a)        Research License.  Subject to the terms and conditions of this Agreement, Syros hereby grants to Incyte a non-exclusive, worldwide, royalty-free license under (i) Syros’ interest in the Program IP (including Syros’ rights under the Super-Enhancer Data and Circuitry Map Data) and (ii) the Syros Existing Background Target IP, in each case ((i) and (ii)), as necessary and solely for (A) conducting Incyte’s research and validation activities during the Research Term and in accordance with the Research Plan, and (B) evaluating Program Targets to select such Program Targets as Validated Targets (including by performing internal research studies on such Program Targets) during the period that Incyte retains an unexercised Option.  The license granted under this Section 3.3.1(a) shall terminate automatically upon the later of (1) expiration or termination of the Research Term or (2)  expiration or termination of all Options.

(b)        Validated Target Licenses.

(i)         All Uses Field License(s).

(A)       Exclusive All Uses Field License(s) Under Program IP.  Subject to the terms and conditions of this Agreement, including Section 3.3.4, upon a Program Target becoming a Validated Target in accordance with Section 3.1.1(a), Section 3.1.2(a) or Section 3.1.3(a), as applicable, Syros shall, and does hereby, grant to Incyte, during the remainder of the Term, a worldwide, royalty-bearing exclusive (including as to Syros and its Affiliates) license in the All Uses Field, with the right to grant sublicenses solely in accordance with Section 3.3.3, under Syros’ interest in the Program IP as necessary and for the sole purpose of Exploiting Associated Compounds and Associated Products with respect to such Validated Target in the All Uses Field, including (1) conducting a drug discovery program to identify Associated Compounds whose primary activity is Modulation of such Validated Target, (2) Developing such Associated Compounds and Associated Products containing such Associated Compounds, and (3) Commercializing such Associated Compounds and Associated Products, in each case ((1)-(3)), in the All Uses Field.

(B)       Non-Exclusive All Uses Field License(s) Under Syros Existing Background Target IP.  Subject to the terms and conditions of this Agreement, including Section 3.3.4, upon a Program Target becoming a Validated Target in accordance with Section 3.1.1(a), Section 3.1.2(a) or Section 3.1.3(a), as applicable, Syros shall, and does hereby, grant to Incyte, during the remainder of the Term, a worldwide, royalty-bearing non-exclusive license in the All Uses Field, with the right to grant sublicenses solely in accordance with Section 3.3.3, under Syros Existing Background Target IP as necessary and for the sole purpose of Exploiting in the All Uses Field Associated Compounds and Associated Products with respect to such Validated Target owned or controlled by Incyte or any of its Affiliates, including (1) conducting a drug discovery program to identify Associated Compounds owned or controlled by Incyte or any of its Affiliates whose primary activity is Modulation of such Validated Target, (2) Developing such Associated Compounds and Associated Products owned or controlled by Incyte or any of its Affiliates containing such Associated Compounds, and (3) Commercializing such Associated Compounds and Associated Products, in each case ((1)-(3)), in the All Uses Field.

(ii)       MPN Field License(s).

(A)       Exclusive MPN Field License(s) Under Program IP.  Subject to the terms and conditions of this Agreement, including Section 3.3.4, upon a Program Target becoming a Validated Target in accordance with Section 3.1.1(b), Section 3.1.2(b) or Section 3.1.3(b), as applicable, Syros shall, and does hereby, grant to Incyte, during the remainder of the Term, a worldwide, royalty-bearing exclusive (including as to Syros and its Affiliates) license solely in the MPN Field, with the right to grant sublicenses solely in accordance with Section 3.3.3, under Syros’ interest in the Program IP as necessary and for the sole purpose of Exploiting Associated Compounds and Associated Products with respect to such Validated Target in the MPN Field, including (1) conducting a drug discovery program to identify Associated Compounds whose primary activity is Modulation of such Validated Target, (2) Developing such Associated Compounds and Associated Products containing such Associated Compounds, and (3) Commercializing such Associated Compounds and Associated Products, in each case ((1)-(3)), in the MPN Field.

(B)       Non-Exclusive MPN Field License(s) Under Syros Existing Background Target IP.  Subject to the terms and conditions of this Agreement, including Section 3.3.4, upon a Program Target becoming a Validated Target in accordance with Section 3.1.1(b), Section 3.1.2(b) or Section 3.1.3(b), as applicable, Syros shall, and does hereby, grant to Incyte, during the remainder of the Term, a worldwide, royalty-bearing non-exclusive license solely in the MPN Field, with the right to grant sublicenses solely in accordance with Section 3.3.3, under Syros Existing Background Target IP as necessary and for the sole purpose of Exploiting in the MPN Field Associated Compounds and Associated Products with respect to such Validated Target owned or controlled by Incyte or any of its Affiliates, including (1) conducting a drug discovery program to identify Associated Compounds owned or controlled by Incyte or any of its Affiliates whose primary activity is Modulation of such Validated Target, (2) Developing such Associated Compounds and Associated Products owned or controlled by Incyte or any of its Affiliates containing such Associated Compounds, and (3) Commercializing such Associated Compounds and Associated Products, in each case ((1)-(3)), in the MPN Field.

3.3.2    Grant to Syros.  Subject to the terms and conditions of this Agreement, Incyte hereby grants to Syros and its Affiliates a non-exclusive, worldwide license under any Know-How, Patents or other intellectual property rights Controlled by Incyte as of the Effective Date or during the Research Program, in each case, as necessary and for the sole purpose of conducting the

Research Program.  The license granted under this Section 3.3.2 shall terminate automatically upon the completion or termination of the Research Program.

3.3.3    Sublicensing.

(a)        The research licenses granted in Section 3.3.1(a) and Section 3.3.2 shall not include the right to grant sublicenses; provided that either Party shall be free to utilize Affiliates or retain Third Party (sub)contractors and service providers as may be necessary or useful to have conducted the activities assigned to it under the Research Plan.

(b)        Upon a Program Target becoming a Validated Target, Incyte may grant sublicenses to Affiliates and Third Parties under the applicable license granted with respect to such Validated Target pursuant to Section 3.3.1(b);  provided that (i) any such sublicense shall be granted only pursuant to a written sublicense agreement; (ii) Incyte shall remain obligated to pay all amounts due to Syros under this Agreement in accordance with the terms hereof; (iii) the terms of any such sublicense agreement shall be subject to the terms and conditions of this Agreement and Incyte shall cause each Sublicensee to perform, and comply with, the terms and conditions of this Agreement to the same extent as such terms and conditions apply to Incyte (to the extent pertaining or relevant to the Sublicensee and, in each case, regardless of whether a particular term or condition of this Agreement makes express reference to Sublicensees); and (iv) Incyte shall be responsible for the performance by, and compliance of, any Sublicensee with the applicable terms and conditions of this Agreement.  Within [**] after the execution of any sublicense agreement with respect to any rights granted in Section 3.3.1(b), Incyte shall notify Syros of the identity of the applicable Sublicensee and provide Syros with a copy of such sublicense agreement; provided that Incyte may redact from such copy any economic terms and other terms that are not relevant to the terms of this Agreement, so long as the terms that are relevant to the terms of this Agreement remain comprehensible.

3.3.4    Retained Rights.  Neither Party grants to the other Party any intellectual property licenses or other rights, express or implied, by estoppel or otherwise, other than those licenses or rights expressly set forth in this Agreement.  Without limitation to the foregoing, any rights granted by Syros to Incyte pursuant to Section 3.3.1 expressly exclude any rights to or under: (a) any Syros Platform Improvements;  (b) any Know-How, Patents or other intellectual property rights Covering or otherwise relating to (i) the Syros Platform, (ii) any Syros Therapeutic or (iii) any Syros Excluded Target; (c) any (i) Drug Discovery and Development Know-How Controlled by Syros or any of its Affiliates or (ii) Patent Covering such Drug Discovery and Development Know-How; and (d) without limitation to clauses (a) - (c), any rights granted to Syros or any of its Affiliates by [**] under that certain License Agreement dated as of [**] between Syros and [**], including rights granted with respect to any PATENT RIGHTS (as defined in the [**]) or [**] (as defined in the [**]); which rights shall, in each case ((a) -  (d)) and subject to Section 3.5, be retained by Syros in their entirety for any and all uses, worldwide.

3.4       Substitution of Program Targets.

3.4.1    Substitution Rights.  Syros hereby grants to Incyte:

(a)        subject to Section 2.8.9,  for the period commencing on the date that [**] Program Targets have become Initial Research Targets and ending [**],  an option to substitute any Initial Research Target that is not also a Validated Target with any Original Target in accordance with Section 3.4.2;

(b)        subject to Section 2.8.9,  for the period commencing on the date that [**] Program Targets have become Definitive Research Targets and ending [**], an option to substitute any Definitive Research Target that is not also a Validated Target with any Original Target in accordance with Section 3.4.2; and

(c)        subject to Section 2.8.9,  for the period commencing on the date that [**] Program Targets have become Extended Research Targets and ending [**], an option to substitute any Extended Research Target that is not also a Validated Target with any Original Target in accordance with Section 3.4.2.

3.4.2    Substitution Requirements.

(a)        Limitations.

(i)         Number of Substitutions.  Incyte shall only have the right to substitute [**] Initial Research Targets, Definitive Research Targets and Extended Research Targets, in the aggregate, pursuant to this Section 3.4.

(ii)       No Substitution of Validated Targets.  For clarity, Incyte shall not have any right to substitute any Initial Research Target, Definitive Research Target or Extended Research Target that has become a Validated Target.

(b)        Notices.  If Incyte wishes to substitute any Initial Research Target, Definitive Research Target or Extended Research Target with an Original Target, then Incyte shall propose such substitution by written notice to (i) the Gatekeeper, designating each of the applicable Program Targets by their ENSEMBL ID and name and (ii) Syros, informing Syros that the notice in clause (i) has been submitted to the Gatekeeper.  If Incyte submits such notice to Syros [**], then Incyte shall include in such notice to Syros (A) the ENSEMBL ID and name of the applicable Original Target and (B) a biological rationale sufficient to demonstrate that such Original Target is directly relevant to an Indication in the MPN Field (the “Nexus”), which Nexus must be demonstrated by [**].

(c)        Gatekeeping.  If applicable, Syros shall notify the Gatekeeper in writing whether it accepts the Nexus (such acceptance not to be unreasonably withheld).  Within [**] after the later of (i) delivery of Incyte’s written notice to the Gatekeeper under Section 3.4.2(b) and (ii) Syros’ written acceptance to the Gatekeeper under the preceding sentence, if applicable, the Gatekeeper shall be required to notify (A) Incyte in writing if any Original Target selected by Incyte for substitution is an Incyte Excluded Target, and the identity of such Incyte Excluded Target; (2) Syros in writing if any Original Target selected by Incyte for substitution is an Incyte Excluded Target, but not the identity of such Incyte Excluded Target; and (3) the Parties in writing if any Original Target selected by Incyte for substitution is (I) a Syros Excluded Target or (II) neither an

Incyte Excluded Target nor a Syros Excluded Target.  If such Original Target is a Syros Excluded Target or Incyte Excluded Target, then such Original Target shall not be substituted for the applicable Initial Research Target, Definitive Research Target or Extended Research Target.  If such Original Target is not a Syros Excluded Target or Incyte Excluded Target, then (x) such Original Target shall be deemed to be substituted for the applicable Initial Research Target, Definitive Research Target or Extended Research Target and (y)  the Initial Research Target, Definitive Research Target or Extended Research Target for which such Original Target is substituted shall no longer constitute an Initial Research Target, Definitive Research Target or Extended Research Target, as applicable, and shall become an Unreserved Target, in each case ((x)  and  (y)), as of the date of the Gatekeeper’s written notice.

3.5       Syros Restrictive Covenants.  Except pursuant to this Agreement, Syros covenants to Incyte that, during the MPN Exclusivity Period, it shall not, and shall cause its Affiliates not to, [**].  Subject to the foregoing sentence, Syros reserves the right, during and after the MPN Exclusivity Period, on behalf of itself and its Affiliates, to Exploit the Syros Platform and any Syros Platform Improvements for any and all purposes, including on behalf of any Third Party.  Notwithstanding the foregoing, in the event of a Change of Control of Syros, from and after the date of such Change of Control, the foregoing covenant shall no longer have any force or effect and in lieu thereof Syros covenants to Incyte, that during the MPN Exclusivity Period, it shall not, and shall cause its Affiliates not to, use the Syros Platform with the specific intent of [**].

3.6       Incyte Restrictive Covenants.  Without limiting Section 2.14.1,  Incyte covenants to Syros that it shall not, and shall not permit any of its Affiliates to (a) file an IND for any Associated Compound or Associated Product with respect to any Program Target or (b) use any Drug Discovery and Development Know-How conceived, discovered, generated or otherwise made in connection with this Agreement to [**],  unless and until such Program Target has been selected by Incyte as a Validated Target in accordance with Section 3.1.

3.7       Successors in Interest.  Incyte covenants to Syros that Incyte shall not, and shall cause its Affiliates not to (and Incyte and its Affiliates shall cause their successors not to), sell, assign, or otherwise transfer to any Third Party any ownership, license or other rights in or to any Associated Compound or Associated Product with respect to any Validated Target, or any patent or other intellectual property right owned or Controlled by Incyte or any of its Affiliates (or its or their successors, as applicable) necessary for the Exploitation of such Associated Compound or Associated Product, without Syros’ prior written consent, unless, as a condition to the consummation of such sale, assignment or transfer, such Third Party expressly undertakes in writing to comply with all applicable obligations of Incyte under this Agreement with respect to such Associated Compound and Associated Product, including the payment obligations set forth in Article 5.  Any purported sale, assignment or transfer of such rights shall be void if such Third Party does not expressly undertake such obligations.

ARTICLE 4 - DEVELOPMENT AND COMMERCIALIZATION

4.1       Diligence.  Following the selection of each Validated Target in accordance with Section 3.1, as between the Parties, Incyte shall have the sole right to conduct discovery and Development of Associated Compounds Controlled by Incyte or any of its Affiliates or (sub)licensees that Modulate such Validated Target, and the Development and Commercialization of Associated Products containing such Associated Compound(s), in the Associated Licensed Field for such Validated Target, at Incyte’s sole cost and expense.  Incyte shall use Commercially Reasonable Efforts to (a) Develop, including to obtain and maintain Regulatory Approvals in the Associated Licensed Field for, at least one (1) Associated Product with respect to each Validated Target and (b) if any Associated Product receives Regulatory Approval, Commercialize such Associated Product in such Associated Licensed Field.

4.2       Progress Reports; Other Notification.  Without limiting any reporting obligations under Article 5, Incyte shall provide to Syros periodic written reports detailing the status of Development and Commercialization activities with respect to all Validated Targets and their Associated Products, including the status of in-progress and completed: (a) drug discovery activities with respect to all Validated Targets; and (b) clinical trials and Regulatory Approvals with respect to such Associated Products (“Progress Reports”); provided that until the first IND filing with respect to any Associated Product with respect to a Validated Target, Incyte shall have the right to redact [**].  The first Progress Report shall be due no later than the first day of the first Calendar Year following the date that Incyte selects the first Validated Target, and subsequent Progress Reports shall be provided to Syros by the first day of each subsequent Calendar Year.  In addition to the Progress Reports, Incyte shall promptly notify Syros in writing upon if a decision has been made to suspend or permanently discontinue research, Development or Commercialization of any Associated Product with respect to a Validated Target.

ARTICLE 5 - PAYMENTS

5.1       Initial Payment.  In partial consideration for the rights granted hereunder, within [**] after the Effective Date and receipt of an invoice from Syros, Incyte shall pay to Syros an initial amount equal to Ten Million Dollars ($10,000,000), which amount shall be non-refundable (except as otherwise provided in Section 10.5.3(b)) and non-creditable against any other amounts owed Syros under this Agreement.  The Parties acknowledge and agree that (a) Seven Million Five-Hundred Thousand Dollars of such initial amount ($7,500,000) shall constitute a prepaid reimbursement of research and development costs anticipated to be incurred by Syros during the Research Term (the “Prepaid Research Amount”) and (b) Two Million Five-Hundred Thousand Dollars of such initial amount ($2,500,000) shall constitute an upfront payment.

5.2       Purchase of Equity.  Incyte will purchase such number of shares of Syros’ common stock, $0.001 par value per share, as set forth in, and subject to the terms and conditions of, that certain Stock Purchase Agreement.

5.3       Target Selection Payments.

5.3.1    Definitive Research Target Payments.  Incyte shall pay to Syros a target selection payment of [**] Dollars ($[**]) (the “Definitive Research Target Payment”) for each Definitive Research Target designated by Incyte under this Agreement (including each Original Target that becomes a Definitive Research Target through substitution pursuant to Section 3.4).  Each Definitive Research Target Payment shall be due within [**] after Incyte’s receipt of an invoice from Syros subsequent to (a) Incyte notifying Syros that Incyte is selecting the applicable Initial Research Target as a Definitive Research Target, for any Definitive Research Target selected pursuant to Section 2.8.6(a); (b) the date of the Gatekeeper’s written notice informing the Parties that the applicable Original Target is not a Syros Excluded Target or Incyte Excluded Target, for any Definitive Research Target selected pursuant to Section 2.8.6(b); and (c) the date any Original Target is deemed to be substituted as a Definitive Research Target for any Definitive Research Target selected through substitution pursuant to Section 3.4.

5.3.2    Validated Target Payments.  Incyte shall pay to Syros one of the following target selection payments (each, a “Validated Target Payment”) for each Initial Research Target, Definitive Research Target or Extended Research Target selected by Incyte as a Validated Target, with the amount of each Validated Target Payment in accordance with the table listed below and determined based on (a) the period during which the Initial Research Target, Definitive Research Target or Extended Research Target becomes a Validated Target in accordance with Section 3.1; (b) whether such notice relates to an Initial Validated Target or a Supplemental Validated Target; and (c) whether such Validated Target is a Premium Target.  Each Validated Target Payment shall be due within [**] after Incyte’s receipt of an invoice from Syros subsequent to Incyte notifying Syros that Incyte is selecting the applicable Program Target as a Validated Target pursuant to Section 3.1.1,  3.1.2 or 3.1.3, as applicable.

Milestone Number	Period	For Each Initial Validated Target		For Each Supplemental Validated Target
		Not a Premium Target	Premium Target	Not a Premium Target	Premium Target
(1)	[**]	[**]	[**]	[**]	[**]
(2)	[**]	[**]	[**]	[**]	[**]
(3)	[**]	[**]	[**]	[**]	[**]
(4)	[**]	[**]	[**]	[**]	[**]
(5)	[**]	[**]	[**]	[**]	[**]
(6)	[**]	[**]	[**]	[**]	[**]

By way of example, [**].

5.4       Development Milestone Payments.  On a Validated Target-by-Validated Target and Indication-by-Indication basis, upon first achievement of each of the following development milestone events (each, a “Development Milestone Event”) with respect to such Validated Target and applicable Indication by Incyte, any of its Affiliates, or its or their (sub)licensees, Incyte shall provide written notice of such achievement to Syros, which notice shall be provided no later than [**] after the achievement of the applicable Development Milestone Event.  Syros shall invoice Incyte following the achievement of each applicable Development Milestone Event and Incyte shall pay to Syros the corresponding milestone payment within [**] after receipt of such invoice from Syros (each, a “Development Milestone Payment”), which shall be non-refundable, non-creditable and fully earned upon the achievement of the applicable Development Milestone Event:

Milestone Number	Development Milestone Event	Development Milestone Payment with respect to the first Indication with respect to each Validated Target	Development Milestone Payment with respect to the second Indication with respect to each Validated Target	Development Milestone Payment with respect to the third Indication with respect to each Validated Target
(1)	[**]	[**]	[**]	[**]
(2)	[**]	[**]	[**]	[**]
(3)	[**]	[**]	[**]	[**]
(4)	[**]	[**]	[**]	[**]
(5)	[**]	[**]	[**]	[**]
(6)	[**]	[**]	[**]	[**]

For purposes of determining whether the first Indication is distinct from the second Indication and whether the third Indication is distinct from the first Indication and second indication for purposes of payment of milestone payments under this Section 5.4, the following shall apply:

With respect to cancer, Indications of the same cancer type shall be deemed the same Indication unless they [**].

With respect to all Indications other than those in cancer, a first Indication shall not be distinct from a second Indication if [**].

For the avoidance of doubt, (a) each of the Development Milestone Payments shall be payable only once for each of the first, second and third Indications with respect to a given Validated Target based, in each case, on an Associated Product with respect to the applicable Validated Target achieving such Development Milestone with respect to the applicable Indication; (b) the Development Milestone Payments for the first, second and third Indications for any Associated Product(s) with respect to the applicable Validated Target may be triggered by the achievement of a Development Milestone Event with respect to the same or different Associated Product(s) with respect to such Validated Target; and (c) the maximum amount payable to Syros under this Section 5.4 with respect to each Validated Target shall be Fifty Million Dollars ($50,000,000).  In the event that Development Milestone Event number (4), (5) or (6) is achieved with respect to any Indication prior to Development Milestone Event number (2) having been achieved or paid with respect to such Indication, without limitation to or modification of Incyte’s obligations hereunder, Incyte shall pay to Syros the corresponding milestone payment due with respect to Development Milestone Event number (2) no later than the date on which the Development Milestone Payment for Development Milestone Events (4), (5) or (6), as applicable, is due.

5.5       Sales Milestone Payments.  On a Validated Target-by-Validated Target basis, in the event of the achievement of each of the following sales milestone events based on annual aggregate Net Sales of any and all Royalty Products with respect to a given Validated Target (each, a “Sales Milestone Event”), Incyte shall pay to Syros the corresponding milestone payment (each, a “Sales Milestone Payment”), which in each case shall be non-refundable, non-creditable and fully earned upon the achievement of the applicable Sales Milestone Event:

Milestone Number	Sales Milestone Event	Sales Milestone Payment
(1)	Annual aggregate Net Sales of any and all Royalty Products with respect to a given Validated Target, worldwide, exceed [**] Dollars ($[**])	[**]
(2)	Annual aggregate Net Sales of any and all Royalty Products with respect to a given Validated Target, worldwide, exceed [**] Dollars ($[**])	[**]
(3)	Annual aggregate Net Sales of any and all Royalty Products with respect to a given Validated Target, worldwide, exceed [**]Dollars ($[**])	[**]
(4)	Annual aggregate Net Sales of any and all Royalty Products with respect to a given Validated Target, worldwide, exceed [**] Dollars ($[**])	[**]

For the avoidance of doubt, (a) each of the Sales Milestone Payments shall be payable only once with respect to each Validated Target and the maximum amount payable to Syros under this Section 5.5 with respect to each Validated Target shall be Sixty-Five Million Dollars ($65,000,000), (b) in the event that in a given Calendar Year more than one Sales Milestone Event is achieved, a separate Sales Milestone Payment shall become due with respect to each Sales Milestone Event that is achieved in such Calendar Year, and (c) Sales Milestone Events with respect to a given Validated Target may be achieved in separate Calendar Years (for example, in the event that for Calendar Year 2020, annual aggregate Net Sales of any and all Royalty Products with respect to a given Validated Target, worldwide, are $[**] and in Calendar Year 2021 annual aggregate Net Sales of any and all Royalty Products with respect to such Validated Target, worldwide, are $[**], Sales Milestone Event number (1) would be achieved with respect to such Validated Target in Calendar Year 2020 and Sales Milestone Event number (2) would be achieved with respect to such Validated Target in Calendar Year 2021).

5.6       Royalties.

5.6.1    Royalties;  Royalty Rates.  Subject to Section 5.6.2, Incyte shall pay to Syros royalties on worldwide annual Net Sales of each Royalty Product.  The royalty rate shall be determined on a Validated Target-by-Validated Target basis based on annual aggregate Net Sales of any and all Royalty Products with respect to a given Validated Target, as follows:

That portion of annual aggregate Net Sales of any and all Royalty Products with respect to a given Validated Target, worldwide, during any Calendar Year that is:	Royalty Rate
Less than or equal to [**] Dollars ($[**])	[**]%
Greater than [**] Dollars ($[**]) and less than or equal to [**] Dollars ($[**])	[**]%
Greater than [**] Dollars ($[**])	[**]%

For the avoidance of doubt, if Royalty Product #1 with respect to a given Validated Target achieves annual Net Sales of $[**], and Royalty Product #2 with respect to the same Validated Target achieves annual Net Sales of $[**], then the royalty rate for both Royalty Product #1 and Royalty Product #2 shall be [**]%.

5.6.2    Royalty Term; Royalty Reductions and Floor.

(a)        Royalty Term.  Incyte shall have no obligation to pay any royalty with respect to Net Sales of a Royalty Product in any country with respect to any period after the Royalty Term in such country has expired with respect to such Royalty Product, and Net Sales of such Royalty Product with respect to any period after the Royalty Term for such Royalty Product in such country has expired shall be excluded for purposes of calculating the applicable royalty rate in Section 5.6.1.

(b)        Royalty Reductions and Floor.  If, during any portion of the Royalty Term for any Royalty Product in any country (i) there is no Valid Claim of a [**]; or (ii) a Generic Product with respect to such Royalty Product is commercially sold and continues to be sold in such country, then, in each cases ((i) or (ii)), the royalty rates specified in Section 5.6.1 shall be reduced by [**] percent ([**]%) with respect to Net Sales of such Royalty Product in such country during such portion of the Royalty Term.  Notwithstanding the foregoing, in no event shall the royalty rates specified in Section 5.6.1 be reduced by more than [**] percent ([**]%), in the aggregate, in any Calendar Quarter, as a result of the reductions set forth in this Section 5.6.2(b).

5.6.3    Royalty Payment, Sales Milestone Payments and Reports.  Incyte shall calculate all amounts payable to Syros pursuant to Section 5.5 and this Section 5.6 at the end of each Calendar Quarter, which amounts shall be converted to Dollars in accordance with Section 5.7.  No later than [**] after the end of each Calendar Quarter in which Net Sales occur, Incyte shall provide to Syros a good faith estimate of (a) Net Sales for such Calendar Quarter, any expected adjustments that will be made pursuant to Section 5.6.2 and the estimated royalty amounts and (b) any estimated Sales Milestones Payments, in each case ((a) and (b)) that will be due to Syros with respect to such Calendar Quarter.  No later than [**] after the end of each Calendar Quarter in which Net Sales occur, Incyte shall provide to Syros a statement specifying, on a Royalty Product-by-Royalty Product, Validated Target-by-Validated Target and country-by-country basis, the Net Sales for such Calendar Quarter, the amount of Invoiced Sales and Net Sales of each Royalty Product in each country during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), in the case of any Combination Product, the volume-weighted average sales with respect to each Combination Product in each country and the calculation of any adjustment to Net Sales to account for such Combination Product (calculated in accordance with the definition of “Net Sales”) in such country, and a calculation of the amount of royalty payments due on such Net Sales for such Calendar Quarter and the Sales Milestone Payments due for such Calendar Quarter.  Syros shall invoice Incyte for amounts due as royalty payments pursuant to Section 5.6 and Sales Milestone Payments pursuant to Section 5.5 with respect to a given Calendar Quarter and Incyte shall pay to Syros the amounts due with respect to a given Calendar Quarter within [**] after the receipt by Incyte of an invoice therefor.

5.7       Payment Method.  All payments to Syros under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Syros may from time to time designate by notice to Incyte.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Incyte shall convert any amount expressed in a foreign currency into Dollar equivalents using the arithmetic average of the exchange rates for the purchase of Dollars as published in The Wall Street Journal, Eastern Edition, for the Calendar Quarter to which such payments relate.

5.8       Taxes.  All payments owed by Incyte to Syros pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law.  Syros shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Incyte) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  Incyte shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold.  If Incyte takes any actions that would increase any required withholding taxes that otherwise would not be required absent such action, including a change in tax residence, (sub)license or assignment of this Agreement or any rights or obligations hereunder by law or otherwise, or any merger, acquisition, asset purchase or sale of all or substantially all of its business or assets, Incyte shall increase the amount so payable as necessary so that after such deduction or withholding of withholding taxes has been made, Syros receives the amount it would have received had no such deduction or withholding been made.  Notwithstanding the foregoing, if Syros is entitled under any applicable tax treaty to a reduction in the rate of, or the elimination of, applicable withholding tax, it may deliver to Incyte or the appropriate governmental authority (with the assistance of Incyte to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Incyte of its obligation to withhold such tax and Incyte shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Incyte has received evidence of Syros’ delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [**] prior to the date that an applicable Payment is due.  If, in accordance with the foregoing, Incyte withholds any amount, it shall pay to Syros the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Syros proof of such payment within [**] following such payment.

5.9       Interest on Overdue Payments.  Incyte shall be liable for interest on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to [**];  provided that with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

5.10     Financial Records.

5.10.1  Incyte Financial Records.  Incyte shall and shall cause its Affiliates and its and their direct or indirect successors (whether as a successor-in-interest with respect to any of the foregoing Persons or an Associated Product by way of product acquisition or otherwise), or any licensee or sublicensee of any of the foregoing, to, keep complete and accurate financial books and records pertaining to the Commercialization of Royalty Products hereunder, including books and records of Invoiced Sales and Net Sales of Royalty Products, in sufficient detail to calculate and verify all amounts payable hereunder.  Incyte shall and shall cause its Affiliates and its and their (sub)licensees to, retain such books and records until the later of (a) [**] after the end of the period to which such books and records pertain; (b) the expiration of the applicable tax statute of limitations (or any extensions thereof); or (c) such longer period as may be required by Applicable Law.

5.10.2  Syros Financial Records.  Syros shall and shall cause its Affiliates and its and their direct or indirect successors (whether as a successor-in-interest with respect to any of the foregoing Persons or an Associated Product by way of product acquisition or otherwise), to keep complete and accurate financial books and records pertaining to the costs incurred by Syros that Syros is allocating to the Prepaid Research Amount, including books and records with respect to FTEs, in sufficient detail to calculate and verify all such allocated costs.  Syros shall and shall cause its Affiliates to retain such books and records until the later of (a) [**] after the end of the period to which such books and records pertain; (b) the expiration of the applicable tax statute of limitations (or any extensions thereof); or (c) such longer period as may be required by Applicable Law.

5.11     Audits.

5.11.1  Syros Audit Right.  At the request of Syros, Incyte shall, and shall cause its Affiliates and its and their (sub)licensees to, permit an independent auditor designated by Syros, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 5.10.1 to ensure the accuracy of all reports and payments made hereunder.  The cost of such audit shall be borne by [**].  If such audit concludes that additional amounts were owed by Incyte, then Incyte shall pay such additional amounts, with interest from the date originally due as provided in Section 5.9, within [**] after the date on which such audit is completed.

5.11.2  Incyte Audit Right.  At the request of Incyte, in the event that (a) Syros seeks payment or reimbursement from Incyte for any Permitted Overrun Costs pursuant to Section 2.6.3(d), or for amounts in addition to the Prepaid Research Amount pursuant to Section 2.6.3(c), or (b) Syros becomes obligated to refund to Incyte any portion of the Prepaid Research Amount pursuant to Section 10.5.3(b), Syros shall, and shall cause its Affiliates to, permit an independent auditor designated by Incyte, at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 5.10.2 to ensure the accuracy of all costs allocated to the performance of the applicable activities under the Research Plan.  The cost of such audit shall be borne by [**].

ARTICLE 6 - INTELLECTUAL PROPERTY

6.1       Ownership and Use.

6.1.1    Syros Existing Background Target IP and Syros Platform Improvements.  As between the Parties, Syros shall (a) retain all right, title and interest in and to the Syros Existing Background Target IP and (b) own all right, title and interest in and to the Syros Platform Improvements.

6.1.2    Ownership and Use of Program IP.  The Parties shall [**], the “Joint Program IP”).  As between the Parties, Syros [**].  As between the Parties, Incyte [**].  Unless otherwise agreed in writing, each Party covenants to the other Party that it shall not use any Program IP for any purpose other than [**].

6.1.3    Use of Program Data.

(a)        Super-Enhancer Data.

(i)         By Incyte for Selection of Program Targets.  Except as expressly permitted in Section 6.1.3(a)(ii) with respect to any Program Target that becomes a Validated Target in accordance with Section 3.1, Incyte shall have the right to use the Super-Enhancer Data with respect to such Program Target solely for purposes of exercising its rights under Section 3.3.1(a), including (A) selecting Preliminary Targets in accordance with Section 2.8.2; (B)

selecting Initial Research Targets in accordance with Section 2.8.4; (C) selecting Definitive Research Targets in accordance with Section 2.8.6; (D) selecting Extended Research Targets in accordance with Section 2.8.8; (E) selecting Validated Targets in accordance with Section 3.1; or (F) substituting an Initial Research Target, Definitive Research Target or Extended Research Target with an Original Target in accordance with Section 3.4, in each case ((A)-(F)), in accordance with this Agreement.

(ii)       By Incyte for Validated Targets.  Upon a Program Target becoming a Validated Target, Incyte shall have the right to use the Super-Enhancer Data with respect to such Validated Target for purposes of exercising the applicable rights granted to Incyte with respect to such Validated Target pursuant to Section 3.3.1(b).

(b)        Circuitry Map Data.

(i)         By Incyte for Selection of Program Targets.  Except as expressly permitted in Section 6.1.3(b)(ii) with respect to any Program Target that becomes a Validated Target in accordance with Section 3.1, Incyte shall have the right to use the Circuitry Map Data with respect to such Program Target solely for purposes of exercising its rights under Section 3.3.1(a), including (A) selecting Preliminary Targets in accordance with Section 2.8.2; (B) selecting Initial Research Targets in accordance with Section 2.8.4; (C) selecting Definitive Research Targets in accordance with Section 2.8.6; (D) selecting Extended Research Targets in accordance with Section 2.8.8; (E) selecting Validated Targets in accordance with Section 3.1; or (F) substituting an Initial Research Target, Definitive Research Target or Extended Research Target with an Original Target in accordance with Section 3.4, in each case ((A)-(F)), in accordance with this Agreement.

(ii)       By Incyte for Validated Targets.  Upon a Program Target becoming a Validated Target, Incyte shall have the right to use the Circuitry Map Data with respect to such Validated Target for purposes of exercising the rights granted to Incyte with respect to such Validated Target pursuant to Section 3.3.1(b).

(c)        Initial Research Target Validation Data.

(i)         By Incyte for Selection of Program Targets.  Except as expressly permitted in Section 6.1.3(c)(ii) with respect to any Program Target that becomes a Validated Target  in accordance with Section 3.1, Incyte shall have the right to use the Initial Research Target Validation Data with respect to such Program Target solely for purposes of exercising its rights under Section 3.3.1(a), including (A) selecting Initial Research Targets in accordance with Section 2.8.4; (B) selecting Definitive Research Targets in accordance with Section 2.8.6; (C) selecting Extended Research Targets in accordance with Section 2.8.8; (D) selecting Validated Targets in accordance with Section 3.1; or (E) substituting an Initial Research Target, Definitive Research Target or Extended Research Target with an Original Target in accordance with Section 3.4, in each case ((A)-(E)), in accordance with this Agreement.

(ii)       By Incyte for Validated Targets.  Upon a Program Target becoming a Validated Target, Incyte shall have the right to use the Initial Research Target Validation

Data with respect to such Validated Target for purposes of exercising the applicable rights granted to Incyte with respect to such Validated Target pursuant to Section 3.3.1(b).

(d)        Definitive Research Target Validation Data.

(i)         By Incyte for Selection of Program Targets.  Except as expressly permitted in Section 6.1.3(d)(ii) with respect to any Program Target that becomes a Validated Target in accordance with Section 3.1, Incyte shall have the right to use the Definitive Research Target Validation Data with respect to such Program Target solely for purposes of exercising its rights under Section 3.3.1(a), including (A) selecting Initial Research Targets in accordance with Section 2.8.4; (B) selecting Definitive Research Targets in accordance with Section 2.8.6; (C) selecting Extended Research Targets in accordance with Section 2.8.8; (iv) selecting Validated Targets in accordance with Section 3.1; or (D) substituting an Initial Research Target, Definitive Research Target or Extended Research Target with an Original Target in accordance with Section 3.4, in each case ((A)-(D)), in accordance with this Agreement.

(ii)       By Incyte for Validated Targets.  Upon a Program Target becoming a Validated Target, Incyte shall have the right to use the Definitive Research Target Validation Data with respect to such Validated Target for purposes of exercising the applicable rights granted to Incyte with respect to such Validated Target pursuant to Section 3.3.1(b).

(e)        Other Program Data.

(i)         By Incyte for Selection of Program Targets.  Except as expressly permitted in Section 6.1.3(e)(ii) with respect to any Program Target that becomes a Validated Target in accordance with Section 3.1, Incyte shall have the right to use the Program Data described in clause (b) of the definition of “Program Know-How” with respect to such Program Target solely for purposes of exercising its rights under Section 3.3.1(a), including (A) selecting Initial Research Targets in accordance with Section 2.8.4; (B) selecting Definitive Research Targets in accordance with Section 2.8.6; (C) selecting Extended Research Targets in accordance with Section 2.8.8; (iv) selecting Validated Targets in accordance with Section 3.1; or (D) substituting an Initial Research Target, Definitive Research Target or Extended Research Target with an Original Target in accordance with Section 3.4, in each case ((A)-(D)), in accordance with this Agreement.

(ii)       By Incyte for Validated Targets.  Upon a Program Target becoming a Validated Target, Incyte shall have the right to use the Program Data described in clause (b) of the definition of “Program Know-How” with respect to such Validated Target for purposes of exercising the applicable rights granted to Incyte with respect to such Validated Target pursuant to Section 3.3.1(b).

(f)        Excluded Programs.  Without limitation to Section 2.14, (i) Syros shall not have the right to use any Program Know-How, including any Program Data, in performing any Internal Syros Program or any program under a Third Party Collaboration Agreement, including with respect to any Unreserved Target or Syros Excluded Target; provided, however, that, notwithstanding this Section 6.1 or Section 2.14.2,  Syros may use lists of Program Targets, Reserved Targets and Unreserved Targets for purposes of ensuring its compliance with the terms of this

Agreement and (ii) Incyte shall not have the right to use any Program Know-How, including any Program Data, in performing any Internal Incyte Program with respect to any Incyte Excluded Target.

6.1.4    Disclosure of Inventions.  Each Party shall promptly disclose to the other Party in writing the conception, discovery, development or other making of any invention included in the Program Know-How by or on behalf of such Party or any of its Affiliates or its or their (sub)licensees.  Incyte shall promptly disclose to Syros in writing the conception, discovery, development or other making of any invention included in the Syros Platform Improvements by or on behalf of Incyte or any of its Affiliates or its or their (sub)licensees.

6.1.5    Assignment.

(a)        To Syros.  Incyte shall, and does hereby, assign, and shall cause its Affiliates to assign, to Syros, without additional compensation, its and their entire right, title and interest in, to and under the Super-Enhancer Data and Syros Platform Improvements.

(b)        To Incyte.  Syros shall, and does hereby, assign, and shall cause its Affiliates to assign, to Incyte, without additional compensation, its and their entire right, title and interest in, to and under the Definitive Research Target Validation Data.

(c)        Joint Interests.  Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their (sub)licensees to so assign, to the other Party, without additional compensation, such right, title and interest in, to and under the Joint Program IP [**].

6.1.6    Assignment Obligation.  Each Party shall (a) cause all of its employees and agents and (b) use commercially reasonable efforts to cause all other Persons, in each case ((a) and (b)), who perform activities on behalf of such Party in connection with this Agreement, to be under a written obligation to assign their rights in any intellectual property resulting therefrom to such Party, except where Applicable Law requires otherwise.

6.2       Patent Prosecution and Maintenance.

6.2.1    Syros Existing Background Target Patents and Patents within the Syros Platform Improvements.  As between the Parties, Syros shall have the sole right, but not the obligation, to be the Prosecuting Party for (a) the Syros Existing Background Target Patents and (b) any Patents within the Syros Platform Improvements, in each case ((a) and (b)), worldwide, at its sole cost and expense and using counsel of its own choice.

6.2.2    Non-Validated Target Patents.  The provisions of this Section 6.2.2 shall apply with respect to any Program Patent that solely Covers Program Know-How relating to a given Program Target that has not yet been selected as a Validated Target in accordance with Section 3.1 and not any other Program Know-How (each, a “Non-Validated Target Patent”).

(a)        Generally.  Except as otherwise agreed by the Parties in writing, unless and until a Program Target is selected as a Definitive Research Target, [**].  Following selection of a Program Target as a Definitive Research Target and payment of the applicable Definitive Research Target Payment, [**] with respect to such Definitive Research Target, in accordance with this Section 6.2.2;  provided that [**].

(b)        Notice from Incyte and Evaluation by the JPC.  For each Non-Validated Target Patent that Incyte desires to file with respect to a Definitive Research Target, Incyte shall notify Syros in writing via the JPC, and in such notice shall identify such Definitive Research Target (by ENSEMBL ID and name) and the Associated Optioned Field(s) with respect to such Definitive Research Target.  Promptly following receipt of such notice, [**], and Incyte shall provide to the JPC Program Data generated by Incyte with respect to such Definitive Research Target, to the extent reasonably necessary to demonstrate that the applicable patentability criteria have been fulfilled.  If (i)  [**], as determined by the JPC and (ii)  the [**] in accordance with Section 6.2.2(c).

(c)        Prosecution and Maintenance.

(i)         Disclosure and Claim Scope.  The disclosure and claim scope of any Non-Validated Target Patent shall be limited, as of the filing date of such Patent, to the broadest Associated Optioned Field for the applicable Definitive Research Target.  For example, if, as of the filing date of a Non-Validated Target Patent, Incyte retains an unexercised Option in only the MPN Field to select the applicable Definitive Research Target as Validated Target, then the disclosure and claim scope of such Non-Validated Target Patent shall be limited to the MPN Field.

(ii)       Prosecution Activities.  As between the Parties, Syros shall have the sole right to be the Prosecuting Party for the Non-Validated Target Patents, worldwide, at Incyte’s sole cost and expense and using counsel mutually agreed upon by the Parties.  Unless otherwise agreed by the Parties in writing, and subject to Incyte fulfilling its obligations with respect to such costs and expenses, Syros shall not abandon any Non-Validated Target Patent that Covers any Know-How relating to any Definitive Research Target during the period that Incyte retains an unexercised Option to select such Definitive Research Target as a Validated Target.

(iii)      [**].  With respect to a particular Definitive Research Target, upon expiration or termination of Incyte’s Option to select such Definitive Research Target as a Validated Target (for clarity, without exercise of such option):

(A)       any Non-Validated Target Patent that Covers any Program Know-How relating to such Definitive Research Target and does not Cover any Program Know-How relating to a Validated Target shall be deemed to (1) be a “Reverted Target Patent” and (2) [**];

(B)       (1) any Program Data disclosed in a published Reverted Target Patent shall be deemed to (I) be “Reverted Target Data” and (II)  [**];

(C)       Incyte shall, and does hereby, and shall cause its Affiliates and its and their (sub)licensees to, assign to Syros all right,

title and interest in and to any Program Know-How (including any inventions) to the extent related to such Definitive Research Target, which Program Know-How [**] shall be deemed the Confidential Information of Syros as of the date of expiration or termination of such Option; and

(D)       [**].

6.2.3    Validated Target Patents.  The provisions of this Section 6.2.3 shall apply with respect to any Program Patent that (x) Covers Program Know-How relating to a given Program Target that has been selected as a Validated Target in accordance with Section 3.1 and (y) does not Cover any Program Know-How relating to a Definitive Research Target that has not been selected as a Validated Target in accordance with Section 3.1 (each, a “Validated Target Patent”).  Upon selection of any Validated Target in accordance with Section 3.1, any Non-Validated Target Patent that Covers any Program Know-How relating to such Validated Target shall become a “Validated Target Patent”.

(a)        Prosecution and Maintenance.

(i)         Disclosure and Claim Scope.

(A)       Patents Filed Before Selection of the Relevant Program Target as a Validated Target.  If Incyte selects a Program Target as a Validated Target and such Program Target was the subject of a Non-Validated Target Patent that becomes a Validated Target Patent pursuant to Section 6.2.3, then the claims of such Validated Target Patent shall, if applicable, be amended to limit their scope to the Associated Licensed Field for such Validated Target.  For example, if Incyte exercises its Option with respect to a Validated Target in only the MPN Field, and such Validated Target was the subject of a Non-Validated Target Patent that claimed such Validated Target in the All Uses Field, then the claims of such Non-Validated Target Patent that becomes a Validated Target Patent shall be amended to limit their scope to the MPN Field.

(B)       Patents Filed Following Selection of the Relevant Program Target as a Validated Target.  If Incyte selects a Program Target as a Validated Target and such Program Target was not the subject of a Non-Validated Target Patent, then the disclosure and claim scope of any Validated Target Patent filed after such selection shall be limited, as of the filing date of such Patent, to the Associated Licensed Field for such Validated Target.  For example, if, as of the filing date of a Validated Target Patent, Incyte holds an exclusive license in only the MPN Field, then the disclosure and claim scope of such Validated Target Patent shall be limited to the MPN Field.

(b)        Prosecution Activities.  As between the Parties, and in accordance with Section 6.2.5, Syros shall have the first right, but not the obligation, to be the Prosecuting Party for the Validated Target Patents, worldwide, at Incyte’s sole cost and expense and using counsel mutually agreed upon by the Parties.  If Syros decides that it will not conduct, or will cease to conduct, the Prosecution Activities with respect to any Validated Target Patent, in any country, then, subject to Incyte fulfilling its obligations with respect to such costs and expenses, Syros shall provide written notice to Incyte of such intention at least [**] in advance of any deadline for avoiding abandonment of (or other loss of rights with respect to) such Validated Target Patent, and Incyte shall thereupon have the option, in its sole discretion and in accordance with Section 6.2.5, to become the Prosecuting Party for such Validated Target Patent in such country, at Incyte’s sole cost and expense and using counsel mutually agreed upon by the Parties.

6.2.4    Separation of Disclosures and Claims.

(a)        Program Targets.  Unless otherwise agreed by the Parties in writing, each Non-Validated Target Patent and each Validated Target Patent will only Cover Program Know-How relating to one Definitive Research Target or Validated Target, as applicable.

(b)        Program Patents and Patents within Syros Platform Improvements.  If an invention necessary for the Exploitation of a Validated Target in its Associated Licensed Field can be claimed in a Program Patent and Syros reasonably desires to also claim such invention in a Patent within the Syros Platform Improvements, then the Parties shall cooperate to implement reasonable patent prosecution strategies via the JPC, such as filing two separate Patent applications on the same day, or filing continuation or divisional applications, as necessary to grant Incyte rights under such invention necessary for the Exploitation of an Associated Product in its Associated Licensed Field pursuant to the applicable license grant in Section 3.3.1(b)(i) or Section 3.3.1(b)(ii).

6.2.5    Rights of the Non-Prosecuting Party.  The Prosecuting Party with respect to any Non-Validated Target Patent or Validated Target Patent shall periodically inform the non-Prosecuting Party of all material steps with regard to the Prosecution Activities for such Non-Validated Target Patent or Validated Target Patent, including by providing the non-Prosecuting Party with a copy of all material communications to and from any patent authority regarding such Non-Validated Target Patent or Validated Target Patent, any and all communications to and from any patent authority regarding such Non-Validated Target Patent or Validated Target Patent that are requested by the non-Prosecuting Party via the JPC, and by providing the non-Prosecuting Party drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow a reasonable opportunity for the non-Prosecuting Party to review and comment thereon.  The Prosecuting Party shall consider in good faith the timely requests and suggestions of the non-Prosecuting Party with respect to such drafts; provided, however, that if the non-Prosecuting Party is paying all costs for such Prosecution Activities, the Prosecuting Party shall not unreasonably withhold its agreement to the adoption of such comments to the extent consistent with a patent strategy established by the JPC.

6.2.6    Cooperation.  The non-Prosecuting Party with respect to any Non-Validated Target Patent, Validated Target Patent or Patent within the Syros Platform Improvements shall, and shall cause its Affiliates to, assist and cooperate with the Prosecuting Party, as the Prosecuting Party may reasonably request from time to time, in connection with Prosecution Activities conducted in accordance with this Section 6.2, including by: (a) offering comments, if any, promptly; (b) providing access to relevant documents and other evidence and making its employees available at reasonable business hours; and (c) executing necessary legal documents; provided that (i) Incyte, if it is the Prosecuting Party for any Non-Validated Target Patent or Validated Target Patent, shall reimburse Syros and its Affiliates for its or their reasonable and verifiable legal fees and expenses incurred in connection therewith and (ii) Syros, as the Prosecuting Party for any Patent within the Syros Platform Improvements, shall reimburse Incyte and its Affiliates for its or their reasonable and verifiable legal fees and expenses incurred in connection therewith.

6.2.7    Common Ownership Under Joint Research Agreements.  Notwithstanding anything to the contrary in this Article 6, neither Party shall have the right to make an election under 35 U.S.C. §102(c) when exercising its rights under this Article 6 without the prior written consent of the other Party.  With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. §100(h).

6.2.8    [**].  Unless otherwise agreed by the Parties in writing, [**], other than (a) Non-Validated Target Patents filed in accordance with Section 6.2.2; (b) Validated Target Patents filed in accordance with Section 6.2.3 or (c) Patents within the Syros Platform Improvements filed in accordance with Section 6.2.4(b).  In the event that [**], the Parties shall discuss in good faith and agree upon responsibilities for Prosecution Activities, enforcement and defense of such Program Patent.

6.3       Enforcement of Intellectual Property Rights.

6.3.1    Syros Existing Background Target IP and Syros Platform Improvements.  As between the Parties, Syros shall have the sole right, but not the obligation, to be the Enforcing Party with respect to any alleged or threatened infringement or misappropriation (collectively, “Infringement”) of any (a) Syros Existing Background Target IP or (b) Syros Platform Improvements, in each case ((a) and (b)), at its sole cost and expense and using counsel of its own choice.

6.3.2    Notice.  Each Party shall promptly notify the other Party in writing of any Infringement of any: (a) (i) Non-Validated Target Patent or (ii) Program Know-How that specifically relates to a Definitive Research Target that is the subject of a Non-Validated Target Patent and the Associated Licensed Field for such Definitive Research Target (such Non-Validated Target Patents and Program Know-How, collectively, the “Non-Validated Target Program IP”); and (b) (i) Validated Target Patent or (ii) Program Know-How that specifically relates to a Validated Target and its Associated Licensed Field (such Validated Target Patents and Program Know-How, collectively, the “Validated Target Program IP”), in each case ((a) and (b)), of which such Party becomes aware.

6.3.3    Non-Validated Target Program IP.  As between the Parties, Syros shall have the sole right, but not the obligation, to be the Enforcing Party with respect to the Infringement of any Non-Validated Target Program IP, at its sole cost and expense and using counsel of its own choice.

6.3.4    Validated Target Program IP.  As between the Parties, Incyte shall have the first right, but not the obligation, to be the Enforcing Party with respect to the Infringement of any Validated Target Program IP, at its sole cost and expense and using counsel of its own choice.  If Incyte notifies Syros that Incyte does not wish to be the Enforcing Party with respect to any Infringement, or fails to prosecute or resolve any Infringement of any Validated Target Program IP by the earlier of (a) [**] after notice of such Infringement is provided under Section 6.3.2 or (b) [**] prior to any final deadline under Applicable Law to prosecute or resolve such Infringement, then Syros shall have the right, but not the obligation, to become the Enforcing Party with respect to such Infringement, at its sole cost and expense and using counsel of its own choice.

6.3.5    Rights of the Non-Enforcing Party.  The non-Enforcing Party with respect to any Non-Validated Target Program IP or Validated Target Program IP shall be entitled, at its own expense, to be represented in any action to prosecute the Infringement of such Non-Validated Target Program IP or Validated Target Program IP by counsel of its own choice, and to participate in decisions regarding the appropriate course of conduct for such action, and the additional right to join and participate in such action; provided that the Enforcing Party shall retain control of the applicable claim, suit or proceeding, including, notwithstanding anything to the contrary in Section 6.4, the response to any defense or defense of any counterclaim raised in connection therewith; and provided, further, that in connection with any action with respect to any Non-Validated Target Program IP or Validated Target Program IP, the Enforcing Party shall (a) keep the non-Enforcing Party reasonably informed of any material steps taken and provide copies of all material documents filed in connection with such action, and (b) consider in good faith any reasonable comments from the non-Enforcing Party.

6.3.6    Cooperation.  The Parties shall, and shall cause their respective Affiliates to, cooperate fully in any enforcement action pursuant to this Section 6.3, including, as applicable, by making the inventors, developers, applicable records and documents (including laboratory notebooks) with respect to the relevant Non-Validated Target Program IP, Validated Target Program IP or Syros Platform Improvements available upon the Enforcing Party’s reasonable request.  Each Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as such Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 6.3, including, where necessary, joining in or being named as a necessary party to such action (or furnishing a power of attorney for such purpose), providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Enforcing Party shall reimburse the non-Enforcing Party (or its Affiliate(s)) for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

6.3.7    Settlements.  The Enforcing Party with respect to any Infringement under this Section 6.3 shall have the right to settle any claim with respect to such Infringement; provided that neither Party shall have the right to settle any such claim with respect to any (a) Validated Target Program IP or (b) Non-Validated Target Program IP,  in the case of this clause (b), solely (i) during the period that Incyte retains an unexercised Option to obtain an exclusive license under such Non-Validated Target Program IP and (ii) in the applicable Associated Optioned Field, in each case ((a) and (b)), in a manner that has a material adverse effect on the rights or interests of the other Party or its Affiliates, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party or its Affiliates, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

6.3.8    Recoveries.

(a)        Generally.  Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of any enforcement action under this Section 6.3 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  Any remainder after such reimbursement is made shall be allocated as set forth in Section 6.3.8(b).

(b)        Remainders.  If Incyte is the Enforcing Party, then (i) to the extent not representing treble or punitive damages, any remainder after reimbursement pursuant to Section 6.3.8(a) shall be retained by Incyte and treated as “Net Sales” in the Calendar Year in which it is actually received for purposes of Incyte’s payment obligations to Syros pursuant to Article 5 and (ii) to the extent representing treble or punitive damages, any remainder after reimbursement pursuant to Section 6.3.8(a) shall be allocated [**] percent ([**]%) to [**] and [**] percent ([**]%) to [**].  If Syros is the Enforcing Party with respect to any Syros Existing Background Target IP, Syros Platform Improvements or Non-Validated Target IP, then any remainder after reimbursement pursuant to Section 6.3.8(a) shall be retained by Syros.  If Syros is the Enforcing Party with respect to any Validated Target IP, then any remainder after reimbursement pursuant to Section 6.3.8(a) shall be allocated [**] percent ([**]%) to [**] and [**] percent ([**]%) to [**].

6.3.9    Biosimilar Applications.  Without limitation to the foregoing, and notwithstanding Section 6.4.4, in the case of a Biosimilar Application, each Party shall promptly notify the other Party in writing if it becomes  aware of the submission to a Regulatory Authority of such Biosimilar Application, including if such Party receives a notice of commercial marketing provided by the applicant for such Biosimilar Application pursuant to Section 351(l)(8)(A) of the PHSA.  If requested by Syros and permitted by Applicable Law, Incyte shall (a) seek to obtain access to the Biosimilar Application and related confidential information (including in accordance with Section 351(l)(1)(B)(iii) of the PHSA) and (b) provide copies of such Biosimilar Application and related confidential information to Syros.  As requested by Syros and permitted by Applicable Law, Incyte shall list any Program Patent(s) pursuant to Section 351(l)(1)(3)(A) or Section 351(l)(7) of the PHSA.  Incyte shall, as permitted by Applicable Law, (i) provide Syros copies of the lists, statements, and other communications exchanged with the applicant for a Biosimilar Application pursuant to Section 351(l)(3)-(5) and (7) of the PHSA, (ii) keep Syros informed of any material steps taken in the process described in Section 351(l)(3)-(5) and (7) of the PHSA, and (iii) consult with and consider in good faith any comments from Syros with respect to Incyte’s performance of the obligations of the reference product sponsor pursuant to Section 351(l)(3)-(5) and (7) of the PHSA, including the preparation of the lists, statements, and other communications described therein.

6.4       Invalidity or Unenforceability Actions.

6.4.1    Syros Existing Background Target Patents and Patents Within the Syros Platform Improvements.  As between the Parties, Syros shall have the sole right, but not the obligation, to be the Defending Party with respect to any (a) Syros Existing Background Target Patent or (b) Patent within the Syros Platform Improvements, in each case ((a) and (b)), at its sole cost and expense and using counsel of its own choice.

6.4.2    Notice.  Each Party shall promptly notify the other Party in writing of any Invalidity or Unenforceability Action with respect to any Non-Validated Target Patent or Validated Target Patent of which such Party becomes aware.

6.4.3    Non-Validated Target Program Patents.  If any Invalidity or Unenforceability Action is initiated with respect to any Non-Validated Target Patent, then the Parties shall confer in good faith and agree upon a strategy for defending such Invalidity or Unenforceability Action at Incyte’s cost and expense, including which Party will be the Defending Party and the selection of counsel for such defense.  If the Parties are unable to agree upon such matters, then Syros shall have the sole right, but not the obligation, to be the Defending Party for such Invalidity or Unenforceability Action at its sole cost and expense and using counsel of its own choice.

6.4.4    Validated Target Program Patents.  Subject to Section 6.3.4, as between the Parties, Incyte shall have the first right, but not the obligation, to be the Defending Party for any Invalidity or Unenforceability Action with respect to any Validated Target Patent, at its sole cost and expense and using counsel of its own choice.  If the Defending Party with respect to any Validated Target Patent notifies the other Party that it does not wish to be the Defending Party for such Invalidity or Unenforceability Action, or fails to defend such Invalidity or Unenforceability Action by the earlier of (a) [**] after notice of such Invalidity or Unenforceability Action is provided under Section 6.4.2 or (b) [**] prior to any final deadline under Applicable Law to defend such Invalidity or Unenforceability Action, then such other Party shall have the right, but not the obligation, to become the Defending Party for such Invalidity or Unenforceability Action, at its sole cost and expense and using counsel of its own choice.

6.4.5    Rights of the Non-Defending Party.  The non-Defending Party with respect to any Non-Validated Target Patent or Validated Target Patent shall be entitled, at its own expense, to be represented in any Invalidity or Unenforceability Action with respect to such Non-Validated Target Patent or Validated Target Patent by counsel of its own choice, and to participate in decisions regarding the appropriate course of conduct for such action, and the additional right to join and participate in such action; provided that the Defending Party shall retain control of the applicable Invalidity or Unenforceability Action; and provided, further, that in connection with any Invalidity or Unenforceability Action with respect to any Non-Validated Target Patent or Validated Target Patent, the Defending Party shall (a) keep the non-Defending Party reasonably informed of any material steps taken and provide copies of all material documents filed in connection with such action, and (b) consider in good faith any reasonable comments from the non-Defending Party.

6.4.6    Cooperation.  The Parties shall, and shall cause their respective Affiliates to, cooperate fully in any action pursuant to this Section 6.4, including, as applicable, by making the inventors, developers, applicable records and documents (including laboratory notebooks) with respect to the relevant Non-Validated Target Patent, Validated Target Patent or Patent within the Syros Platform Improvements available upon the Defending Party’s reasonable request.  Each Party shall, and shall cause its Affiliates to, assist and cooperate with the Defending Party, as such Defending Party may reasonably request from time to time, in connection with its activities set forth in this Section 6.4, including, where necessary, joining in or being named as a necessary party to such action (or furnishing a power of attorney for such purpose), providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Defending Party shall reimburse the non-Defending Party (or its Affiliate(s)) for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

6.4.7    Settlements.  The Defending Party for any Invalidity or Unenforceability Action under this Section 6.4 shall have the right to settle such action; provided that neither Party shall have the right to settle any such action with respect to any Non-Validated Target Patent or Validated Target Patent in a manner that has a material adverse effect on the rights or interests of the other Party or its Affiliates, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party or its Affiliates, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

6.5       Defense of Infringement Claims by Third Parties.

6.5.1    Notice.  Incyte shall promptly notify Syros in writing if it becomes aware that the Exploitation of any Associated Product with respect to a Validated Target pursuant to this Agreement has resulted in, or is expected to result in, any claim, suit, or proceeding by a Third Party alleging infringement of a Patent or misappropriation of another intellectual property right by either Party or its Affiliates (a “Third Party Infringement Claim”).

6.5.2    Defense of Associated Products.  Subject to Article 9, as between the Parties, each Party against which a Third Party Infringement Claim is brought shall have the right, but not the obligation, to defend and control the defense of such Third Party Infringement Claim to the extent applicable to such Party, at its sole cost and expense, and using counsel of its own choice.  The other Party may participate in the defense of any such Third Party Infringement Claim, at its sole cost and expense, and using counsel of its own choice; provided that the Party against which such Third Party Infringement Claim is brought shall continue to have the right to control the defense of such Third Party Infringement Claim, to the extent applicable to it.  Notwithstanding the foregoing, in the event that a Third Party Infringement Claim is brought against both Parties, each Party shall have the right, but not the obligation, to jointly defend and control the defense of such Third Party Infringement Claim, and the Parties shall discuss in good faith the defense of such Third Party Claim and may enter into a cost sharing arrangement with respect thereto.

6.5.3    Cooperation.  Each Party shall, and shall cause its Affiliates to, assist and cooperate with the other Party, as such other Party may reasonably request from time to time, in connection with the defense of any Third Party Infringement Claim, including, where necessary, joining in, or being named as a necessary party to, such action (or furnishing a power of attorney for such purpose), providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Party defending such Third Party Infringement Claim shall reimburse the other Party (or its Affiliate(s)) for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.  The Party defending any Third Party Infringement Claim shall (a) keep the other Party reasonably informed of all material developments in connection with such Third Party Infringement Claim; (b) provide such other Party with copies of all material pleadings filed in such action; and (c) allow such other Party reasonable opportunity to participate in the defense of such Third Party Infringement Claim.

6.6       Third Party Rights.

6.6.1    Related to the Syros Platform.

(a)        Existing License Agreements.  As between the Parties, [**] pursuant to any agreement existing as of the Effective Date to which Syros or any of its Affiliates is a party, as a result of Syros’ and its Affiliates’ use of the Syros Platform in conducting the Research Program.

(b)        Third Party Platform Rights.  As between the Parties, Syros shall have the sole right, but not the obligation, to negotiate and obtain a license or other rights from any Third Party as necessary or desirable for Syros or its Affiliates to Exploit the Syros Platform (“Third Party Platform Rights”) and shall be solely responsible for any payments owed to any such Third Party under such license with respect to such Third Party Platform Rights as a result of Syros’ and its Affiliates’ activities under the Research Program.  For clarity, this Section 6.6.1(b) is not intended, and shall not be construed, to impose on Syros any payment or other obligations with respect to securing Patent or other intellectual property rights necessary or useful for the Exploitation of any Associated Compound, Associated Product or Program Target.

6.6.2    Other Rights.  Except as otherwise set forth in Section 6.6.1, as between the Parties, Incyte shall be solely responsible for any payments owed to any Third Party with respect to the Exploitation of any (a) Validated Target, (b) Associated Compound with respect to such Validated Target or (c) Associated Product containing such Associated Compound.

ARTICLE 7 - CONFIDENTIALITY

7.1       Confidentiality Obligations.  At all times during the Term and for a period of [**] years following termination or expiration of this Agreement in its entirety, each Party shall and shall cause its Affiliates, and its and their officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to any Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement.  “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this

Agreement, whether prior to, on or after the Effective Date, including information relating to any Target or the scientific, regulatory or business affairs or other activities of either Party.  Any Confidential Information relating to the subject matter of this Agreement and disclosed prior to the Effective Date under the Confidentiality Agreement shall be deemed to have been disclosed under this Agreement.  Notwithstanding the foregoing, (a) subject to Sections 6.2.2(c)(iii) and 10.5.1(d), all Program Know-How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties, and each Party shall be deemed to be a disclosing Party and a receiving Party with respect thereto, and (b) Syros Platform Improvements shall be deemed to be the Confidential Information of Syros, and Syros shall be deemed to be the disclosing Party and Incyte shall be deemed to be the receiving Party with respect thereto.  Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 7.1 shall not apply to any information that:

7.1.1    is or hereafter becomes publicly known by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;

7.1.2    is demonstrated by documentation to have been in the receiving Party’s possession prior to disclosure by the disclosing Party; provided that the foregoing exception shall not apply with respect to any Confidential Information that is deemed to be the Confidential Information of a Party under the fourth sentence of Section 7.1, regardless of whether such Confidential Information was in the receiving Party’s possession prior to such disclosure;

7.1.3    is demonstrated by documentation to have been received by the receiving Party from a Third Party that is not bound by any obligation of confidentiality with respect to such information; or

7.1.4    is demonstrated by documentation to have been independently developed by or on behalf of the receiving Party without use of or reference to the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to any Confidential Information that is deemed to be the Confidential Information of a Party under the fourth sentence of Section 7.1, regardless of whether such Confidential Information was in the receiving Party’s possession prior to such disclosure.

Specific aspects or details of Confidential Information shall not be deemed to be publicly known or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information that is publicly known or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered publicly known or in the possession of the receiving Party merely because individual elements of such Confidential Information are publicly known or in the possession of the receiving Party unless such combination and its principles are publicly known or in the possession of the receiving Party.

7.2       Permitted Disclosures.  Notwithstanding Section 7.1, each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

7.2.1    made in response to a valid order of a court or other governmental authority of competent jurisdiction; provided, however, that (a) the receiving Party shall provide the disclosing

Party with (i) prior written notice of such proposed disclosure, (ii) a reasonable opportunity to review and comment on such proposed disclosure, (iii) a reasonable opportunity to quash such order and (iv) a reasonable opportunity to request a protective order or confidential treatment requiring that any Confidential Information that is the subject of such valid order be held in confidence; and (b) any Confidential Information so disclosed shall be limited to the information that is required to be disclosed by such valid order and shall be used only for the purposes required by such valid order.  The disclosing Party shall promptly provide any comments in a reasonable manner in order to allow the receiving Party to make, file or otherwise submit such disclosure within the periods required by such valid order, which comments shall be considered in good faith by the receiving Party;

7.2.2    in the reasonable opinion of the receiving Party’s legal counsel, required by Applicable Law, including by reason of filing with securities regulators; provided, however, that (a) the receiving Party shall provide the disclosing Party with (i) prior written notice of such proposed disclosure, (ii) a reasonable opportunity to review and comment on such proposed disclosure, (iii) a reasonable opportunity to propose redactions to any Confidential Information contained in such proposed disclosure and (iv) a reasonable opportunity to request a protective order or confidential treatment requiring that any Confidential Information that is the subject of such disclosure be held in confidence; and (b) any Confidential Information so disclosed shall be limited to the information that is required to be disclosed by Applicable Law and shall be used only for the purposes required by Applicable Law.  The disclosing Party shall promptly provide any comments in a reasonable manner in order to allow the receiving Party to make, file or otherwise submit such disclosure within the periods required by Applicable Law, which comments shall be considered in good faith by the receiving Party;

7.2.3    following the prior written consent of the disclosing Party (such consent not to be unreasonably withheld), made by or on behalf of (a) the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Non-Validated Target Patent or Validated Target Patent or (b) Syros to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent with respect to the Syros Platform Improvements, in each case in accordance with Article 6;  provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

7.2.4    in connection with a filing, or other communication with, a Regulatory Authority related to obtaining or maintaining Regulatory Approval for an Associated Product with respect to a Validated Target; provided that such Associated Product is, at the time of such disclosure, being Developed or Commercialized under and in accordance with the terms of this Agreement; and provided, further, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

7.2.5    made by or on behalf of the receiving Party to subcontractors or service providers engaged in connection with this Agreement; provided,  however, that any Person to which the terms of this Agreement are disclosed shall be subject to commercially reasonable written obligations of confidentiality and non-use with respect to such information;

7.2.6    made by or on behalf of the receiving Party to actual or bona fide potential investors, acquirers or Sublicensees; provided,  however, that any Person to which the terms of this Agreement are disclosed shall be subject to commercially reasonable written obligations of confidentiality and non-use with respect to such information; or

7.2.7    made by or on behalf of Syros as the receiving Party to [**], as reasonably necessary to comply with the terms and conditions of the [**];  provided,  however, that [**] shall be subject to commercially reasonable written obligations of confidentiality and non-use with respect to such information as set forth in the [**] with respect to confidential information of Syros.

7.3       Disclosure of Terms of this Agreement.

7.3.1    In General.  Notwithstanding the foregoing, without the consent of the other Party, the terms of this Agreement may be disclosed by (a) either Party to actual or bona fide potential investors, acquirers, partners or other Third Party transactional parties, including licensees and sublicensees (and to their bankers, lawyers and accountants) as may be necessary in connection with the evaluation of such potential or actual investment, acquisition or partnership; and (b) by Syros to any Third Party licensor with respect to any Know-How, Patents or other intellectual property rights that (i) may be used or practiced by Syros in carrying out the activities under the Research Plan (including any Third Party licensor with respect to aspects of the Syros Platform or any Syros Platform Improvements) or (ii) are optioned or licensed by Syros to Incyte under this Agreement, in the case of this clause (b), to the extent reasonably necessary to comply with the terms and conditions of an agreement between Syros and such Third Party licensor (and otherwise redacted);  provided,  however, that, in each case ((a) and (b)), any Person to which the terms of this Agreement are disclosed shall be subject to commercially reasonable written obligations of confidentiality and non-use with respect to such terms.

7.3.2    Required by Applicable Law.  Without limitation to the foregoing, each Party acknowledges and agrees that the other Party may submit this Agreement (including for clarity, the Exhibits and Schedules hereto) to the United States Securities and Exchange Commission (the “SEC”) or any other securities exchange if and as required by Applicable Law or the rules of any such securities exchange.  If a Party intends to submit this Agreement to the SEC or any other securities exchange, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement, and to comply with the terms of this Section 7.3.2.  The Party seeking to make such disclosure in a filing with or other submission to the SEC, any other securities exchange or other regulatory or Governmental Authority shall (i) provide copies of the proposed disclosure to the other Party reasonably in advance of such filing or submission (as practicable under the circumstances), and (ii) provide the notified Party an opportunity to comment upon or request confidential treatment for such disclosure.  If such other Party provides comments within the reasonably in advance of the filing or submission date, the Party seeking to make such disclosure or its counsel, as the case may be, shall in good faith consider such comments, provided that in all events the Party seeking to make such disclosure shall have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Law.

7.4       Press Release.  Promptly after the Effective Date, the Parties shall coordinate the issuance of the mutually agreed press release(s) attached hereto as Schedule 7.4.  Except as expressly provided herein, or as otherwise required by Applicable Law, neither Party shall issue any other public announcement, press release, or other public disclosure regarding the terms of this Agreement or its subject matter relating to the Research Program without the other Party’s prior written consent.  Notwithstanding the foregoing, Syros shall be permitted to disclose the receipt of milestone payments under this Agreement and the corresponding milestone events.

7.5       Return or Destruction of Confidential Information.  Upon the effective date of termination of this Agreement for any reason, following the written request of the disclosing Party, the receiving Party shall, at the receiving Party’s election, either: (a) promptly destroy all copies of the disclosing Party’s Confidential Information in the possession or control of the receiving Party and confirm such destruction in writing to the disclosing Party or (b) promptly deliver to the disclosing Party, at the receiving Party’s sole cost and expense, all copies of the disclosing Party’s Confidential Information in the possession or control of the receiving Party.  Notwithstanding the foregoing, the receiving Party shall be permitted to retain (i) such Confidential Information to the extent (A) necessary or useful for purposes of performing any continuing obligations or exercising any ongoing licenses or rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes or (B) such Confidential Information is also the Confidential Information of the receiving Party; and (ii) any computer records or files containing such Confidential Information that have been created by the receiving Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with the receiving Party’s standard archiving and back-up procedures, but not for any other uses or purposes.  All retained Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 7.1.

ARTICLE 8 - REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1       Representations, Warranties and Covenants of Both Parties.  Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants to the other Party, that:

8.1.1    it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

8.1.2    the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate:  (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect and applicable to such Party;

8.1.3    this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity); and

8.1.4    neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section; and each Party covenants to inform the other Party in writing promptly if such Party or any such Person who is performing activities hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing activities hereunder.

8.2       Additional Representations and Warranties of Syros.  Syros hereby represents and warrants to Incyte that:

8.2.1    as of the Effective Date, to Syros’ knowledge, Syros has not entered into any agreements with any Third Party or any Affiliate of Syros to use the Syros Platform to screen samples obtained from subjects diagnosed with a disease or condition in the MPN Field;

8.2.2    it has the right to grant the applicable rights and licenses provided for under this Agreement and to perform the Syros activities described in the Research Plan;

8.2.3    as of the Effective Date, there are no claims or litigation pending or, to its current knowledge, threatened, against it or any of its Affiliates that would prevent Syros from using the Syros Platform to perform its activities under the Initial Research Plan; and

8.2.4    as of the Effective Date, [**] is in effect.  To its knowledge, Syros has not materially breached [**].  During the Research Term, Syros shall not (a) terminate the [**]; (b) commit any material breach of [**] that results in termination of such agreement; or (c) amend [**], in the case of this clause (c), in a manner that would materially adversely affect Syros’ performance of its activities under the Research Plan.

8.3       DISCLAIMERS.

8.3.1    NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, (A) IN THE CASE OF BOTH PARTIES, THAT THE OBJECTIVES OF THE RESEARCH PROGRAM CAN OR WILL BE ACHIEVED OR AS TO THE TIMING OR COST AND EXPENSE ASSOCIATED WITH THE ACHIEVEMENT OF ANY SUCH OBJECTIVES; (B) IN THE CASE OF INCYTE, WITH RESPECT TO WHETHER ANY ASSOCIATED PRODUCT WITH RESPECT TO A VALIDATED TARGET WILL BE APPROVED FOR COMMERCIAL SALE BY ANY APPLICABLE REGULATORY

AUTHORITIES OR AS TO THE COMMERCIAL POTENTIAL OR SUCCESS OF ANY SUCH ASSOCIATED PRODUCT; AND (C) IN THE CASE OF SYROS, THAT ANY SPECIFIED OR MINIMUM NUMBER OF PROGRAM TARGETS (INCLUDING ORIGINAL TARGETS) CAN OR WILL BE IDENTIFIED IN CONNECTION WITH THE RESEARCH PROGRAM OR WITH RESPECT TO WHETHER ANY PROGRAM TARGET WILL BE THERAPEUTICALLY RELEVANT OR USEFUL FOR THE DEVELOPMENT OR COMMERCIALIZATION OF ANY ASSOCIATED COMPOUND OR ASSOCIATED PRODUCT WITH RESPECT TO SUCH PROGRAM TARGET.

8.3.2    EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATION, WARRANTY OR COVENANT, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 9 - INDEMNITY; LIMITATIONS OF LIABILITY; INSURANCE

9.1       Indemnification by Incyte.  Incyte shall indemnify Syros, its Affiliates and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) to the extent arising from or occurring as a result of (a) the breach by Incyte of this Agreement; (b) the gross negligence or willful misconduct on the part of Incyte or its Affiliates, or its or their (sub)licensees, or its or their respective directors, officers, employees or agents in connection with this Agreement; or (c) the Exploitation by or on behalf of Incyte or any of its Affiliates, or its or their (sub)licensees, of any (i) compound or product (including any Associated Compound or Associated Product) with respect to any Program Target or (ii) Program Target; except, in each case ((a) - (c)), for those Losses for which Syros has an obligation to indemnify Incyte pursuant to Section 9.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

9.2       Indemnification by Syros.  Syros shall indemnify Incyte, its Affiliates and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of (a) the breach by Syros of this Agreement; (b) the gross negligence or willful misconduct on the part of Syros or its Affiliates or its or their respective directors, officers, employees or agents in connection with this Agreement; or (c) such Third Party Claims alleging the infringement or misappropriation of any intellectual property rights of such Third Party arising from or occurring as a  result of Syros’ use of the Syros Platform to perform its activities under the Research Plan, except, in each case ((a) - (c)), for those Losses for which Incyte has an obligation to indemnify Syros pursuant to Section 9.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

9.3       Notice of Claims.  All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party (the “Indemnified Party”).  The Indemnified Party shall give the other Party (the “Indemnifying Party”) written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 9 within [**] after receipt by such Indemnified Party of actual notice of the Third Party Claim; provided that failure to give such notification shall not affect the indemnification provided under Section 9.1 or Section 9.2, as applicable, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.  Each Indemnification Claim Notice shall include (a) a description in reasonable detail of the Third Party Claim and the nature and amount of the Loss (to the extent that the nature and amount of such Loss is known at the time) and (b) copies of all papers and official documents received in respect of such Third Party Claim and Loss.

9.4       Control of Defense.

9.4.1    In General.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [**] after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party.  In the event that the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the Indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 9.4.2, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the analysis, defense or settlement of such Third Party Claim unless specifically requested in writing by the Indemnifying Party.  So long as the Indemnifying Party maintains control of the defense of such Third Party Claim, the Indemnifying Party shall keep the Indemnified Party timely apprised of the status of the Third Party Claim.  If it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against any Third Party Claim (in part or in its entirety), then the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim, to the extent that the Indemnifying Party did not have such obligation.

9.4.2    Right to Participate in Defense.  Without limiting Section 9.4.1, the Indemnified Party shall be entitled to participate in, but not control, the defense of any Third Party Claim and to retain counsel of its choice for such purpose; provided, however, that such retention shall be at the Indemnified Party’s own cost and expense unless (a) the retention thereof, and the Indemnifying Party’s responsibility for the costs and expenses associated therewith, have been specifically authorized by the Indemnifying Party in writing; (b) the Indemnifying Party has failed to assume the defense and retain counsel in accordance with Section 9.4.1 or, after assuming the defense of such Third Party Claim, fails to diligently prosecute the defense thereof (in which case the Indemnified Party shall control the defense); or (c) the interests of the indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both the indemnitee and the Indemnifying Party under Applicable Law, ethical rules or equitable principles.

9.4.3    Settlement.  With respect to any monetary Losses relating to a Third Party Claim, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, at its own cost and expense, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate; provided that such settlement shall not result in the Indemnified Party’s becoming subject to injunctive or other non-monetary relief materially adversely affecting the business of the Indemnified Party.  For any other settlement, the Indemnifying Party shall have the right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss only if it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).  If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, then the Indemnified Party may defend against such Third Party Claim at the Indemnifying Party’s cost and expense; provided that the Indemnified Party shall have the right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss only if it obtains the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

9.4.4    Cooperation.  Regardless of whether the Indemnifying Party chooses to defend any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith, including in order to permit the Indemnifying Party to decide whether to assume the defense of a Third Party Claim.  Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are relevant to such Third Party Claim, and making the Indemnified Party and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that where the Indemnifying Party has assumed the defense of the applicable Third Party Claim the Indemnifying Party shall reimburse the Indemnified Party for all of its reasonable out-of-pocket expenses in connection therewith.

9.4.5    Expenses.  Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event that the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

9.5       LIMITATIONS OF LIABILITY.

9.5.1    SPECIAL, INDIRECT, AND OTHER LOSSES.  EXCEPT (A) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY; (B) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7; (C) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 6.1.2,  SECTION 6.1.3 OR SECTION 2.14; (D) SYROS’ BREACH OF ITS OBLIGATIONS UNDER SECTION 3.5; (E) INCYTE’S BREACH OF ITS OBLIGATIONS UNDER SECTION 3.6 OR SECTION 10.5.1(G); AND (F) WITH RESPECT TO LOSSES IN CONNECTION WITH THIRD PARTY CLAIMS THAT ARE SUBJECT TO EACH PARTY’S RESPECTIVE INDEMNITY OBLIGATIONS UNDER SECTION 9.1 OR SECTION 9.2, NEITHER PARTY, NOR ANY OF ITS AFFILIATES, SHALL BE LIABLE UNDER THIS AGREEMENT IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, OR FOR LOSS OF PROFITS (EVEN IF DEEMED DIRECT DAMAGES) SUFFERED BY THE OTHER PARTY.

9.5.2    GENERAL LIMITATION.  EXCEPT FOR (A) LOSSES (AS DEFINED IN THIS AGREEMENT) ARISING OUT OF (I) A BREACH OF SYROS’ CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7 OR SYROS’ OBLIGATIONS UNDER SECTION 3.5,  SECTION 6.1.2,  SECTION 6.1.3 OR SECTION 2.14.2 OR (II) THE WILLFUL MISCONDUCT OR FRAUD OF SYROS; AND (B) SYROS’ INDEMNITY OBLIGATIONS UNDER SECTION 9.2, IN NO EVENT SHALL SYROS OR ITS AFFILIATES’ TOTAL AGGREGATE LIABILITY TO INCYTE AND ITS AFFILIATES FOR ANY LOSSES (AS DEFINED IN THIS AGREEMENT) UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED TEN MILLION DOLLARS ($10,000,000).

9.6       Insurance.  Each Party shall have and maintain such types and amounts of insurance covering its activities under this Agreement as is (a) normal and customary in the pharmaceutical industry generally for parties similarly situated and (b) otherwise required by Applicable Law.  Upon request by the other Party, each Party shall provide to the other Party evidence of its insurance coverage.  If such insurance is on a claims-made (rather than occurrence basis), then such Party shall continue to maintain such insurance (i) in the case of Syros, for a period of five (5) years after the expiration of termination of the Research Term and (ii) in the case of Incyte, for a period of five (5) years after the expiration or termination of this Agreement in its entirety or, in the event that Incyte has caused any Associated Compound or Associated Product to be used in humans (including human clinical trials or following Regulatory Approval of such Associated Product), any longer period that corresponds to the statute of limitations for product liability claims in applicable countries.  Notwithstanding the foregoing, either Party may self-insure in whole or in part the insurance requirements described above as follows: (A) in the case of Syros, at any time after either (1) a Change of Control of Syros in which the ultimate parent of Syros or the surviving entity following such Change of Control has a market capitalization that exceeds [**] Dollars ($[**]) or (2) the date on which Syros’ market capitalization first exceeds [**] Dollars ($[**]); and (B) in the case of Incyte, at any time during the Term.

ARTICLE 10 - TERM AND TERMINATION

10.1     Term.  The term of this Agreement (the “Term”) commences on the Effective Date and, unless terminated earlier in accordance with its terms, shall continue until the date of expiration of the last Royalty Term for the last Royalty Product.  Following the expiration of this Agreement in its entirety, the license grants in Section 3.3.1(b) shall become fully-paid, royalty-free and irrevocable.

10.2     Termination of this Agreement in its Entirety.

10.2.1  Material Breach.  If either Party (the “Breaching Party”) has materially breached any of its obligations under this Agreement, then, in addition to any other right or remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement in its entirety by providing thirty (30) days’ ( “Notice Period”), prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate this Agreement; provided that any proposed termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, if such breach is curable but cannot be cured within the Notice Period, such longer period not to exceed [**] if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions during such [**] period).  If a Party delivers a Termination Notice under this Section 10.2.1, and the other Party disputes whether such Termination Notice was proper, or whether the relevant breach has been cured within the applicable period set forth in this Section 10.2.1, then such dispute shall be resolved in accordance with Section 11.4, and this Agreement shall remain in full force and effect until such dispute is resolved.  If, as a result of such dispute resolution process, it is determined that such Termination Notice was proper, or that such breach was not cured within the applicable period, then this Agreement shall be deemed to have been terminated as of the date on which such Termination Notice was first delivered.  On the other hand, if as a result of such dispute resolution process it is determined that such Termination Notice was improper, or that such breach was cured within the applicable period, then no termination shall have occurred and this Agreement shall remain in full force and effect.

10.2.2  Insolvency.  If either Party (a) files for protection under bankruptcy or insolvency laws; (b) makes an assignment for the benefit of creditors; (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing; (d) proposes or is a party to any dissolution or liquidation; or (e) files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within ninety (90) days of the filing thereof, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

10.2.3  By Incyte for Convenience.  Incyte may terminate this Agreement in its entirety, for any or no reason, at any time, upon sixty (60) days’ written notice to Syros.

10.2.4  By Mutual Agreement.  The Parties may terminate this Agreement in its entirety at any time by mutual written agreement.

10.2.5  Patent Challenge.

(a)        If during the Term, Incyte or any of its Affiliates challenges the validity or enforceability or actively assists any Person in challenging the validity or enforceability of: (i) (A) [**], (B) [**], (C) [**],  or (D) any foreign equivalents of any of the foregoing Patents of clauses (A) - (C); (ii) any Program Patent or (iii) any Syros Background Target Patent, in each case ((i)-(iii)), before any court, administrative agency, or regulatory body including any patent opposition, re-examination or invalidation proceeding (a “Patent Challenge”), then, to the extent permitted by Applicable Law and except as otherwise set forth in this Section 10.2.5, Syros shall have the right, in its sole discretion, to terminate this Agreement upon thirty (30) days’ prior written notice to Incyte; provided that Syros shall not have the right to terminate this Agreement if Incyte withdraws or causes to be withdrawn all such Patent Challenges within thirty (30) days after Incyte's receipt of notice from Syros under this Section 10.2.5.

(b)        If during the Term, any (sub)licensee of Incyte brings a Patent Challenge, then, to the extent permitted by Applicable Law and except as otherwise set forth in this Section 10.2.5, Syros shall have the right, in its sole discretion, to terminate this Agreement upon thirty (30) days’ prior written notice to Incyte; provided that Syros shall not have the right to terminate this Agreement if (i) the (sub)licensee withdraws or causes to be withdrawn all such Patent Challenges within thirty (30) days after Incyte's receipt of notice from Syros under this Section 10.2.5 or (ii) Incyte terminates its agreement with the (sub)licensee within thirty (30) days after Incyte's receipt of notice from Syros under this Section 10.2.5.

(c)        Notwithstanding the foregoing, nothing in this Section 10.2.5 shall: (i) prevent Incyte or any of its Affiliates or (sub)licensees from asserting any defense or counterclaim in, or responding in any other manner to, an action for infringement of intellectual property brought by Syros or any of its Affiliates against Incyte or any of its Affiliates or its or their (sub)licensees; (ii) prevent Incyte or any of its Affiliates or (sub)licensees from responding to a validly issued subpoena or discovery request; or (iii) allow Syros to terminate this Agreement if Incyte or such Affiliate or (sub)licensee asserts its rights as provided in clause (i) or (ii).

10.3     Termination of this Agreement in Relation to a Validated Target.

10.3.1  Material Breach.  Without limiting Section 10.2.1, if the Breaching Party has materially breached any of its obligations with respect to a Validated Target or any Associated Compound or Associated Product with respect thereto, then, in addition to any other right and remedy the Non-Breaching Party may have, the Non-Breaching Party may terminate this Agreement with respect to such Validated Target and all Associated Compounds and Associated Products with respect thereto by providing a Termination Notice to the Breaching Party and specifying the breach and its claim of right to terminate; provided that any proposed termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, if such breach is curable but cannot be cured within the Notice

Period, such longer period not to exceed [**] if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions during such [**] period).  If a Party delivers a Termination Notice under this Section 10.3.1, and the other Party disputes whether such Termination Notice was proper, or whether the relevant breach has been cured within the applicable period set forth in this Section 10.3.1, then such dispute shall be resolved in accordance with Section 11.4, and this Agreement shall remain in full force and effect until such dispute is resolved.  If, as a result of such dispute resolution process, it is determined that such Termination Notice was proper, or that such breach was not cured within the applicable period, then this Agreement shall be deemed to have been terminated, with respect to the applicable Validated Target and all Associated Compounds and Associated Products with respect thereto, as of the date on which such Termination Notice was first delivered.  On the other hand, if as a result of such dispute resolution process it is determined that such Termination Notice was improper, or that such breach was cured within the applicable period, then no termination shall have occurred and this Agreement shall remain in full force and effect.

10.3.2  By Incyte for Convenience.  Incyte may terminate this Agreement with respect to one or more Validated Targets and the Associated Compounds and Associated Products with respect thereto, for any or no reason, at any time, upon sixty (60) days’ written notice to Syros.

10.3.3  By Mutual Agreement.  The Parties may terminate this Agreement with respect to one or more Validated Targets and the Associated Compounds and Associated Products with respect thereto at any time by mutual written agreement.

10.4     Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Syros or Incyte are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

10.5     Consequences of Termination.

10.5.1  Termination of this Agreement in its Entirety.  In the event of a termination of this Agreement in its entirety for any reason, then, without limiting Section 10.7, the following terms and conditions shall apply as of the effective date of termination of this Agreement:

(a)        the Research Term, if then in effect, shall terminate;

(b)        any and all (i) rights and licenses granted by Syros hereunder other than the license described in Section 10.1, including any licenses granted pursuant to Section 3.3.1, and any sublicenses granted (directly or indirectly) thereunder, and (ii) unexercised Option rights, in each case ((i) and (ii)) shall automatically terminate;

(c)        Incyte shall, and does hereby, and shall cause its Affiliates and its and their (sub)licensees to, effective as of the effective date of termination, assign to Syros all right, title and interest in and to all Program Know-How, and:

(i)         as of such effective date of termination, all rights of Incyte relating to such assigned Program Know-How as provided in Sections 6.2 and 6.3 shall terminate,

(ii)       as of such effective date of termination, all Program Patents shall be deemed to (A) be Reverted Target Patents and (B) [**],

(iii)      as of such effective date of termination, all Program Data disclosed in published Reverted Target Patents shall be deemed to (A) be Reverted Target Data and (B)  [**],

(iv)       [**], and

(v)        [**];

(d)        all Program IP, [**], shall be deemed the Confidential Information of Syros and not the Confidential Information of Incyte;

(e)        Syros’ obligations under Section 3.5 shall terminate;

(f)        each Party shall, upon the written request of the other Party, return or destroy the Confidential Information of the other Party in accordance with Section 7.5;  and

(g)        Incyte covenants to Syros that Incyte shall not, and shall cause each of its Affiliates not to, directly or indirectly, (i) use any Program Data for purposes of researching, developing or commercializing any compound or product or (ii) license, authorize, appoint or otherwise enable any Third Party to conduct any of the activities set forth in clause (i), including by assigning or otherwise granting or transferring any rights to any Third Party to or under any Program Data.

10.5.2  Termination of this Agreement other than in its Entirety.  In the event of a termination of this Agreement pursuant to Section 10.3 with respect to a particular Validated Target and any and all Associated Compounds and Associated Products with respect thereto (but not in any such case in the event of any termination of this Agreement in its entirety), (a) the provisions set forth above in Section 10.5.1 shall apply solely with respect to such Validated Target and any and all Associated Compounds and Associated Products with respect to such Validated Target and (b) without limitation to the foregoing, from and after the date of the applicable termination notice, any unexercised Option rights shall automatically terminate and Incyte shall have no further right to exercise any Options with respect to any Program Target.

10.5.3  Post-Termination Payment Obligations.

(a)        Payment of Amounts Owed.  If, prior to Incyte paying Syros any amounts incurred by Syros for (i) research or development costs (in the form of FTEs or out-of-pocket costs or expenses) or (ii) noncancelable commitments, this Agreement is terminated in its entirety or with respect to any Validated Target, for any reason, then Incyte shall pay to Syros any unpaid amounts then owed within [**] of the effective date of such termination.

(b)        Refund of Certain Prepaid Research Amount.  If this Agreement is terminated in its entirety by Incyte pursuant to Section 10.2.1 (for Syros’ material breach), then provided that Incyte provides a written notice no later than [**] after the effective date of termination requesting a refund of any unexpended portion of the Prepaid Research Amount, Syros shall refund to Incyte within [**] after the later of the date of such notice or the effective date of such termination any portion of the Prepaid Research Amount for which Syros has not yet incurred research or development costs (in the form of FTEs or out-of-pocket costs or expenses) as of the effective date of such termination or made documented noncancelable commitments as of the effective date of such termination.

10.6     Other Remedies.  Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit any remedies that may otherwise be available in law or equity.

10.7     Accrued Rights; Surviving Obligations.  Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination, including, for clarity, any royalties or other payments owed to Syros in relation to the period prior to such termination.  Such termination shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limiting the foregoing, Sections 2.6.3(a) (with respect to any costs or expenses incurred prior to the effective date of termination), 2.6.3(c)(ii) (solely with respect to those amounts agreed to and incurred prior to the effective date of termination), 2.6.3(d) (with respect to any overspend incurred prior to the effective date of termination), 2.6.3(e) (with respect to any Permitted Overrun Costs incurred prior to the effective date of termination), 2.7.7 (with respect to any costs or expenses incurred or non-cancelable commitments made prior to the effective date of termination), 2.8.5(b)(iii) (second, third and fourth sentences; with respect to any costs or expenses incurred prior to the effective date of termination), 2.9(b) (with respect to any costs or expenses incurred prior to the effective date of termination), 2.11 (for the period set forth therein), 2.12.2 (penultimate sentence), 3.3.4, 5.1 (with respect to any amounts that remain unpaid as of the effective date of termination), 5.2 (with respect to any shares that remain unpurchased as of the effective date of termination), 5.3.1 (with respect to each

Definitive Research Target designated prior to the effective date of termination), 5.3.2 (with respect to each Program Target that becomes a Validated Target prior to the effective date of termination), 5.4 (with respect to any Development Milestone Events achieved thereunder prior to the effective date of termination), 5.5 (with respect to any Sales Milestone Events achieved thereunder prior to the effective date of termination), 5.6.1 (with respect to Net Sales for the period prior to the effective date of termination), 5.6.2 (for purposes of calculating surviving royalties under Section 5.6.1), 5.6.3 (with respect to Net Sales for the period prior to the effective date of termination), 5.7 through 5.9, 5.10 (for the periods set forth therein), 5.11 (for the periods set forth in Section 5.10), 6.1.1, 6.1.2, 6.1.4, 6.1.5, 6.1.6, 6.2.1, 6.2.2(c)(iii), 6.2.6 (with respect to Syros Platform Improvements), 6.2.8, 6.3.1, 6.3.6 (with respect to Syros Platform Improvements), 6.3.7 (to the extent relating to Syros Platform Improvements), 6.3.8 (to the extent relating to Syros Platform Improvements), 6.4.1, 6.4.6 (with respect to Syros Platform Improvements), 6.4.7 (with respect to Syros Platform Improvements), 6.6.1(a), 6.6.2 (with respect to any amounts owed to any Third Party in connection with the applicable Exploitation prior to the effective date of termination), 7.1 (except for clause (a) of the fourth sentence, and for the period set forth therein), 7.2.1 (for the period set forth in Section 7.1), 7.2.2 (for the period set forth in Section 7.1), 7.2.3(b) (for the period set forth in Section 7.1), 7.2.6 (for the period set forth in Section 7.1), 7.2.7 (for the period set forth in Section 7.1), 7.3 (for the period set forth in Section 7.1), 7.4 (last two sentences), 7.5, 9.1 through 9.5, 9.6 (for the periods set forth therein), 10.1 (solely in the case of expiration of this Agreement, with respect to the license described therein), 10.4, 10.5, 10.6, 11.1 through 11.14, and this Section 10.7 and Article 1 (to the extent necessary to construe the other surviving provisions) of this Agreement in its entirety shall survive the termination or expiration of this Agreement for any reason.  If this Agreement is terminated pursuant to Section 10.3 with respect to a particular Validated Target and Associated Compounds and Associated Products with respect thereto (but not in any such case in the event of any termination of this Agreement in its entirety), then, following such termination, the foregoing provisions of this Agreement shall survive with respect to such Validated Target and its Associated Compounds and Associated Products, and all provisions not surviving in accordance with the foregoing shall terminate with respect to such Validated Target and its Associated Compounds and Associated Products (but, for the avoidance of doubt, all provisions of this Agreement shall remain in effect for purposes other than with respect to the terminated Validated Target(s) and Associated Compounds and Associated Products with respect thereto).

ARTICLE 11 - MISCELLANEOUS

11.1     Force Majeure.  Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement).  The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other

Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

11.2     Assignment.

11.2.1  Neither Party may assign its rights or, except as provided in Section 3.3.3(a), delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that either Party shall have the right, without such consent (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates and (b) assign its rights and delegate its obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates, including, in the case of Syros, to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) of the Syros Platform used in connection with the Research Plan; provided that (i) such Party shall provide written notice to the other Party within [**] after such assignment or delegation, (ii) such successor in interest shall assume in writing all of such Party’s obligations under this Agreement and shall deliver a copy of such written assumption to the other Party, and (iii) with respect to Syros, such successor in interest to which this Agreement is assigned or one or more  Affiliates of such successor in interest (which Affiliate may be Syros in the event that Syros survives as an Affiliate of such successor in interest) [**] by such successor in interest or its Affiliate until the expiration of the last to expire Option, and (B) in Section 3.3.1(b),  [**].  For the avoidance of doubt, such successor in interest or its Affiliate shall have right [**] described in the foregoing clause (iii); provided that such successor in interest or its Affiliate [**] Incyte hereunder.  Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement.  All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party.  Any attempted assignment or delegation in violation of this Section 11.2.1 shall be void and of no effect.

11.2.2  Whether or not this Agreement is assigned pursuant to Section 11.2.1, the Parties agree as follows:  (a) the rights to information, materials, Patents, Know-How or other intellectual property rights: (i) controlled by a Third Party permitted assignee of a Party or any of its Affiliates that were controlled by such assignee or any of its Affiliates (and not such Party) immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party); or (ii) controlled by any successor-in-interest of a Party as a result of a Change of Control or any Person that becomes an Affiliate of a Party through any Change of Control of such Party, that were controlled by such successor or Person (and not such Party) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such

Party or its other Affiliates to, or for the benefit of, such Person), in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement; and (b) in the event of any assignment of this Agreement by Syros or any Change of Control of Syros, for purposes of this Agreement the “Syros Platform” shall be limited to the Syros Platform as existing immediately prior to such assignment or Change of Control and, for clarity, shall exclude any other platform or any platform improvements, including instruments, analytical methods, algorithms, procedures, reagents, techniques and software controlled by (1) a Third Party permitted assignee of Syros or any of its Affiliates or (2) any successor-in-interest of Syros as a result of a Change of Control or any Person that becomes an Affiliate of Syros through any Change of Control of Syros.

11.3     Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement shall not be materially and adversely affected thereby, then (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of Applicable Law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

11.4     Dispute Resolution.

11.4.1  Referral to Senior Executives.  Except as provided in Section 2.4.3 or 11.8, if a dispute arises between the Parties in connection with or relating to this Agreement, or any document or instrument delivered in connection herewith (collectively, a “Dispute”), then either Party shall have the right to refer such Dispute to the Senior Executives for attempted resolution by good faith negotiations during a period of [**] (the “Executive Resolution Period”).

11.4.2  Resolution.  Any final decision mutually agreed to by the Senior Executives shall be conclusive and binding on the Parties.  If the Senior Executives are unable to resolve any such Dispute within the Officer Resolution Period, then, either Party shall be free commence litigation in accordance with Section 11.5.

11.5     Governing Law, Jurisdiction, Venue and Service.

11.5.1  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

11.5.2  Jurisdiction.  The Parties hereby irrevocably and unconditionally consent to the jurisdiction of the State and Federal courts in the State of Delaware for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties irrevocably and unconditionally waive their right to a jury trial.

11.5.3  Venue.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.5.4  Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 11.6 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

11.6     Notices.

11.6.1  Notice Requirements.

(a)        Subject to Section 11.6.1(b), any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or by internationally recognized overnight delivery service that maintains records of delivery, addressed to a Party at its address specified in Section 11.6.2, or to such other address as such Party may have provided to the other Party in accordance with this Section 11.6.  Such notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  This Section 11.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

(b)        Notwithstanding Section 11.6.1(a), any notice by Incyte designating Preliminary Target(s), Initial Research Target(s), Definitive Research Target(s), Extended Research Target(s) or Validated Target(s) shall be electronically mailed to Syros’ Alliance Manager, with a printed copy of such electronic mail delivered to Syros’ Chief Business Officer, in accordance with Section 11.6.1(a), at the address provided in Section 11.6.2.  Such notice shall be deemed to have been given as of the date that the applicable electronic mail is received by Syros’ Alliance Manager.

11.6.2  Addresses for Notice.

If to Syros, to:

Syros Pharmaceuticals, Inc.

620 Memorial Drive

Suite 300

Cambridge, MA 02139

Attention: Chief Business Officer

With copy to:

Syros Pharmaceuticals, Inc.

620 Memorial Drive

Suite 300

Cambridge, MA 02139

Attention: Chief Legal Officer

If to Incyte, to:

Incyte Corporation

1801 Augustine Cut-Off

Wilmington, DE 19803

Attention:  CEO

With copy to:

Incyte Corporation

1801 Augustine Cut-Off

Wilmington, DE 19803

Attention: General Counsel

11.7     Entire Agreement; Amendments.  This Agreement, together with the Stock Purchase Agreement, sets forth and constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto, are superseded hereby; provided that the Confidentiality Agreement is superseded only with respect to the subject matter of this Agreement and information exchanged by the Parties prior to the Effective Date in connection with discussions or negotiations pertaining to this Agreement (which information shall constitute Confidential Information under this Agreement pursuant to Section 7.1 to the same extent as if disclosed or generated hereunder), and in other respects the Confidentiality Agreement shall remain in effect in accordance with the terms thereof.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release or discharge with respect to this Agreement (or the Research Plan hereunder) shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

11.8     Equitable Relief.  Each Party acknowledges and agrees that the restrictions set forth in Section 2.14,  Sections 3.5 through 3.7,  Section 10.5.1(g),  Article 6 and Article 7 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Articles may result in irreparable injury to such other Party for which there may be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of such Articles the non-breaching Party shall be authorized and entitled to seek injunctive relief from any court of competent jurisdiction, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.  Nothing in this Section 11.8 is intended or shall be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

11.9     Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party hereto of any right under this Agreement, or of the failure to perform or of a breach by the other Party, shall not be deemed a waiver of any other right under this Agreement or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.10   No Benefit to Third Parties.  Except as provided in Article 9, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

11.11   Further Assurance.  Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.12   Relationship of the Parties.  It is expressly agreed that Syros, on the one hand, and Incyte, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.  Neither Syros, on the one hand, nor Incyte, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so.  All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

11.13   References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; and (c) references in this Agreement to any agreement, instrument or other document refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

11.14   Construction.  Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (“and/or”).  As used herein, the term “compound” is intended to include both small molecules and biologics, as applicable.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The terms “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.  When used to describe activities in Section 2.14.1 and Section 3.6 hereunder, the phrase  “in connection with this Agreement”  means in connection with the conduct of any activities (a) relying on or using any Syros Confidential Information or Program Know-How, (b) under the Research Plan (c) supporting a program initiated under the Research Plan or (d) enabled under the license granted to Incyte in Section 3.3.1(a).

11.15   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile, PDF format via electronic mail or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties and shall be effective as of the Effective Date.

Syros Pharmaceuticals, Inc.

By:	/s/ Nancy Simonian

Name:	Nancy Simonian, M.D.

Title:	Chief Executive Officer

Date:	January 8, 2018

Incyte Corporation

By:	/s/ Hervé Hoppenot

Name:	Hervé Hoppenot

Title:	President & CEO

Date:	January 8, 2018

Signature Page to Target Discovery, Research Collaboration and Option Agreement

Schedule 1.85

Initial Research Plan

Capitalized terms used without definition in this Initial Research Plan have the meanings provided in the Agreement.

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 5 pages were omitted. [**]

Schedule 3.1.5

Validated Targets

This Schedule 3.1.5 will be amended by the Parties on or after the date on which any Initial Research Target, Definitive Research Target or Extended Research Target becomes a Validated Target pursuant to Section 3.1.

Schedule 7.4

Press Release

For Immediate Release

Incyte and Syros Announce Global Target Discovery and Validation Collaboration Focused on Myeloproliferative Neoplasms

WILMINGTON, Del. AND CAMBRIDGE, Mass. January 8, 2018 – Incyte Corporation (NASDAQ:INCY) and Syros Pharmaceuticals, Inc. (NASDAQ:SYRS) announced today that the companies have entered into a target discovery, research collaboration and option agreement. Under the agreement, Syros will use its proprietary gene control platform to identify novel therapeutic targets with a focus in myeloproliferative neoplasms (MPNs), and Incyte will receive options to obtain exclusive worldwide rights to intellectual property resulting from the collaboration for up to seven validated targets. Incyte will have exclusive worldwide rights to develop and commercialize any therapies under the collaboration that modulate those validated targets.

“The discovery and development of novel therapeutic approaches to treat MPNs is an important area of focus at Incyte,” said Reid Huber, Ph.D., Chief Scientific Officer of Incyte. “Through this collaboration, we believe that Syros’ gene control platform will allow us to advance our understanding of the underlying biology of MPNs and potentially uncover new molecular targets for drug discovery.”

“Our gene control platform has broad applicability across diseases,” said Nancy Simonian, M.D., Chief Executive Officer of Syros. “By working with Incyte, a leader in the discovery, development and commercialization of therapies for MPNs, we aim to leverage the promise of our platform to benefit patients with diseases beyond our current areas of focus. Meanwhile, we can continue advancing our own pipeline to achieve our long-term goal of building a fully integrated company with therapies that make a profound difference for patients.”

Terms of the Agreement

Under the terms of the agreement, Incyte will pay Syros $10 million upfront, including $2.5 million in cash and $7.5 million in prepaid R&D, and purchase a total of $10 million in Syros common stock at $12.61 per share.

Should Incyte exercise all of its options under the agreement, Syros could receive up to $54 million from Incyte in target selection and option exercise fees. For products resulting from the collaboration against each of the up to seven selected and validated targets, Syros could receive up to $50 million in development and regulatory milestones, as well as up to $65 million in commercial milestones. Syros would also be eligible to receive low single-digit royalties on sales of products resulting from the collaboration.

The transaction is effective immediately.

About Incyte Corporation

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary therapeutics. For additional information on Incyte, please visit the Company’s website at www.incyte.com.

Follow @Incyte on Twitter at https://twitter.com/Incyte.

About Syros Pharmaceuticals

Syros is pioneering the understanding of the non-coding region of the genome to advance a new wave of medicines that control expression of genes. Syros has built a proprietary platform that is designed to systematically and efficiently analyze this unexploited region of DNA in human disease tissue to identify and drug novel targets linked to genomically defined patient populations. Because gene expression is fundamental to the function of all cells, Syros’ gene control platform has broad potential to create medicines that achieve profound and durable benefit across a range of diseases. Syros is currently focused on cancer and monogenic diseases and is advancing a growing pipeline of gene control medicines. Syros’ lead drug candidates are SY-1425, a selective RARα agonist in a Phase 2 clinical trial for genomically defined subsets of patients with acute myeloid leukemia and myelodysplastic syndrome, and SY-1365, a selective CDK7 inhibitor in a Phase 1 clinical trial for patients with advanced solid tumors. Led by a team with deep experience in drug discovery, development and commercialization, Syros is located in Cambridge, Mass.

Forward-looking Statements

Except for the historical information set forth herein, the matters set forth in this press release contain predictions, estimates and other forward-looking statements, including without limitation statements regarding: whether the collaboration will yield any validated targets, advance the understanding of MPNs or benefit patients; whether Incyte will exercise any of its options to exclusively license any such targets; and whether and when any of the target validation fee, options exercise fees, milestone payments or royalties under this collaboration will ever be paid by Incyte. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: research and development efforts related to the collaboration programs; the possibility that results of clinical trials may be unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; other market or economic factors; unanticipated delays; each company’s ability to compete against parties with greater financial or other resources; greater than expected expenses; and such other risks detailed from time to time in each company’s reports filed with the Securities and Exchange Commission, including the Form 10-Q for the quarter ended September 30, 2017 filed by each company. Each party disclaims any intent or obligation to update these forward-looking statements.

# # #

Incyte Contacts:
Media	Investors
Catalina Loveman	Michael Booth, DPhil
+1 302 498 6171	+1 302 498 5914
cloveman@incyte.com	mbooth@incyte.com

Syros Contacts:
Media	Investors
Naomi Aoki	Hannah Deresiewicz
+1 617 283 4298	+1 212 362 1200
naoki@syros.com	hannahd@sternir.com